As filed with the U.S. Securities and Exchange Commission on October 2, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pyrostone Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Cayman Islands	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17/F, 83 Wan Chai Road

Wan Chai
Hong Kong
+852-2811 1876
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong Telephone: +1 310-728-5129	Megan J. Penick, Esq. Jia Song, Esq. Dorsey & Whitney LLP 51 West, 52nd Street New York New York 10019 Telephone: +1 (212) 415-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated October 2, 2025

Pyrostone Holdings Limited

1,500,000 Class A Ordinary Shares

This is the initial public offering of Pyrostone Holdings Limited. Prior to this Offering, there has been no public market for our Class A Ordinary Shares. It is currently estimated that the initial public offering price per share will be US$4.00. We intend to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “PYST”. However, there is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this Offering will not be completed.

Immediately after this Offering, assuming an offering size as set forth above, Mr. Chun Fai NG and Dr. Wai Kin Alan LEE will, through their wholly owned entity Goodfriends Holdings Limited, own approximately 66.44% of our outstanding Class A Ordinary Shares (or 65.89% of our outstanding Class A Ordinary Shares if the underwriter’s option to purchase additional shares is exercised in full) and 2,500,000 Class B Ordinary Shares, representing 88.23% of the aggregate total voting power of our total issued and outstanding share capital. As a result, our Company is expected to be a “controlled company” within the meaning of rule 5615(c) of Nasdaq Stock Market LLC (“Nasdaq Listing Rules”). See section titled “Prospectus Summary — Implications of Being a Controlled Company”.

Upon completion of this Offering, our Company will have a dual-class ordinary share structure. Our Ordinary Shares will be divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of our Company. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares. See “Description of Share Capital and Memorandum and Articles of Association — Our Memorandum and Articles — Ordinary Shares” for more details regarding our Class A Ordinary Shares and Class B Ordinary Shares.

As a result of the dual-class share and separate voting rights structure and the concentration of ownership, Mr. Chun Fai NG and Dr. Wai Kin Alan LEE will hold considerable influence over corporate matters requiring shareholder approval and will independently control the operations of our Company, including without limitation, electing directors, amendment of organizational documents, approving major corporate transactions such as a change in control, material mergers, consolidation acquisitions or other business combination or sale of assets transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

As of the date of this prospectus, 25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares were issued and outstanding. A shareholder must keep more than 1,887,500 Class B Ordinary Shares to control 50% of the voting right of our Company and control the outcome of matters submitted to shareholders for approval. Our Company will issue 1,500,000 Class A Ordinary Shares in this Offering. Subsequent to the Offering, 27,000,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares will be issued and outstanding. A shareholder must keep more than 1,925,000 Class B Ordinary Shares after the Offering to control 50% of the voting right of our Company and control the outcome of matters submitted to shareholders for approval.

Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares (including Class B Ordinary Shares) to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where the Shares are fully paid, by or on behalf of that shareholder; and where the Shares are partly paid, by or on behalf of that shareholder and the transferee. Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien. There is no restriction for potential future issuances of Class B Ordinary Shares. If such occurred, Class A shareholders’ shareholding will be diluted. There is no sunset provisions to limit the lifespan of the Class B Ordinary Shares and death of a Class B shareholder or intra-family transfers of Class B Ordinary Shares would not require conversion of the Class B Ordinary Shares.

Investing in the Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See section titled “Risk Factors” beginning on page 20 of this prospectus.

Our Company is both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”” for additional information.

Our Company is a Cayman Islands holding company with no operations of its own. We are not a mainland Chinese operating company. We conduct our operation in Hong Kong through our Operating Subsidiary, Ravia Global Appraisal Advisory Limited. Investors are cautioned that you are not buying shares of a Hong Kong-based operating company but instead are buying shares of a Cayman Islands holding company with operations conducted by our Operating Subsidiary in Hong Kong. The Class A Ordinary Shares offered in this Offering are shares of our Company, the Cayman Islands holding company, instead of shares of our Operating Subsidiary. Investors in this Offering will not directly hold equity interests in our Operating Subsidiary.

All of our operations are conducted by our Operating Subsidiary in Hong Kong, which is a special administrative region of the PRC. We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned Operating Subsidiary, and Hong Kong is a Special Administrative Region of the PRC, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for further details.

We may be subject to unique risks due to uncertainty of the interpretation and the application of PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard. Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;

●	could significantly limit or completely hinder our ability to continue our operations;

●	could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong Operating Subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. See “Risk Factors — Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” for further information.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, the Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares.

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or its subsidiaries or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no operations in mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have regulations similar to those of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have regulations similar to the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, revaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

We also may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by the then President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A Ordinary Shares may be prohibited from trading or delisted. The delisting or the cessation of trading of our Class A Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, SRCO Professional Corporation Chartered Professional Accountants is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is making regular inspections, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by auditors headquartered in such locations would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

The lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Richmond Hill, Canada, and has been inspected by the PCAOB on a regular basis with the last inspection in 2023. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons stated above.

Our Company is a holding company with no operations of its own. We conduct our operation in Hong Kong through our Operating Subsidiary, Ravia Global Appraisal Advisory Limited. Our Company relies on dividends or payments to be paid by our Operating Subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses.

Our Company is permitted under the laws of the Cayman Islands to provide funding to our Operating Subsidiary in Hong Kong through loans and/or capital contributions without restrictions on the amount of the funds. Our Operating Subsidiary is also permitted under the laws of Hong Kong to provide funding to our Company, through dividend distributions or payments, without restrictions on the amount of the funds. There are no restrictions or limitation on our ability to distribute earnings by dividends from our subsidiaries, to our Company and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the Companies Act and our Memorandum and Articles, our board of directors may, by resolution of directors, authorize and declare a dividend to shareholders at such time and in such amount as they think fit if they are satisfied, on reasonable grounds, that immediately following such distribution, our Company will be able to pay our debts as they become due in the ordinary course of business. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. There is no further Cayman Islands or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

Our Company is a Cayman Islands company, and our Operating Subsidiary is a Hong Kong company. There are no restrictions on foreign exchange and there are no limitations on the abilities of our Company to transfer cash to or from our Operating Subsidiary, or to investors under Hong Kong law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between our Company and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions and limitations to distribute earnings from our business and subsidiaries to our Company and U.S. investors and amounts owed. Since the only transfer of cash among our Company and our Operating Subsidiary were in the form of dividends and there are no limitations on the abilities of our Company to transfer cash to or from its subsidiaries or to investors under Hong Kong law, our Company has not established cash management policies that dictate how funds are transferred.

We do not have any present plan to declare or pay any dividends on our Class A or Class B Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

		Per Class A Ordinary Share		Total(4)
Offering price(1)	US$		US$
Underwriting discounts(2)	US$		US$
Proceeds to the company before expenses(3)	US$		US$

(1)	Offering price per share is assumed at US$4.00.

(2)	We have agreed to pay the underwriters a discount equal to 7.0% of the gross proceeds of the Offering. For a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 116.
(3)	Excludes fees and expenses payable to the underwriters.
(4)	Assumes that the underwriters do not exercise any portion of their over-allotment option.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Offering is being conducted on a firm commitment basis. We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 225,000 additional Class A Ordinary Shares from us at the offering price, less underwriting discounts, within 45 days after the closing of this Offering to cover over-allotments, if any. If the underwriters exercise the option in full, assuming the offering price per share is US$4.00, the total underwriting discounts payable will be US$483,000 and the total proceeds to us, before expenses, will be US$6,417,000.

We expect our total cash expenses for this Offering to be approximately US$1,180,399, including expenses payable to the underwriters for reasonable out-of-pocket expenses and non-accountable expense allowance, exclusive of the above discounts.

If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriter expects to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting” on or about [ ], 2025.

Pacific Century Securities, LLC

The date of this prospectus is       , 2025

The definitions of certain capitalized terms used in this prospectus can be found in the section titled “Prospectus Summary — Conventions Which Apply to this Prospectus” beginning on page 16 of this prospectus.

For investors outside the United States: neither we nor the underwriter have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares and the distribution of this prospectus outside the United States.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, or on any free writing prospectus, that we have authorized for use in connection with this Offering. Neither we nor the underwriter have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriter take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriter are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of the Class A Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A Ordinary Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.” In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” or “our Group” refer to our Company together with its subsidiaries.

Our Business

Our Company is an exempted company with limited liability incorporated under the laws of Cayman Islands on May 7, 2025, as a holding company. We operate in Hong Kong through our indirect wholly-owned Operating Subsidiary, Ravia Global Appraisal Advisory Limited. Our Operating Subsidiary provides (i) professional valuation services; and (ii) business advisory services to companies listed on HKSE as well as private entities. We believe that with our Operating Subsidiary’s experience in this industry, we play a pivotal role in the financial ecosystem, assisting listed companies and private entities to achieve transparency, regulatory compliance and informed strategic decision-making.

Our Operating Subsidiary’s professional valuation service offerings cover (i) tangible and intangible asset; (ii) real estate; (iii) business; (iv) financial instrument; and (v) long service payment valuation services. Our Operating Subsidiary’s business advisory service offerings cover (i) ESG; (ii) internal control review; (iii) market research; and (iv) secondary review services. For the fiscal years ended March 31, 2025 and 2024, our professional valuation services contributed a total revenue of approximately US$1.8 million and US$2.0 million, respectively while our business advisory services contributed a total revenue of approximately US$0.7 million and US$0.2 million, respectively.

According to GIH, the Asia Pacific professional services market grew from approximately US$1.03 trillion in 2020 to approximately US$1.25 trillion in 2024, achieving a compound annual growth rate (CAGR) of 5.03%. The market is projected to expand at a faster CAGR of 6.56% from 2024 to 2030, reaching an estimated value of approximately US$1.84 trillion by 2030. According to GIH, this growth is driven by several key factors, including the robust economic growth experienced by many Asian economies, which increases demand for professional services to support business operations, strategic guidance, and digital transformation efforts across industries. Additionally, the expansion of financial services, accounting, and legal services in countries like China, India, and Indonesia fuels demand for regulatory compliance, operational optimization, and strategic consulting services.

According to GIH, the ability to overcome entry barriers such as (i) regulatory hurdles and compliance requirements; (ii) industry experience and expertise; (iii) talent acquisition challenges; and (iv) reputable brand standing is a key determining factor for market players to remain competitive.

We face intense competition regularly. Some of our competitors may have certain advantages, including but not limited to having long operating history, better financing capabilities and well-developed technical expertise. These advantages may put them at a competitive edge as they may have abundant resources in (i) navigating the complex regulatory environment; (ii) acquiring talents who have deep domain knowledge, specialized skills, advanced qualifications, multidisciplinary expertise and a proven track record in serving customers; and (iii) adopting comprehensive marketing strategies targeting a broad customer base.

New participants with such advantages may wish to enter the industry provided that they have the appropriate skills, local experience, necessary know-how and capital. They are also in a better position to compete with us on pricing. As such, any significant increase in competition may result in lower operating margins and loss of market share, which may adversely affect our profitability and operating results.

In light of the competition we face, our growth strategies target at (i) enhancing our team of industry talents and expand our operating scale; (ii) expanding our service offerings; and (iii) enhancing our brand in the industry. We believe such strategies, if implemented effectively, will put ourselves in a better position to compete with our competitors.

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors:

●	We have a strong and diversified customer base.

●	We possess industry specific and domain knowledge with strong customer advisory and relationship management.

●	We have an experienced management team supported by industry talents.

Our Growth Strategies

We intend to pursue the following strategies to further expand our business:

●	Enhance our team of industry talents and expand our operating scale.

●	Expand our service offerings.

●	Enhance our brand in the professional valuation and business advisory services industry

Corporate History and Structure

Our Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 7, 2025, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, Ravia Global Appraisal Advisory Limited.

Ravia Global Appraisal Advisory Limited was incorporated in Hong Kong on November 19, 2014.

Ravia Holdings Limited was incorporated on May 30, 2025 under the laws of the British Virgin Islands, as an intermediate holding company.

On June 26, 2025, Ravia Holdings Limited acquired 5,000 shares and 5,000 shares, being the entire issued share capital, of Ravia Global Appraisal Advisory Limited from each of Mr. Chun Fai NG and Dr. Wai Kin Alan LEE at the consideration of HK$1 and HK$1, respectively. Subsequent to the transfers, Ravia Global Appraisal Advisory Limited became an indirect wholly-owned subsidiary of our Company.

On July 11, 2025, Goodfriends Holdings Limited entered into Sale and Purchase Agreements with Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively (collectively, the “Sale and Purchase Agreements”). Pursuant to the Sales and Purchase Agreements, Goodfriends Holdings Limited agreed to sell, and Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited agreed to acquire, 4.99%, 4.98%, 4.95%, 4.92%, 4.91% and 4.90% of the issued Class A equity interests in Pyrostone Holdings Limited, at the consideration of US$87,325, US$87,150, US$86,625, US$86,100, US$85,925 and US$85,750, respectively. On the same date, Goodfriends Holdings Limited executed the instrument of transfers whereby Goodfriends Holdings Limited have transferred 1,272,450, 1,269,900, 1,262,250, 1,254,600, 1,252,050 and 1,249,500 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively. Subsequent to the transfers, Pyrostone Holdings Limited is owned as to (i) 17,939,250 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Goodfriends Holdings Limited; and (ii) 1,272,450, 1,269,900, 1,262,250, 1,254,600, 1,252,050 and 1,249,500 Class A Ordinary Shares by Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively.

Corporate Structure

The chart below illustrates our corporate structure and identifies our subsidiaries prior to and after our Group’s initial public offering:

Chun Fai NG
Wai Kin Alan LEE
50%
50%
Goodfriends Holdings Limited
(British Virgin Islands)
Other existing shareholders
Public Shareholding
Pre-Offering:
70.35% Class A
100% Class B
Post-Offering:
66.44% Class A
100% Class B
Pre-Offering:
29.65% Class A
Post-Offering:
28.00% Class A
Pre-Offering:
0.00% Class A
Post-Offering:
5.56% Class A
Our Company
(Cayman Islands)
100%
Ravia Holdings Limited
(British Virgin Islands)
100%
Ravia Global Appraisal Advisory Limited
(Hong Kong)

(1)	As of the date of this prospectus, there are six (6) shareholders on record that have shareholdings of less than 5%

Transfers of Cash to and from our Subsidiaries

Our Company is a holding company with no operations of its own. We conduct our operation in Hong Kong through our Operating Subsidiary, Ravia Global Appraisal Advisory Limited. Our Company relies on dividends or payments to be paid by our Operating Subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses.

Our Company is permitted under the laws of the Cayman Islands to provide funding to our Operating Subsidiary in Hong Kong through loans and/or capital contributions without restrictions on the amount of the funds. Our Operating Subsidiary is also permitted under the laws of Hong Kong to provide funding to our Company, through dividend distributions or payments, without restrictions on the amount of the funds. There are no restrictions or limitation on our ability to distribute earnings by dividends from our subsidiaries, to our Company and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the Companies Act and our Memorandum and Articles, our board of directors may, by resolution of directors, authorize and declare a dividend to shareholders at such time and in such amount as they think fit if they are satisfied, on reasonable grounds, that immediately following such distribution, our Company will be able to pay our debts as they become due in the ordinary course of business. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. We did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. There is no further Cayman Islands or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

Our Company is a Cayman Islands company, and our Operating Subsidiary is a Hong Kong company. There are no restrictions on foreign exchange and there are no limitations on the abilities of our Company to transfer cash to or from our Operating Subsidiary, or to investors under Hong Kong law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between our Company and its subsidiaries, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries to our Company and U.S. investors and amounts owed. Since the only transfer of cash among our Company and our Operating Subsidiary were in the form of dividends and there are no limitations on the abilities of our Company to transfer cash to or from its subsidiaries or to investors under Hong Kong law, our Company has not established cash management policies that dictate how funds are transferred.

We do not have any present plan to declare or pay any dividends on our Class A or Class B Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. See “Risk Factors — Risks related to our Corporate Structure — We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.” on page 20, and the audited consolidated financial statements and the accompanying footnotes beginning on F-2 of this prospectus, for more information.

Risk Factors Summary

We face risks and uncertainties relating to our business and operation, including, but not limited to the following:

Risks Related to Our Corporate Structure

●	We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.

●	Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our Operating Subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Class A Ordinary Shares.

●	We may become subject to a variety of PRC laws and other obligations regarding the M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

●	Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

●	If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

●	We are a holding company whose principal source of operating cash is the income received from our Operating Subsidiary.

For a detailed description of the risks above, please refer to pages 20 to 25.

Risks Related to Our Business and Industry

●	Our revenue is mainly derived from projects which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

●	Possible adverse impact on our business as a result of loss of business reputation or negative publicity due to, among others, substandard quality of work or reports.

●	We are subject to potential exposure to professional liabilities.

●	Failure to attract new customers and/or retain existing customers could adversely affect our business, financial condition and results of operations.

●	We may be adversely affected by the losses or liabilities arising from misstatement or leakage of confidential information handled by us.

●	We may face risks of customer default on payments.

●	We may not be able to compete favorably in our highly competitive industry.

●	We may not be able to implement our business plans effectively to achieve future growth.

●	We may be exposed to risks in relation to compliance standards.
●	We may be adversely affected by changes in the laws and regulations governing our customers and the stock exchanges in which they are listed.

●	If we are unable to effectively recruit, retain and train qualified personnel, our growth strategies may be hindered and our business may be adversely affected.

●	If we fail to promote and maintain our brand effectively and cost-efficiently, our business and results of operations may be harmed.

●	We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

●	We rely on our Chairman, Chief Executive Officer and our key professional staff. The loss of key team members could affect our operations and our business may be severely disrupted.

●	We may not be adequately insured against losses and liabilities arising from our operations.

●	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the Class A Ordinary Shares.

●	We are exposed to risks of general economic downturn and deteriorating market conditions, such as Sino-U.S. trade conflicts.

●	Certain economic and business factors and their impacts on our industry and other general macroeconomic factors, including unemployment and interest rates that are largely beyond our control may adversely affect our business and results of operations.

For a detailed description of the risks above, please refer to pages 25 to 31.

Risks Related to Doing Business in Hong Kong

●	Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you. Changes in policies, regulations, rules and the enforcement of laws of the PRC can change quickly with little advance notice and our assertions and beliefs of the risks imposed by the PRC legal and regulatory system cannot be certain.

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong.

●	The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of the PRC, including Hong Kong.

For a detailed description of the risks above, please refer to pages 31 to 34.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares

●	We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

●	Our management team has limited experience managing a public company.

●	The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

●	Nasdaq may apply additional and more stringent criteria for our continued listing.

●	If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

●	Our significant shareholder has considerable influence over our corporate matters.

●	Our significant shareholder may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

●	The dual-class share structure may adversely affect the trading market for the Class A Ordinary Shares.

●	Our Company is an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

●	Our Company is a “controlled company” defined under the Nasdaq Stock Market Rules. We may elect to rely on the “controlled company” exemption under the Nasdaq listing rules in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

●	Class A Ordinary Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

●	Future sales, or the perception of future sales, by us or our shareholders in the public market following this Offering could cause the market price for our Class A Ordinary Shares to decline.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

●	Future issuances or sales, or perceived issuances or sales, of substantial amounts of Class A Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Class A Ordinary Shares and our ability to raise capital in the future.

●	We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

●	Future financing may cause a dilution in your shareholding or place restrictions on our operations.

●	There may not be an active, liquid trading market for our Class A Ordinary Shares, and we do not know if a more liquid market for our Class A Ordinary Shares will develop to provide you with adequate liquidity.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	You will experience immediate and substantial dilution.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because our Company is incorporated under Cayman Islands law.

●	It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in the Cayman Islands and Hong Kong.

●	We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.

●	Potential changes to SEC foreign private issuer rules may subject us to more stringent U.S. reporting requirements.

●	There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

●	We do not expect to pay dividends in the foreseeable future after this Offering. You must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

●	We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

For a detailed description of the risks above, please refer to pages 35 to 47.

Regulatory Development in the PRC

We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned Operating Subsidiary, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.” for further details.

We may be subject to unique risks due to uncertainty of the interpretation and the application of PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard. Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Class A Ordinary Shares;

●	could significantly limit or completely hinder our ability to continue our operations;

●	could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors; and

●	may cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong Operating Subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors. See “Risk Factors — Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” for further information.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, the Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares.

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or our subsidiaries or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no material operations in the mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have regulations similar to those of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have regulations similar to the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, revaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

We also may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by the then President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Class A Ordinary Shares may be prohibited from trading or delisted. The delisting or the cessation of trading of our Class A Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, SRCO Professional Corporation Chartered Professional Accountants, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is making regular inspections, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by auditors headquartered in such locations would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

The lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Richmond Hill, Canada, and has been inspected by the PCAOB on a regular basis with the last inspection in 2023. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons stated above.

Corporate Information

Our registered office is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands and our principal office is 17/F, 83 Wan Chai Road, Wan Chai, Hong Kong. The telephone number of our principal office is +852-2811 1876. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is https://www.raviagroup.com/. Information contained on our website does not constitute part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

As a company with less than US$1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we may take advantage of certain reduced disclosure and requirements that are otherwise applicable generally to U.S. public companies that are not emerging growth companies. These provisions include:

●	the option to include in an initial public offering registration statement only two years of audited financial statements and selected financial data and only two years of related disclosure;

●	reduced executive compensation disclosure; and

●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) in the assessment of our internal controls over financial reporting.

The JOBS Act also permits an emerging growth company, such as us, to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have not elected to “opt out” of this provision, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will have the discretion to adopt the new or revised standard at the time private companies adopt the new or revised standard and our discretion will remain until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least US$1.235 billion;

●	the last day of our fiscal year following the fifth anniversary of the closing of this Offering;

●	the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt securities; or

●	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which, among other things, would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter.

We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies.

In addition, upon closing of this Offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the Nasdaq rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances apply:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

In determining whether more than 50% of our outstanding voting securities are held by U.S. residents, we will examine the record ownership of brokers, dealers, banks, or nominees holding securities for the accounts of their customers and any beneficial ownership reports or other information available to us in the U.S. and Cayman Islands (our home jurisdiction). If more than 50% of our outstanding voting securities (i.e. sum of outstanding Class A Ordinary Shares and Class B Ordinary Shares, each counting as one share) are held by U.S. residents and any of the above three circumstances apply, we would cease to be a foreign private issuer.

Implications of Being a Controlled Company

Upon the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Mr. Chun Fai NG and Dr. Wai Kin Alan LEE will, through their wholly owned entity Goodfriends Holdings Limited, own approximately 66.44% of our outstanding Class A Ordinary Shares (or 65.89% of our outstanding Class A Ordinary Shares if the underwriter’s option to purchase additional shares is exercised in full) and 2,500,000 Class B Ordinary Shares, representing 88.23% of the aggregate total voting power of our total issued and outstanding share capital. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

We do not currently intend to rely on these exemptions, if we rely on these exemptions in the future, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See section titled “Risk Factors — Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares.”

Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers.

Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

●	“Audit Committee” refers to the audit committee of our Board of Directors;

●	“Board” or “Board of Directors” refer to the board of directors of our Company;

●	“Class A Ordinary Shares” refers to our Company’s Class A ordinary shares with par value of US$0.0001 each;

●	“Class B Ordinary Shares” refers to our Company’s Class B ordinary shares with par value of US$0.0001 each;

●	“China” or the “PRC” refers to the People’s Republic of China, including Hong Kong and Macau. For reference to specific laws and regulations adopted by the PRC, the definition of “China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong and Macau;

●	“Companies Act” refers to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

●	“Directors” refers to the directors of our Company;

●	“ESG” refers to environmental, social and governance;

●	“GEM Listing Rules” refers to The Rules Governing the Listing of Securities on GEM of the HKSE;

●	“GIH” refers to GOVEN Intelligence Holdings Limited, an independent market research agency, which is an independent third party;

●	“Government” refers to the government of Hong Kong;

●	“HKIS” refers to the Hong Kong Institute of Surveyors;

●	“HKSE” refers to The Stock Exchange of Hong Kong Limited;

●	“Hong Kong” refers to Hong Kong Special Administrative Region, People’s Republic of China;

●	“IPO” refers to initial public offering;

●	“IVS” refers to the International Valuation Standards;

●	“Main Board Listing Rules” refers to The Rules Governing the Listing of Securities on the HKSE;

●	“mainland China” refers to the mainland of the People’s Republic of China, excluding Hong Kong and Macau;

●	“Memorandum and Articles” refers to our memorandum of association and articles of association currently in effect and will continue to be effective after completion of this Offering;

●	“Nominating and Corporate Governance Committee” refers to the nominating corporate governance committee of our Board of Directors;

●	“Offering” refers to the initial public offering of our Company;

●	“Operating Subsidiary” refers to Ravia Global Appraisal Advisory Limited;

●	“our Group” or “the Group” refers to our Company and its subsidiaries;

●	“Ordinary Shares” refers to the Class A Ordinary Shares and the Class B Ordinary Shares;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“SFC” refers to the Securities and Futures Commission of Hong Kong;

●	“we”, “us”, “our Company”, “our” or “the Company” refers to Pyrostone Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and in the context of describing its operation and business, its subsidiaries;

●	“H.K. dollar”, “H.K. dollars”, or “HK$” refers to the legal currency of Hong Kong;

●	“U.S. dollar”, “U.S. dollars”, “dollars”, “USD”, “US$” or “$” refers to the legal currency of the United States.

The expressions “associated company,” “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Companies Act, as the case may be.

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless the context otherwise requires, a reference to “we,” “our,” “us,” “our Group” or the “Company” or their other grammatical variations is a reference to our Company and its subsidiaries taken as a whole.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to United States dollar(s), the legal currency of the United States of America, and all references to “HKD,” “HK$” or “Hong Kong Dollar” refer to Hong Kong dollar(s), the legal currency of Hong Kong. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD. Our Company is a holding company with operations exclusively conducted in Hong Kong through its Hong Kong operating subsidiary, whose reporting currency is Hong Kong Dollar. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from HKD to U.S. dollars and from U.S. dollars to HKD in this prospectus were calculated at US$1= HKD7.7930 for the year ended March 31, 2025 or as at March 31, 2025 and US$1=HKD7.8246 for the year ended March 31, 2024 or as at March 31, 2024. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

The Offering

Class A Ordinary Shares offered by us:	1,500,000 Class A Ordinary Shares (or 1,725,000 Class A Ordinary Shares if the underwriter exercises its option to purchase additional Class A Ordinary Shares within 45 days of the date of the closing of this Offering in full).

Offer price:	US$4.00 per Class A Ordinary Share.

Shares outstanding before this Offering:	28,000,000 Ordinary Shares, consisting of 25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares.

Shares to be outstanding immediately after this Offering:	29,500,000 Ordinary Shares, consisting of 27,000,000 Class A Ordinary Shares (or 27,225,000 Class A Ordinary Shares if the underwriter exercises its option to purchase additional Class A Ordinary Shares within 45 days of the date of the closing of the Offering from us in full) and 2,500,000 Class B Ordinary Shares.

Over-allotment option to purchase additional Class A Ordinary Shares:	We have granted the underwriter an option to purchase up to 225,000 additional Class A Ordinary Shares from us within 45 days of the date of the closing of this Offering.

Use of proceeds:

We estimate that we will receive net proceeds from this Offering of approximately US$4.4 million (or US$5.2 million if the underwriter exercises its over-allotment option to purchase additional Class A Ordinary Shares from us in full), based on an assumed initial public offering price of US$4.00 per share, after deducting the estimated underwriting discounts, commissions and offering expenses payable by us.

We intend to use the net proceeds from this Offering for (i) expanding operating scale and hiring additional staff; (ii) enhancing our brand; and (iii) working capital and other general corporate purposes. See “Use of Proceeds” for more information.

Lock-up:

Each of our directors, executive officers and shareholders holding 5% or more of our Company’s securities, including warrants, options, convertible securities, and Ordinary Shares, will enter into a lock-up agreement with the underwriter not to sell, transfer or dispose of any securities for a period of six months from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting”.

We have agreed not to sell, transfer or dispose of any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock of us; or file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company, subject to customary exemptions, for a period of six months from the closing of this Offering.

Proposed listing and symbol:	We intend to list the Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “PYST” and this Offering is contingent on such listing application being approved by Nasdaq. However, there is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this Offering will not be completed.

Risk factors:	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Class A Ordinary Shares.

Transfer Agent:	Vstock Transfer, LLC

RISK FACTORS

An investment in our Class A Ordinary Shares involves various risks. Prospective investors should carefully consider and evaluate each of the following considerations and all other information set forth in this prospectus before deciding to invest in our Class A Ordinary Shares. The following section describes the significant risks that could directly or indirectly affect us and the value or trading price of our Class A Ordinary Shares. The risk factors that are material to investors in making an informed judgment have been set out below. If any of the following considerations and uncertainties develops into actual events, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such cases, the trading price of our Class A Ordinary Shares could decline and investors may lose all or part of their investment in our Shares. Prospective investors are advised to apprise themselves of all factors involving the risks of investing in our Class A Ordinary Shares from their professional advisers before making any decision to invest in our Class A Ordinary Shares.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus. See section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Corporate Structure

We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.

Our Company is a Cayman Islands holding company, and we will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary through our wholly-owned British Virgin Islands subsidiary, Ravia Holdings Limited for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. We anticipate we will retain any earnings to support operations and to finance the growth and development of our business. If our Operating Subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Please refer to the section titled “Dividend Policy” for more information.

According to the BVI Business Companies Act 2004 (as amended), a British Virgin Islands company may make dividends distribution to the extent that immediately after the distribution, such company’s liabilities do not exceed its assets and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. Any limitation on the ability of our Hong Kong subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Taxation — Hong Kong taxation.” The PRC laws and regulations do not currently have any material impact on transfers of cash from our Company to our Operating Subsidiary or our Operating Subsidiary to our Company, our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Class A Ordinary Shares, potentially rendering them worthless.

Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our Operating Subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Class A Ordinary Shares.

Although we have direct ownership of our Operating Subsidiary in Hong Kong and currently do not have or intend to have any subsidiary or any contractual arrangement to establish a VIE structure with any entity in mainland China, we are still subject to certain legal and operational risks associated with our Operating Subsidiary, being based in Hong Kong and having all of its operations to date in Hong Kong. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, revaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. Our organizational structure involves risks to the investors, and Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our Operating Subsidiary’s operations and/or a material change in the value of our Class A Ordinary Shares, including the risk that such event could cause the value of such securities to significantly decline or become worthless. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

We may become subject to a variety of PRC laws and other obligations regarding the M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies on August 8, 2006, and amended on June 22, 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of domestic companies in mainland China and controlled by companies or individuals of mainland China to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In addition, on December 24, 2021, the CSRC released the Administrative Regulations of the State Council Concerning the Oversea Issuance of Security and Listing by Domestic Enterprise (Draft for Comments) (the “Draft Administrative Regulations”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively the “Draft Rules on Overseas Listing”, for public opinion.

Our Company is a holding company incorporated in the Cayman Islands with one operating subsidiary based in Hong Kong, as of the date of this prospectus, we have no subsidiary, VIE structure or any direct operations in mainland China, nor do we intend to have any subsidiary or VIE structure or to acquire any equity interests in any domestic companies in mainland China, and we are not controlled by any companies or individuals of mainland China. Further, we are headquartered in Hong Kong and our Chief Executive Officer, Chief Financial Officer and all members of our Board of Directors are based in Hong Kong are not mainland China citizens and all of our revenues and profits are generated by our subsidiary in Hong Kong and we have not generated any revenues or profits in mainland China. Additionally, we do not intend to operate in mainland China in the foreseeable future. As such, we do not believe we would be subject to the M&A Rules, or would be required to file with the CSRC under the Trial Measures. Moreover, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).Therefore, we believe, as of the date of this prospectus, the CSRC’s approval or review is not required for the listing and trading of our Class A Ordinary Shares in the U.S. exchange as provided under the M&A Rules and the Trial Measures.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Class A Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or the value of our Class A Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, the Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares. We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Class A Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Class A Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or its subsidiary or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary have received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no material operations in mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Class A Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have regulations similar to those of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have regulations similar to the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, revaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Class A Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Given the recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause such securities to significantly decline or be worthless. Additionally, any further control over offerings conducted overseas and/or foreign investment impacting our subsidiary in Hong Kong by the Hong Kong government could result in a material change in our Operating Subsidiary’s operations, financial performance and/or the value of our Class A Ordinary Shares or impair our ability to raise money.

There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change with little advance notice. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it began an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that company’s application be removed from smartphone application stores. The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Furthermore, given the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, although we are currently not required to obtain permission from any of the PRC federal or local government and has not received any denial to list on the U.S. exchange, it is uncertain whether or when we might be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even if such permission is obtained, whether it will be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the Chinese government in 2022 and 2023, including the Measures for Cybersecurity Review, the PRC Personal Information Protection Law and the Trial Measures have already indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in mainland China-based issuers. We could be subject to approval or review by Chinese regulatory authorities to pursue this Offering. We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a VIE structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned subsidiary, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

We are a holding company whose principal source of operating cash is the income received from our Operating Subsidiary.

We are dependent on the income generated by our Operating Subsidiary in order to make distributions and dividends on the shares. The amount of distributions and dividends, if any, which may be paid to us from our Operating Subsidiary will depend on many factors, including such subsidiary’s results of operations and financial condition, limits on dividends under applicable law, its constitutional documents, documents governing any indebtedness, and other factors which may be outside our control. If our Operating Subsidiary does not generate sufficient cash flow, we may be unable to make distributions and dividends on the shares.

Risks Related to Our Business and Industry

Our revenue is mainly derived from projects which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

Our revenue is typically derived from projects which are non-recurrent in nature and our customers are under no obligation to award projects to us. For the fiscal years ended March 31, 2025 and 2024, we secured new businesses mainly through invitations. There is no assurance that we will be able to secure new contracts in the future. Accordingly, the number and scale of projects and the amount of revenue we are able to derive therefrom may vary significantly from period to period, and it may be difficult to forecast the volume of future business. In the event that we fail to secure new contracts or there is a significant decrease in the number of valuation projects in the future, our business, financial position and prospects could be materially and adversely affected.

Possible adverse impact on our business as a result of a loss of business reputation or negative publicity due to, among others, substandard quality of work or reports.

As a professional services firm, our ability to secure new projects depends heavily upon our reputation and the reputation of our professional team. Negative publicity associated with our Group or our professional team, including failure to meet customers’ expectations or misconduct by our professional team, could result in loss of customers or increased difficulty in soliciting new customers and projects. In the event that, (i) any customer or authority is not satisfied with the quality of work or reports prepared by us; (ii) there is any delay in completing the transactions because of the substandard quality of work performed by us; (iii) any party raises any complaints regarding the quality of our work or reports; or (iv) any authority or regulator rejecting the work performed or reports prepared by us which comes to the attention of the public and/or its existing and/or potential customers, the business reputation and branding of our Group may be adversely affected. Similarly, referral by our Group’s former or current customers is one of the sources of business for our Group. If any customer has doubts on our quality of work or that of our professional team, this could impair our ability to secure new clients and projects through referral, which will result in an adverse effect on our business, growth prospects and results of operations and/or financial condition.

We are subject to potential exposure to professional liabilities.

Our professional valuation and business advisory services generally involve providing professional advice and professional reports to our customers. In the event a customer who relies on our professional advice and professional reports suffers loss as a result of us having been negligent in providing such services, such customer could claim compensation from us. Our management considers that the main business risk associated with professional valuation and business advisory services is the potential claims or lawsuits arising from professional negligence.

Internal control measures have been adopted by us to mitigate the risk arising from professional negligence acts caused by our employees and to ensure that all projects are performed with up-to-standard quality in accordance with the relevant standards, for the purpose of limiting our exposure to professional liability. Although we have not been subject to nor received any claims resulting from services provided to our customers, there is no assurance that we can completely eliminate professional negligence caused by our employees. If we experience any event of professional negligence, we could be exposed to liabilities, such as claims and/or lawsuits. It may also have an adverse impact on our financial position and reputation.

Failure to attract new customers and/or retain existing customers could adversely affect our business, financial condition and results of operations.

We do not sign long-term agreements with our customers and customers who engage us to provide valuation or business advisory services do not engage us on an exclusive basis. Our customers generally engage us for one-off services and we cannot assure you they may engage us again as return customers in the future.

We believe that our ability to attract new customers or retain our existing customers on terms favorable to us is crucial for us to increase our revenue. As a strategy to reach out to more customers, we rely on our business relationships with and recommendations from our existing customers to which some of them are market leaders in their industries. However, we cannot assure you that our existing customers would recommend our services to their peers who may be their competitors. If this strategy turns out to be less effective than we expect, we may not be able to maintain our existing level of revenue or profitability. On the other hand, if our competitors introduce lower-cost services that are perceived to compete favorably with ours, our ability to attract new customers and renew or upsell existing customers based on pricing could be impaired. As a result, we may be unable to renew our agreements with existing customers, attract new customers or develop new business from existing customers, in particular, if we lose any of our key customers or if our customers reduce their demand for our services, our business, financial condition, and results of operations would be adversely affected.

We may be adversely affected by the losses or liabilities arising from misstatement or leakage of confidential information handled by us.

We handle important and price-sensitive information for both listed and private companies when providing our services. We require our employees to comply with our internal control procedures to protect the confidentiality of our customers’ information. However, there is no assurance that the internal control procedures can completely eliminate misstatement or leakage of our customers’ confidential information. If we experience any misstatement or leakage of confidential information of our clients, we could be exposed to liabilities, such as complaints and/or claims, which may have an adverse impact on our financial position and reputation.

We may face risks of customer default on payments

Some of our customers may experience or be exposed to potential financial distress, facing complex challenges, being involved in litigation or regulatory proceedings, or facing foreclosure of collateral or liquidation of assets. The aforementioned situations may become increasingly prevalent among our existing and potential customers in light of uncertain economic conditions and/or potential economic slowdowns or recession. Such customers may have insufficient funds to continue operations or to pay for our services.

We generally offer a fixed fee arrangement for our services. If we fail to manage engagements efficiently or collect our fees, we could be exposed to a greater risk of loss on such engagements. Providing services to customers that do not correlate to actual costs incurred may negatively impact our profitability on such engagements and adversely affect the financial results of our business. We treat the outstanding fees that we are unable to collect based on objective evidence as write-offs. The provision for impairment on accounts receivables are estimated by reference to past default experience of the debtor and current market condition in relation to each debtor’s exposure. The provision for impairment on accounts receivable also incorporates forward looking information with reference to general macroeconomic conditions that may affect the ability of the debtors to settle receivables. Our management periodically monitors the outstanding fees, making an effort to timely collect outstanding fees and reviews the adequacy of write-offs to minimize the impact of the potential payment defaults.

We may not be able to compete favorably in our highly competitive industry.

We face intense competition regularly. Some of our competitors may have certain advantages, including but not limited to having long operating history, better financing capabilities and well-developed technical expertise. These advantages may put them at a competitive edge as they may have abundant resources in (i) navigating the complex regulatory environment; (ii) acquiring talents who have deep domain knowledge, specialized skills, advanced qualifications, multidisciplinary expertise and a proven track record in serving customers; and (iii) adopting comprehensive marketing strategies targeting a broad customer base.

New participants with such advantages may wish to enter the industry provided that they have the appropriate skills, local experience, necessary know-how and capital. They are also in a better position to compete with us on pricing. As such, any significant increase in competition may result in lower operating margins and loss of market share, which may adversely affect our profitability and operating results.

We may not be able to implement our business plans effectively to achieve future growth.

Our expansion plan is based upon a forward-looking assessment of market prospects of the industry we operate in Hong Kong and there is no assurance that such assessment will always turn out to be correct or that it will be able to grow our business as planned. Expansion plans may be affected by a number of factors beyond our control. Such factors include, but are not limited to, changes in economic conditions in Hong Kong and changes in supply and demand for our services in relation to the industry we operate in. Our future growth depends on our ability to improve our administrative, technical and operational infrastructure. As the business expands, we may encounter a range of difficulties in managing our business, such as difficulties in (i) generating sufficient liquidity internally or obtaining external financing for capital needs, and (ii) allocating resources and managing relationships with a growing number of customers, suppliers and other business partners. There can be no assurance that future growth will materialize or that we will be able to manage future growth effectively, and failure to do so would have a material adverse effect on our business, financial position and results of operations.

We may be exposed to risks in relation to compliance standards.

Certain types of reports which we prepare are used by our listed customers for the purpose of their compliance with regulations and/or requirements under the Main Board Listing Rules, the GEM Listing Rules and/or internationally recognized codes and/or standards. Compliance standards in relation to regulations and/or requirements may also change from time to time. New regulations and/or requirements and/or changes in the interpretation of existing regulations or requirements may escalate the compliance costs for us or limit our ability to provide these services such that our profitability in the provisions of advisory services may be affected. Any failure to comply with the regulations and/or requirements may also result in failure to issue reports and thereby affect our financial performance.

We may be adversely affected by changes in the laws and regulations governing our customers and the stock exchanges in which they are listed.

For the fiscal years ended March 31, 2025 and 2024, a majority of our customers are companies listed in the HKSE. They are subject to the applicable laws and regulations, including but not limited to the Main Board Listing Rules and the GEM Listing Rules. Should the Main Board Listing Rules and/or the GEM Listing Rules and/or any other regulations regarding disclosure and/or compliance relating to the professional valuation and business advisory services we provide be amended in such a way that the scope of work or extent of disclosures change materially or our services are greatly reduced, the volume of our business and profitability may be adversely affected.

If we are unable to effectively recruit, retain and train qualified personnel, our growth strategies may be hindered and our business may be adversely affected.

Our growth strategy is, in part, reliant on our ability to attract and retain highly qualified personnel with financial and accounting background and with experience in valuation, financial modelling, research and corporate advisory techniques to prepare valuation models and reports which comply with the relevant professional standards and/or guidelines. We face intense competition from large enterprises in recruiting such personnel. We compete with many other companies for employees with expertise in preparing valuation models. There may be a limited availability of suitable and qualified candidates for the implementation of our growth strategy. Some of our competitors in Hong Kong may have greater resources and may be able to offer better remuneration package than us. Our ability to recruit talented personnel and retain existing employees may be affected if our compensation package and employee benefits are perceived as unattractive.

If we are unable to retain skilled employees and attract new personnel suitable for our business, we may not be able to accomplish our business objectives. We may have to increase our training expenses and may have to divert extra time and resources for training led by higher-level employees. We cannot assure you that we will be able to retain, recruit and train competent professionals. Our quality of work may be affected and it may jeopardize our ability to meet our customers’ expectations. We may also experience constraints that will hinder our ability to adopt our growth strategies. Failure in maintaining a skillful and talented team of capable individuals could have a material adverse effect on our business, results of operations and financial condition.

If we fail to promote and maintain our brand effectively and cost-efficiently, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing customers. Successful promotion of our brand and our ability to attract customers depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our future marketing efforts will likely require us to incur additional expenses. These efforts may not result in increased revenue in the immediate future or at all and, even if they do, any increase in revenue may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ongoing ability to generate cash is important for funding our continuing operations, making acquisitions and servicing our indebtedness. To the extent that existing cash balances and cash flow from operations, together with borrowing capacity are insufficient to make investments or acquisitions or provide needed working capital, we may require additional financing from other sources. Our ability to obtain such additional financing in the future will depend in part upon prevailing capital market conditions and conditions in our business and our operating results. Those factors may affect our efforts to arrange additional financing on terms acceptable to us.

Furthermore, if global economic, political or other market conditions adversely affect the financial institutions that provide credit to us, it is possible that our ability to draw upon credit facilities may be impacted. If adequate funds are not available, or are not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or other opportunities, or respond to competitive challenges, resulting in loss of market share, each of which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

We rely on our Chairman, Chief Executive Officer and our key professional staff. The loss of key team members could affect our operations and our business may be severely disrupted.

We have an experienced and capable management team, including Mr. Chun Fai NG, our Chairman and Chief Executive Officer and Dr. Wai Kin Alan LEE, our Director, who are jointly responsible for managing our daily operations and customer relations, implementing our business strategies, pricing, overseeing financial performance and supervising employees. They are the key for our internal and external management. If we lose any members of our management team, we may face difficulties in executing our current plans and strategies, our business could be harmed and our growth prospects may be inhibited. negotiating, planning, pricing, new product development and product execution.

On the other hand, execution of customer’s requests and operation of our business is dependent on our professional personnel who are able to perform advanced technical services. Because we operate in industry that requires professional personnel with financial and accounting background, our future success is vastly dependent on the talents, their experiences, and contributions they may provide. If we lose our professional personnel, we may not be able to efficiently provide our services, which will limit our ability to accurately execute our customers’ instructions. We may also experience difficulties in hiring and retaining such personnel with desired qualifications with a competitive salary. These factors could disrupt our operations and have a material adverse effect on our business.

We may not be adequately insured against losses and liabilities arising from our operations.

We recognize that our operation and business are susceptible to potential losses and our exposure to liability arising from claims of various nature are set out in the risk factors above. Our Company has purchased insurance policies, including employees’ compensation insurance. Although we do not currently maintain a directors’ and officers’ insurance policy pursuant to which our directors and executive officers are insured against liability for actions taken in their capacities as directors and officers, we intend to purchase such insurance policy prior to the commencement of this Offering. While we believe our level of coverage is in line with common industry practice and may sufficiently provide us with insurance coverage for foreseeable risks, the current coverage of our insurance policies may not be adequate to fully compensate for the losses suffered by us. Further, any compensation is contingent upon the assessment of the relevant insurance companies in accordance with the terms of the relevant insurance policies. There is no guarantee that we will be indemnified in part or in full in any given case. In the event that we suffer from any losses, damages or liabilities in the course of our business operations which our insurance does not cover, we may not have sufficient funds to cover such losses, damages or liabilities. The resulting payment to cover such losses, damages or liabilities may have a material adverse effect on our business, operating results and financial position.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the Class A Ordinary Shares.

Our revenues and expenses will be denominated predominantly in Hong Kong dollars. The value of the Hong Kong dollar against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar.

Our business is conducted in Hong Kong, our books and records are maintained in H.K. dollar, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between H.K. dollar and United States dollar affect the value of our assets and the results of our operations, when presented in United States dollars. Any significant fluctuations in the exchange rates between Hong Kong dollars to U.S. dollars may have a material adverse effect on our revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this Offering into Hong Kong dollars for our operations, fluctuations in the exchange rates between Hong Kong dollars against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

We are exposed to risks of general economic downturn and deteriorating market conditions, such as Sino-U.S. trade conflicts.

As our business and operations are based in Hong Kong, our business growth is primarily dependent upon the economy and market condition in Hong Kong and the PRC. The market conditions are directly affected by, among other things, the global and local political and economic environments, such as uncertainties about the Sino-U.S. trade conflicts. Any sudden downturn in the general economic environment or change to political environment in Hong Kong and the PRC beyond our control may adversely affect the financial market sentiment in general. Severe fluctuations in market and economic sentiments may also lead to a prolonged period of sluggish performance of the economy. As such, our revenue and profitability may fluctuate and we cannot assure you that we will be able to maintain our historical financial performance in times of difficult or unstable economic conditions.

Certain economic and business factors and their impacts on our industry and other general macroeconomic factors, including unemployment and interest rates that are largely beyond our control may adversely affect our business and results of operations.

Our business results depend on a number of industry-specific and general economic factors, many of which are beyond our control, and may adversely affect consumer behavior and our results of operations. The industry we operate in may be affected by economic downturns, political instability, trade disputes, and changes in government regulation. These events can lead to disruptions in the industry we operate in, fluctuations in demand for our services, and increased operational costs.

General economic conditions, including slow global recovery from economic downturns, geopolitical conditions and uncertainty about the strength or pace of economic recovery may adversely affect our results of operations. Economic recession, a protracted economic slowdown, a worsening economy, increased unemployment, increased inflation, increased energy prices, rising interest rates, a downgrade of the U.S. government’s long-term credit rating, imposition of retaliatory tariffs on important U.S. imports and exports or other industry-wide cost pressures have affected and can continue to affect consumer behavior in the industry and consequently could reduce the demand for our services.

Risks Related to Doing Business in Hong Kong

Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you. Changes in policies, regulations, rules and the enforcement of laws of the PRC can change quickly with little advance notice and our assertions and beliefs of the risks imposed by the PRC legal and regulatory system cannot be certain.

For the fiscal years ended March 31, 2025 and 2024, our revenue was derived from providing professional valuation and business advisory services in Hong Kong. The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us.

As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC had to accept some conditions such as Hong Kong’s Basic Law before its return. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for 50 years from 1997. This agreement gave Hong Kong the freedom to function in a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

Some international observers and human rights organizations have expressed doubts about the future of the relative political freedoms enjoyed in Hong Kong and the PRC’s pledge to allow a high degree of autonomy in Hong Kong. On July 14, 2020, the U.S. signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed may be compromised, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. If the PRC were to, in fact, renege on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

Due to long arm provisions under the current PRC laws and regulations, there remain regulatory and legal uncertainty with respect to the implementation of laws and regulations of the PRC in Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the laws of the PRC in Hong Kong and exercise significant direct influence and discretion over the operation of our Operating Subsidiary in the future and. If so, there may be material adverse impacts on our business, financial condition and results of operations due to changes in laws, political environment or other unforeseeable reasons.

In the event that we or our Operating Subsidiary were to become subject to laws and regulations of the PRC, the legal and operational risks associated with mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the mainland China, complex and evolving PRC laws and regulations, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiary and us, given the substantial operations of our Operating Subsidiary in Hong Kong and the PRC government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations of the PRC are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties, and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence our Operating Subsidiary’s operations at any time could result in a material change in our operations and/or the value of our securities. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws, regulations, and other government directives of the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention;

●	cause devaluation of our securities or delisting; and

●	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the then U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities which are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA — authorized sanctions on eleven individuals. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Operating Subsidiary in Hong Kong are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCAA requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCAA. On December 18, 2020, the HFCAA was signed into law. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks, and their implications to U.S. investors, associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks.

On December 2, 2021, the SEC adopted final amendments to its rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA, which took effect on January 10, 2022. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year, as defined in the rules, under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, shortening the timeline for the application of the HPCAA’s delisting and trading prohibition from three years to two, and thus, would reduce the time before securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, SRCO Professional Corporation Chartered Professional Accountants, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Richmond Hill, Canada, and has been inspected by the PCAOB on a regular basis with the last inspection in 2023. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of the PRC, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in the PRC, including Hong Kong. For example, in Mainland China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside Mainland China. Although the authorities in Mainland China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the Mainland China. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out an investigation on us and there is a need to conduct such investigation, or collect evidence within, the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under PRC laws. The U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC. Additionally, the Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”) which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by U.S. regulators.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this Offering, we will become a public company in the U.S. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq require significantly heightened corporate governance practices for public companies. As a result, we expect these rules and regulations to increase our legal, accounting and financial compliance costs and make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our Class A Ordinary Shares could decline.

The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and the Nasdaq impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other generally applicable requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the Securities and Exchange Commission. We also expect that operating as a public company will make it more difficult and expensive for us to obtain director and officer liability insurance. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this Offering, we will be a publicly listed company in the U.S.. As a publicly listed company, we will be required to file periodic reports with the SEC upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, mostly private companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Nasdaq may apply additional and more stringent criteria for our continued listing.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where a company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that an offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. In respect of any of the aforementioned concerns, we may be subject to additional and more stringent criteria of Nasdaq for our continued listing, which might cause delay or even denial of our listing application for Purchaser Common Stock.

If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this Offering. The closing of the Offering is conditional upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved, we will not complete the Offering.

We cannot assure you that we will be able to meet Nasdaq’s initial listing standards, or that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Class A Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a determination that our Class A Ordinary Shares are “penny stock”, which would require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. In addition, we will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

The information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers.

As a Cayman Islands company listed on the Nasdaq Capital Market, we are subject to the Nasdaq Capital Market corporate governance listing standards. However, Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Capital Market corporate governance listing standards. We may in the future rely on home country practice with respect to any corporate governance matters. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq Capital Market corporate governance listing standards applicable to U.S. domestic issuers.

Our significant shareholder has considerable influence over our corporate matters.

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of our Company. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares. Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where the Shares are fully paid, by or on behalf of that shareholder; and where the Shares are partly paid, by or on behalf of that shareholder and the transferee. Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien.

Mr. Chun Fai NG, our Director, Chairman and Chief Executive Officer and Dr. Wai Kin Alan LEE, our Director, through Goodfriends Holdings Limited, beneficially owns and controls 17,939,250 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares that correspond to 90.00% of the aggregate voting power on a pre-Offering basis and 88.23% of the aggregate voting power on a post-Offering basis of our issued and outstanding Ordinary Shares. As a result of the dual-class share and separate voting rights structure and the concentration of ownership, Mr. NG and Mr. LEE will hold considerable influence over corporate matters requiring shareholder approval and will independently control the operations of our Company, including without limitation, electing directors, amendment of organizational documents, approving major corporate transactions such as a change in control, material mergers, consolidation acquisitions or other business combination or sale of assets transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

Our significant shareholder may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Because our significant shareholder has, considerable influence over our corporate matters, its interests may differ from the interests of our Company as a whole. The shareholder could, for example, appoint directors and management without the requisite experience, relations or knowledge to steer our Company properly because of their affiliations or loyalty, and such actions may materially and adversely affect our business and financial condition. Currently, we do not have any arrangements to address potential conflicts of interest between our shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and our shareholders, we would have to rely on legal proceedings, which could disrupt our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The dual-class share structure may adversely affect the trading market for the Class A Ordinary Shares.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class share structure may prevent the inclusion of the Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class A Ordinary Shares.

Our Company is an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

Our Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). We elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner (1) if our revenue exceed US$1.235 billion, (2) if we issue more than US$1 billion in non-convertible debt in a three-year period, or (3) if the market value of our shares held by non-affiliates exceeds US$700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following March 31. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our shares less attractive as a result, there may be a less active trading market for our shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests and our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company.

Our Company is a “controlled company” defined under the Nasdaq Stock Market Rules. We may elect to rely on the “controlled company” exemption under the Nasdaq listing rules in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We expect that Mr. Chun Fai NG our Chairman, Chief Executive Officer and Dr. Wai Kin Alan LEE, our Director, through Goodfriends Holdings Limited, to own a majority of our Class A Ordinary Shares following the Offering and continue to be a controlled company pursuant to “controlled company” defined under the Nasdaq Stock Market Rules. Accordingly, we will be a controlled company under the applicable Nasdaq listing standards. For so long as our Company is a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We do not currently intend to rely on the “controlled company” exemption under the Nasdaq listing rules. If we in the future elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the Offering. Our status as a controlled company could cause our Class A Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Please refer to the paragraph titled “Risk Factors — Our significant shareholder has considerable influence over our corporate matters.”

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Our independent registered public accounting firm did not conduct an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of March 31, 2025 and 2024, we and our independent registered public accounting firm identified a few material weaknesses in our internal control over financial reporting PCAOB of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (1) our lack of sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; and (2) our lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures as well as adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including (1) hiring more qualified staff to fill up the key roles in the operations; and (2) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Class A Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this Offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Class A Ordinary Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our Class A Ordinary Share price may decline and we may be unable to maintain compliance with the NASDAQ Listing Rules.

Class A Ordinary Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares could decline as a result of sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. An aggregate of 25,500,000 Class A Ordinary Shares are outstanding before the consummation of this Offering and 27,000,000 Class A Ordinary Shares will be outstanding immediately after this Offering. All of the Class A Ordinary Shares sold in the Offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Class A Ordinary Shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

Future sales, or the perception of future sales, by us or our shareholders in the public market following this Offering could cause the market price for our Class A Ordinary Shares to decline.

The sale of substantial amounts of Class A Ordinary Shares in the public market, or the perception that such sales could occur could harm the prevailing market price of our Class A Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this Offering we will have a total of 27,000,000 Class A Ordinary Shares outstanding. Of the outstanding Class A Ordinary Shares, the 1,500,000 Class A Ordinary Shares sold or issued in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or Securities Act, except that any Class A Ordinary Shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in “Ordinary Shares Eligible for Future Sale.” All remaining Class A Ordinary Shares, which are currently held by our shareholder, may be sold in the public market in the future subject to the lock-up agreements and the restrictions contained in Rule 144 under the Securities Act. If our shareholders sell a substantial amount of Class A Ordinary Shares, the prevailing market price for our Class A Ordinary Shares could be adversely affected. Our executive officers, directors and shareholders will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of our Class A Ordinary Shares and certain other securities held by them for a period of no less than six months following the date of this prospectus. The underwriters may, in their sole discretion and at any time without notice, release all or any portion of the Class A Ordinary Shares subject to any such lock-up agreements. As restrictions on resale end, the market price of our Class A Ordinary Shares could drop significantly if the holders of our restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A Ordinary Shares or other securities.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The IPO price for our Class A Ordinary Shares will be determined through negotiations between the underwriter and us and may vary from the market price of our Class A Ordinary Shares following our IPO. If you purchase our Class A Ordinary Shares in our IPO, you may not be able to resell those Class A Ordinary Shares at or above the IPO price. We cannot assure you that our Class A Ordinary Shares’ IPO price, or the market price following our IPO, will equal or exceed prices in privately negotiated transactions of our Class A Ordinary Shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent IPOs, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the Class A Ordinary Shares they hold or may not be able to sell their Class A Ordinary Shares at all.

Future issuances or sales, or perceived issuances or sales, of substantial amounts of Class A Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Class A Ordinary Shares and our ability to raise capital in the future.

The market price of our Class A Ordinary Shares could decline as a result of future sales of substantial amounts of shares or other securities relating to the shares in the public market, including by our Company’s significant shareholder, or the issuance of new shares by our Company, or the perception that such sales or issuances may occur. Future sales, or perceived sales, of substantial amounts of the shares could also materially and adversely affect our ability to raise capital in the future at a time and at a price favorable to us, and our shareholders will experience dilution in their holdings upon our issuance or sale of additional securities in the future. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. A few shareholders hold a significant portion of our Class A Ordinary Shares and these are “restricted securities” as defined in Rule 144. These Class A Ordinary Shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our IPO. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our IPO in a manner that does not produce income or that loses value.

Future financing may cause a dilution in your shareholding or place restrictions on our operations.

We may need to raise additional funds to finance further expansion of our capacity and business for our existing operations, acquisitions or strategic partnerships. If additional funds are raised through the issuance of new equity or equity-linked securities of our Company other than on a pro rata basis to existing shareholders, the percentage ownership of such shareholders in our Company may be reduced, and such new securities may confer rights and privileges that take priority over those conferred by the shares. Alternatively, if we meet such funding requirements by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements which may:

●	further limit our ability to pay dividends or require us to seek consents for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a substantial portion of our cash flows from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

There may not be an active, liquid trading market for our Class A Ordinary Shares, and we do not know if a more liquid market for our Class A Ordinary Shares will develop to provide you with adequate liquidity.

Prior to this Offering, there has not been a public trading market for our Class A Ordinary Shares. We cannot assure you that an active trading market for our Class A Ordinary Shares will develop following this Offering, or if it does develop, will be maintained. We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this Offering. The closing of the Offering is conditional upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved, we will not complete the Offering. You may not be able to sell your securities quickly or at the market price if trading in our securities is not active. The public offering price for the Class A Ordinary Shares will be determined by negotiations between us and the representatives of the underwriter and may not be indicative of prices that will prevail in the trading market. We intend to apply to list our Class A Ordinary Shares on Nasdaq but we provide no assurance that our ordinary shares will be approved for listing on Nasdaq in connection with this Offering. Further, if we are successful in listing the Class A Ordinary Shares on Nasdaq we cannot ensure that an active public market for our Class A Ordinary Shares will develop after this Offering, or that if it does develop, it will be sustained. In the absence of a public trading market:

●	you may not be able to liquidate your investment in our Class A Ordinary Shares;

●	you may not be able to resell your Class A Ordinary Shares at or above the public offering price;

●	the market price of our Class A Ordinary Shares may experience more price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders.

Our Company may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, our Company is a foreign private issuer, and therefore, not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Class A Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

You will experience immediate and substantial dilution.

The IPO price of our Class A Ordinary Shares is substantially higher than the pro forma net tangible book value per share of our Class A Ordinary Shares. Assuming the completion of the Offering, if you purchase Class A Ordinary Shares in this Offering, you will incur immediate dilution in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this Offering, you will incur immediate and substantial dilution of your investment. Please refer to the section titled “Dilution.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

Although our Company is a Cayman Islands incorporated company, we conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong. In addition, a majority of our directors and executive officers reside within Hong Kong, and most of the assets of these persons are located within Hong Kong. As a result, it may be difficult for you to effect service of process within the U.S. upon us or these individuals, or to bring an action against us or against these individuals in the U.S. in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Hong Kong is a Special Administrative Region of the PRC. A foreign judgment can be registered and enforced in Hong Kong either under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Ordinance”) or at common law. Registration of a foreign judgment under the Ordinance can be made by an ex parte application with the local court but this avenue is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, The Netherlands, New Zealand, and Singapore and Sri Lanka. An action to enforce a foreign judgment at common law is a comparatively cumbersome process. It is in essence an independent suit in Hong Kong and the judgment creditor must follow normally applicable service procedures. Judgments entered in the U.S. and the United Kingdom can be enforced in Hong Kong only at common law. To be eligible for common-law recognition, the judgment must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. With respect to finality, a Hong Kong court will generally refrain from enforcing a judgment during the pendency of an appeal. This raises the possibility of undue delay and asset dissipation. With respect to the requirement of competent jurisdiction of the foreign judgment seeking to be enforced in Hong Kong, it is governed by private international law as interpreted in Hong Kong, not the law of the foreign forum. Jurisdiction can generally be asserted on the basis of the defendant’s physical presence in the foreign forum, appearance in the underlying legal proceeding or prior contractual consent to jurisdiction. Under the common law and the Ordinance, only limited defenses on the grounds such as fraud, due process and Hong Kong public policy can be raised against a duly registered foreign judgment. There is no mechanism for reconsideration of the merits of the underlying foreign litigation.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because our Company is incorporated under Cayman Islands law.

Our Company is an exempted company incorporated under the laws of the Cayman Islands and conduct substantially all of our operations in Hong Kong through our wholly-owned Hong Kong Operating Subsidiary. Most of our directors and substantially all of our executive officers reside outside the U.S. and a substantial portion of their assets are located outside of the U.S.. As a result, it may be difficult for our shareholders to effect service on these persons or bring an action against us or against these individuals in the Cayman Islands or in Hong Kong in the event that they believe that their rights have been infringed under the securities laws of the U.S. or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and Hong Kong may render them unable to enforce a judgment against our assets or the assets of our directors and officers.

Our corporate affairs are governed by our Memorandum and Articles, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors, actions by our minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgage and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Memorandum and Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, please refer to the section titled “Description of Share Capital and Memorandum and Articles of Association — Differences in Corporate Law”.

It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in the Cayman Islands and Hong Kong.

As of the date of this prospectus, our Chairman and Chief Executive Officer, Mr. Chun Fai NG, our Director, Dr. Wai Kin Alan LEE, our Chief Financial Officer, Mr. Yue Hong PO, and all members of our Board of Directors, including Mr. Chi Hei TSOI, Mr. Hong Kin Daniel KUAN and Mr. Hiu San TSANG, are based in Hong Kong. We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the U.S. based on certain civil liability provisions of U.S. securities laws; and

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S..

There is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., however, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

●	is given by a foreign court of competent jurisdiction;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	is not in respect of taxes, a fine or a penalty;

●	was not obtained by fraud; and

●	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

David Fong & Co., our counsel as to Hong Kong law, has advised us that there is uncertainty as to whether the courts of the Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Hong Kong counsel also advised us that in Hong Kong, foreign judgments can be enforced under statute under the Foreign Judgments (Reciprocal Enforcement) Ordinance or under common law. The Foreign Judgments (Reciprocal Enforcement) Ordinance is a registration scheme for the recognition and enforcement of foreign judgments based on reciprocity but the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As a result, a judgment rendered by a court in the United States, including as a result of administrative actions brought by regulatory authorities, such as the SEC, and other actions, will not be enforced by the Hong Kong courts under the statutory regime. In addition, the Supreme People’s Court of the PRC and the Government of Hong Kong have entered into the “Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region pursuant to Choice of Court Agreements between Parties Concerned,” or the Arrangement. The Mainland Judgements (Reciprocal Enforcement) Ordinance gave effect to the Arrangement and is a registration scheme for recognition and enforcement of PRC judgements based on reciprocity. Other than the Arrangement, Hong Kong has not entered into any multilateral convention or bilateral treaty regarding the recognition and enforcement of foreign judgments. Accordingly, any judgments rendered by a court in the United States will need to be enforced under common law. In order to enforce a foreign judgment under common law in Hong Kong, the judgment must meet certain criteria before it can be enforced, such as the judgment being final and conclusive.

We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.

Mail addressed to our Company and received at its registered office will be forwarded unopened to the forwarding address supplied by Company to be dealt with. None of our Company, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address. If such mail is delayed, it may impair your ability to communicate with us.

Potential changes to SEC foreign private issuer rules may subject us to more stringent U.S. reporting requirements.

The SEC is currently reviewing the definition of “foreign private issuer” and may impose additional requirements, including foreign trading volume thresholds, major foreign exchange listing requirements, or enhanced regulatory assessments. If implemented, these changes could result in us losing our foreign private issuer status, which would require us to comply with more stringent U.S. domestic issuer reporting requirements, including quarterly reporting, shorter filing deadlines, U.S. GAAP financial statements, and additional disclosure obligations. Loss of foreign private issuer status would significantly increase our compliance costs and administrative burden and could adversely affect our business operations and financial condition. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Material United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

We do not expect to pay dividends in the foreseeable future after this Offering. You must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this Offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Please refer to the section titled “Dividend Policy.” Therefore, you should not rely on an investment in the Class A Ordinary Shares as a source for any future dividend income.

Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the Class A Ordinary Shares will likely depend entirely upon any future price appreciation of the Class A Ordinary Shares. There is no guarantee that the Class A Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in the Class A Ordinary Shares and you may even lose your entire investment in the Class A Ordinary Shares.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the Cayman Islands. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including, among others, those listed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulations,” and other sections in this prospectus, that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

●	the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

●	changes in the availability and cost of professional staff which we require to operate our business;

●	changes in customers’ preferences and needs;

●	changes in competitive conditions and our ability to compete under such conditions;

●	changes in our future capital needs and the availability of financing and capital to fund such needs;

●	changes in currency exchange rates or interest rates;

●	projections of revenue, profits, earnings, capital structure and other financial items;

●	changes in our plan to enter into certain new business sectors; and

●	other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately US$4.4 million, or approximately US$5.2 million if the underwriter exercises its option to purchase additional Class A Ordinary Shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offer price of US$4.00 per share shown on the front cover of this prospectus.

We plan to use the net proceeds of this Offering in the following order of priority:

●	Approximately 60% for expanding operating scale and hiring additional staff.

We intend to enhance our team of industry talents to increase our project execution capacity and expand our operating scale to cope with the ever-changing market conditions. We believe continuous investment in human capital leads to process improvements that boost operational efficiency. To cope with increasing customer demands and business opportunities and reduce our reliance on outsourcing, we need to constantly look for industry talents to join us. Leveraging our in-depth industry know-how and customer network, we will continue expand our operating scale while maintaining dedicated services to our customers.

●	Approximately 20% for enhancing our brand.

We have successfully demonstrated our ability to build our brand and reputation among companies listed on the HKSE. Riding on such success and a strong reputation, we intend to further promote our brand and gain customer confidence across different industries. We plan to position our management team as thought leaders through articles, webinars and industry conference presentations. We believe our brand becomes synonymous with industry authority and credibility when we consistently shares expert insights and innovative methodologies. We will further improve our brand image by sharing market insights, valuation trends and case studies to demonstrate our deep technical expertise and showcase that we are at the forefront of industry developments. We believe this proactive approach to sharing knowledge enhances our reputation over time. With our enhanced brand image, we believe we will be able to capture new business prospects and expand our sources of revenue.

●	Approximately 20% for working capital and other general corporate purposes.

To the extent that our actual net proceeds is not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

DIVIDEND POLICY

We do not have a formal dividend policy. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay any indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our board of directors may deem relevant. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if following such payment our Company would be unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors.

CAPITALIZATION

The following tables set forth our capitalization as of March 31, 2025:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the issuance and sale of 1,500,000 Class A Ordinary shares at an assumed initial public offer price of US$4.00 per Class A Ordinary Shares (assuming no exercise of over-allotment option and full exercise of the over-allotment option of 225,000 Class A Ordinary Shares) after deducting the underwriting discounts and commissions and estimated Offering expenses payable by us.

You should read this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2025
	Actual	As Adjusted, assuming no exercise of the over-allotment option	As adjusted, assuming full exercise of the over-allotment option
	(in US$)
Indebtedness:
Bank borrowings	405,540	405,540	405,540
Amount due to bank	7,662	7,662	7,662
Operating lease liabilities, current portion	57,839	57,839	57,839
Operating lease liabilities, net	168,782	168,782	168,782
Other long-term liabilities, net	13,186	13,186	13,186

Equity:
Ordinary Shares, 450,000,000 shares authorized, par value US$0.0001 each, 25,500,000 Class A Ordinary Shares issued and outstanding on an actual basis; 27,000,000 Class A Ordinary Shares outstanding on an as adjusted basis (assuming full exercise of the over-allotment option)	2,550	2,700	2,723
Ordinary Shares, 50,000,000 shares authorized, par value US$0.0001 each, 2,500,000 Class B Ordinary Shares issued and outstanding on an actual basis; 2,500,000 Class B Ordinary Shares outstanding on an as adjusted basis	250	250	250
Additional paid-in capital	-	4,399,451	5,227,428
Retained earnings	647,829	647,829	647,829
Accumulated other comprehensive loss	(302)	(302)	(302)
Total Shareholders’ Equity	650,327	5,049,928	5,877,928
Total capitalization	1,303,426	5,703,027	6,531,027

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offer price per share and our net tangible book value per share after this Offering. Dilution results from the fact that the initial public offer price per share is substantially in excess of the book value per ordinary share attributable to the existing Shareholders for our presently outstanding shares.

Net tangible book value represents the amount of our total assets, excluding goodwill and other intangible assets, less our total liabilities. Our net tangible book value as of March 31, 2025 was US$650,327 or US$0.02 per share based upon the net tangible book value of our Company as of March 31, 2025 and total shares issued and outstanding of our Company as of the date of this prospectus (25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares).

After giving effect to the issuance and sale of 1,50,000 Class A Ordinary Shares in this Offering at an assumed initial public offer price of US$4.00 per share, and after deducting underwriting discounts and estimated Offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been US$5,049,928 or US$0.17 per outstanding Class A Ordinary Share. This represents an immediate increase in net tangible book value of US$0.15 to existing shareholders and an immediate dilution in net tangible book value of US$3.83 per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this Offering. The following table illustrates such dilution:

	Per Ordinary Share (assuming no exercise of over-allotment option)	Per Ordinary Share (assuming full exercise of over allotment option)
Assumed initial public offer price	4.00	4.00
Net tangible book value as of March 31, 2025	0.02	0.02
Increase in net tangible book value per share attributable to existing shareholder	0.15	0.18
Pro forma net tangible book value after giving effect to this Offering	0.17	0.20
Amount of dilution in net tangible book value to investors in this Offering	3.83	3.80

Our as adjusted net tangible book value after this Offering, and the decrease to new investors in this Offering, will change from the amounts shown above if the underwriters’ over-allotment option is exercised. If the underwriters’ over-allotment option is fully exercised, our as adjusted net tangible book value would be approximately $5,877,928 or $0.20 per share. This represents an immediate increase in net tangible book value of $0.18 per share to existing shareholders and an immediate decrease in net tangible book value of $3.80 per share to new investors purchasing the Class A Ordinary Shares in this Offering.

A US$1.00 increase (decrease) in the assumed offering price of US$4.00 will increase (decrease) the as adjusted net tangible book value by 1,380,000, the as adjusted net tangible book value per Class A Ordinary Share after this Offering by US$0.05, and the dilution per Class A Ordinary Share to new investors by US$0.95, Assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriters’ discount, accountable expense, non-accountable expense allowance and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

The following table summarizes, on an as adjusted basis as of March 31, 2025, the total number of Class A Ordinary Shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing Shareholders and by investors in this Offering. The table below reflects an assumed initial public Offering Price of US$4.00 per share, for Class A Ordinary Shares purchased in this Offering and excludes underwriting discounts and commissions and estimated Offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	%	US$	%	US$
Existing Shareholders	25,500,000	94.44	2,550	0.04	0.0001
Investors in this Offering	1,500,000	5.56	6,000,000	99.96	4.00
Total	27,000,000	100	6,002,550	100	0.22

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this Offering is subject to adjustment based on the actual initial public offer price of our Class A Ordinary Shares and other terms of this Offering determined at pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Our Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 7, 2025 as a holding company. We operate in Hong Kong through our indirect wholly-owned Operating Subsidiary, Ravia Global Appraisal Advisory Limited. Our Operating Subsidiary provides (i) professional valuation services; and (ii) business advisory services to companies listed on HKSE as well as private entities. We believe that with our Operating Subsidiary’s experience in this industry, we play a pivotal role in the financial ecosystem, assisting listed companies and private entities achieve transparency, regulatory compliance and informed strategic decision-making.

Our Operating Subsidiary’s professional valuation service offerings cover (i) tangible and intangible asset; (ii) real estate; (iii) business; (iv) financial instrument; and (v) long service payment valuation services. Our Operating Subsidiary’s business advisory service offerings cover (i) ESG; (ii) internal control review; (iii) market research; and (iv) secondary review services.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the SEC reporting requirement. They include the consolidated financial statements of our Company and our subsidiaries. All transactions and balances among these entities have been eliminated upon combination.

Please also refer to the summary of the significant accounting policies of our Company discussed in Note 2 to the consolidated financial statements for the fiscal years ended March 31, 2025 and 2024.

Results of Operations

Comparison of Years Ended March 31, 2025 and 2024

The following table sets forth key components of our results of operations for the years ended March 31, 2025 and 2024.

	2025	2024	variance	variance
	US$	US$	US$	%
Revenues, net	2,512,147	2,227,950	284,197	12.8%

Operating and general expenses:
Cost of revenue	(597,838)	(745,961)	148,123	(19.9%)
General and administrative expenses	(582,541)	(930,486)	347,945	(37.4%)
(Allowance for) / Reversal of expected credit losses	(24,495)	28,957	(53,452)	(184.6%)
Total operating and general expenses	(1,204,874)	(1,647,490)	442,616	(26.9%)

Income from operations	1,307,273	580,460	726,813	125.2%

Other income (expense):
Interest expense	(15,842)	(20,088)	4,246	(21.1%)
Other income, net	124	31,712	(31,588)	(99.6%)
Total other income (expense), net	(15,718)	11,624	(27,342)	(235.2%)

Income before income taxes	1,291,555	592,084	699,471	118.1%

Income tax expense	(191,225)	(71,675)	(119,550)	166.8%
Net income	1,100,330	520,409	579,921	111.4%

Other comprehensive income:
Foreign currency translation adjustment	3,911	366	3,545	968.6%
Comprehensive income	1,104,241	520,775	583,466	112.0%

Revenue

Our overall revenue increased by approximately US$284,197 or approximately 12.8%, to US$2,512,147 for the year ended March 31, 2025, from US$2,227,950 for the year ended March 31, 2024. This growth was primarily driven by the expansion of our business advisory services, which contributed approximately US$672,533 for the year ended March 31, 2025, increased 219.5% from US$210,516 in the prior year, partially offset by a decline in revenue from professional valuation services.

The table below represents the dis-segregation of revenue by service type:

	Year Ended March 31,
	2025	2024	variance	variance
	US$	US$	US$	%
Professional valuation services	1,839,614	2,017,434	(177,820)	(8.8%)
Business advisory services	672,533	210,516	462,017	219.5%
Total	2,512,147	2,227,950	284,197	12.8%

Professional valuation services

Revenue from professional valuation services decreased to US$1,839,614 for the year ended March 31, 2025, from US$2,017,434 in the prior year, representing a decline of US$177,820, or 8.8%. Our professional valuation services include asset valuation, business and purchase price valuation, property valuation, and financial instrument valuation. The decrease was primarily attributable to a reduced number of business and purchase price valuation projects awarded during the year. These engagements, while project-based, have historically contributed a significant portion of our valuation revenue.

In contrast, revenue from asset valuation, property valuation, and financial instrument valuation remained stable, reflecting the strength of our ongoing client relationships and the resilience of our core service platform. This revenue shift is consistent with typical fluctuations in transactional activity, and management remains focused on sustaining long-term growth across both project-based and recurring mandates.

Business advisory services

Revenue from business advisory services increased to US$672,533 for the year ended March 31, 2025, from US$210,516 in the prior year, an increase of US$462,017, or 219.5%. This growth was primarily driven by a higher volume of market research projects undertaken during the year ended March 31, 2025.

Our business advisory offerings include ESG advisory, internal control review, market research, and secondary review. Among these, ESG advisory, internal control review, and secondary review are provided on a recurring basis and contribute to a stable revenue foundation. The surge in market research activity reflects increasing demand for data-driven insights to support regulatory compliance, investor engagement, and strategic planning.

This shift in revenue composition highlights our strategic focus on service diversification and margin enhancement.

Operating and general expenses

The following table sets forth the breakdown of our operating and general expenses for the years ended March 31, 2025 and 2024:

	Year Ended March 31,
	2025	2024	variance	variance
	US$	US$	US$	%
Cost of revenue	597,838	745,961	(148,123)	(19.9%)
General and administrative expenses	582,541	930,486	(347,945)	(37.4%)
Allowance for / (Reversal of) expected credit losses	24,495	(28,957)	53,452	184.6%

Total	1,204,874	1,647,490	(442,616)	(26.9%)

Cost of revenue

Our cost of revenue mainly consisted of staff costs and consultancy service fee and out-of-pocket and other third-party subcontractor fee. We incurred cost of revenue of US$597,838 for the year ended March 31, 2025, compared to US$745,961 for the year ended March 31, 2024, representing a decrease of US$148,123 or 19.9%.

Staff costs including directors’ remuneration amounted to US$528,934 for the year ended March 31, 2025, representing an increase of US$2,840, or 0.5%, compared to US$526,094 in the prior year. The overall fluctuation reflects that the staff costs align with the business needs and developments in Professional valuation services and Business advisory services. The staff costs remained stable in the year ended March 31, 2025 compared to the year ended March 31, 2024.

MPF contributions from US$14,466 for the year ended March 31, 2024 decreased by US$1,558 or 10.8% to US$12,908 for the year ended March 31, 2025, primarily due to the reduction in headcount. The decline was partially offset by individual pay increases; however, the impact was limited given the contribution cap of approximately US$192 per employee per month.

Other components of staff costs, including director’s remuneration and long service payments, also have slight movements which were consistent with cost optimization objectives. These movements collectively demonstrate management’s continued focus on maintaining a lean and skilled workforce while prudently managing compensation-related outflows.

Third-party subcontractor fee expenses decreased significantly to US$47,632 for the year ended March 31, 2025, from US$191,089 in the prior year, a reduction of US$143,457, or 75.1%. This decline was primarily due to the completion of one-off consultancy service projects in 2024, which mainly reduced the corresponding consultancy fees. Additionally, projects in 2025 were largely executed by highly utilizing internal staff resources. The total fee expenses were mainly related to consultancy services. The sharp reduction aligns with management’s continued focus on cost efficiency and resource optimization.

General and administrative expenses

Our general and administrative expenses mainly consisted of depreciation expenses, consultancy fees, accounting fee, professional fees, recruitment expenses and other miscellaneous administrative expenses. We incurred general and administrative expenses of US$582,541 for the year ended March 31, 2025, compared to US$930,486 for the year ended March 31, 2024, a decrease of US$ 347,945 or 37.4%. The decrease in general and administrative expenses was primarily due to several significant changes in consultancy fees related to training, as we strategically transitioned to internal staff for project assignments and relied less on external consultants since April 1, 2022 to March 31, 2023. The Company provided a training program through external parties to staff during for the year ended March 31, 2024. As a result, the Company benefited from the skill development gained through these training programs. The decrease in general and administrative expenses during the year ended March 31, 2025 was primarily due to the absence of consultancy fees for external training program expenses.

Interest expense

Total finance costs decreased to US$15,842 for the year ended March 31, 2025, from US$20,088 in the prior year, representing a drop of US$4,246, or 21.1%. The decrease was primarily driven by the decline in market interest rates and lower average loan balance.

compared to the prior year.

Other income, net

Other income declined significantly to US$124 for the year ended March 31, 2025, compared to US$31,712 in the prior year, representing a decrease of US$31,588, or 99.7%. Other income includes bank interest income, government subsidies and sundry income. The year-over-year decline was primarily due to the absence of government subsidies in the current year. During the year ended March 31,2024 the Company received US$21,567 under the Technology Voucher Programme (TVP), a funding scheme administered by Hong Kong’s Innovation and Technology Fund (ITF), which supports enterprises in adopting technological services and solutions to enhance productivity and business efficiency. No such subsidy was recorded for the year ended March 31, 2025.

Bank interest income totaled US$1,581 for the year ended March 31, 2025, compared to US$3,154 in the prior year, reflecting lower average deposit balances and interest rates.

Income tax expense

Our company, Pyrostone Holdings Limited, was incorporated in the Cayman Islands. Our wholly-owned subsidiary, Ravia Holdings Limited , was incorporated in the British Virgin Islands. Pursuant to the current rules and regulations, the Cayman Islands and British Virgin Islands currently levy no taxes on individuals or corporations based upon profits, income, gains, or appreciations and there is no taxation in the nature of inheritance tax or estate duty. Therefore, the Company is not subject to any income tax in the Cayman Islands or British Virgin Islands.

Our indirectly wholly-owned subsidiary, Ravia Global Appraisal Advisory Limited, a Hong Kong company, is subject to income tax within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000 (US$256,641) and 16.5% on any part of assessable profits over HK$2,000,000 (US$256,641). For the years ended March 31, 2025, and 2024, our Group had assessable profits in Hong Kong and a provision for paying the Hong Kong profits tax has been made accordingly.

Income tax expense increased significantly to US$191,225 for the year ended March 31, 2025, compared to US$71,675 in the prior year, representing a rise of US$119,550, or 166.8%. The increase was primarily driven by higher taxable profit before tax, which rose from US$592,084, for the year ended March 31, 2024 to US$1,291,555 for the year ended March 31, 2025, reflecting improved operating performance and reduced cost base. Our effective tax rate was approximately 14.8% for the year ended March 31, 2025, and approximately 12.1% for the year ended March 31, 2024. The effective tax rates remained aligned with statutory rates, with no material deferred tax movements or one-off adjustments recorded.

Net income and total comprehensive income

As a result of the foregoing, we reported a net income of US$1,100,330 for the year ended March 31, 2025, as compared to net income of US$520,409 for the year ended March 31, 2024, an increase of US$579,921 or 111.4%. The improvement was primarily driven by strong revenue growth from business advisory services and a significant reduction in operating and general expenses achieved through strategic streamlining and operational refinement.

Total comprehensive income was US$1,104,241 for the year ended March 31, 2025, as compared to US$520,775 for the year ended March 31, 2024, and increase of US$583,466 or 112.0%. The increase in other comprehensive income was attributed to higher profits and positive adjustments in foreign exchange translations.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of March 31, 2025 and 2024. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31,
	2025	2024	variance	variance
	US$	US$	US$	%
ASSETS

Current assets:
Cash and cash equivalents	187,779	218,216	(30,437)	(13.9%)
Accounts receivable, net	851,107	411,284	439,823	106.9%
Due from related parties	-	777,138	(777,138)	(100.0%)
Deposit, prepayments, and other receivables	12,899	23,753	(10,854)	(45.7%)

Total current assets	1,051,785	1,430,391	(378,606)	(26.5%)

Non-current assets:
Property and Equipment, net	367,464	385,571	(18,107)	(4.7%)
Operating lease right-of-use assets, net	226,711	44,413	182,298	410.5%
Deposit	22,459	-	22,459	-
Deferred tax assets, net	6,761	-	6,761	-
Total Non-current assets	623,395	429,984	193,411	45.0%

TOTAL ASSETS	1,675,180	1,860,375	(185,195)	(10.0%)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued charges and other payables	8,138	320,756	(312,618)	(97.5%)
Contract liabilities	176,289	220,370	(44,081)	(20.0%)
Bank borrowings	405,540	517,184	(111,644)	(21.6%)
Amount due to bank	7,662	-	7,662	-
Operating lease liabilities, current portion	57,839	44,413	13,426	30.2%
Due to related parties	-	23,001	(23,001)	(100.0%)
Tax payable	187,327	58,704	128,623	219.1%
Total current liabilities	842,795	1,184,428	(341,633)	(28.9%)

Non-current liabilities:
Operating lease liabilities, net	168,872	-	168,872	-
Other long-term liabilities, net	13,186	7,932	5,254	66.2%
Deferred tax liabilities, net	-	398	(398)	(100.0%)
Total Non-current liabilities	182,058	8,330	173,728	2,085.6%

TOTAL LIABILITIES	1,024,853	1,192,758	(167,905)	(14.1%)

	2025	2024	variance	variance
	US$	US$	US$	%
SHAREHOLDERS’ EQUITY
Class A Ordinary shares, 450,000,000 shares authorized, par value US$0.0001 each, 25,500,000 Class A ordinary shares issued and outstanding as of March 31, 2025 and 2024	2,550	2,550	-	-
Class B Ordinary shares, 50,000,000 shares authorized, par value US$0.0001 each, 2,500,000 Class B ordinary shares issued and outstanding as of March 31, 2025 and 2024	250	250	-	-

Retained earnings	647,829	669,030	(21,201)	(3.2%)
Accumulated other comprehensive income	(302)	(4,213)	3,911	(92.8%)
Total shareholders’ equity	650,327	667,617	(17,290)	(2.6%)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,675,180	1,860,375	(185,195)	(10.0%)

Cash

Our cash and cash equivalents was decreased from US$218,216 as of March 31, 2024 to US$187,779 as of March 31, 2025. The fluctuation was mainly a result of our business operations.

Accounts Receivable, net

Our accounts receivable, net increased from US$411,284 as of March 31, 2024, to US$851,107 as of March 31, 2025. The increase was primarily driven by higher billing activity related to projects completed near year-end, particularly from business advisory services. Based on the aging profile after expected credit loss provisions as at March 31, 2025 and 2024, US$701,235, or 82.4% and US$287,050 or 69.8%, respectively, of the balance was aged within 90 days, indicating healthy collection momentum on recent invoices. As of March 31, 2025 and 2024, net accounts receivable amounted to $43,792 and $15,614 were past due for more than 90 days, respectively, reflecting stable and managed exposure to long-outstanding balances.

Prepayments and other receivables

Prepayments and other receivables mainly comprised the rental deposit and prepayment for office insurance and out-sourced consultancy services. As of March 31, 2025, prepayments and deposits totaled US$35,358, reflecting an increase of US$11,605, or 48.9%, from US$23,753 in the prior year. The rise was primarily attributable to additional rental deposits and imputed interest associated with lease modifications. Prepaid service fees, including market data subscriptions and out-sourced consultancy service, also contributed to the year-end balance.

Due from directors

Amount due from directors decreased from US$777,138 as of March 31, 2024 to US$nil as of March 31, 2025. This decrease was primarily due to the net effect of the advance from a director for operational use and declaration of an interim dividend during the year ended March 31, 2025.

Due to related parties

Amount to related parties decreased from US$23,001 as of March 31, 2024 to US$nil as of March 31, 2025. This decrease was primarily due to the repayment to related parties during the year ended March 31, 2025.

Property, plant and equipment, net

As of March 31, 2025, property, plant and equipment totaled US$367,464, reflecting a gradual decrease from US$385,571 in the prior year. The movement was primarily due to scheduled depreciation charges, with no significant new additions during the year ended March 31, 2025.

The balance primarily comprised the Company’s self-used property in Japan which is held for recreational use by our staff and a parking space in Hong Kong which is held for operational use. These assets support core business functions and are not subject to revaluation. The carrying amounts of computer equipment and other fixed assets remained minimal or fully depreciated.

The Company continues to review its asset base periodically to ensure alignment with long-term capacity needs and cost efficiency.

Right-of-Use (“ROU”) Assets

As of March 31, 2025, the right-of-use asset totaled US$226,711, representing a significant increase of US$182,298, or 410.5%, from US$44,413 in the prior year. The increase was primarily driven by the renewal of existing lease during the year ended March 31, 2025, including updated lease terms.

Accrued charges and other payables

As of March 31, 2025, accrued charges and other payables totaled US$8,138, down from US$320,756 as of March 31, 2024. The accrued charges slight decreased from US$9,657 as of March 31, 2025 to US$7,367 as of March 31, 2024 was mainly due to lower accrued rental expenses. Subcontractor fee payables balance of US$771 as of March 31,2025 and US$311,099 as of March 31, 2024 represented the outstanding payables to the external advisors for services rendered,.

Contract liabilities

Our contract liabilities represented the receipt in advance from the customers. These liabilities decrease from US$220,370 on March 31, 2024, to US$176,289 on March 31, 2025. The decrease was mainly due to less upfront payments was received from the customers of business advisory services.

Bank Borrowings

As of March 31, 2025, the Company had outstanding bank borrowings of US$405,540, down from US$517,184 as of March 31, 2024. The decrease of US$111,644, or 21.6%, primarily reflected reduced funding requirements in line with the Company’s current business scale and operating needs.

Operating Lease Liabilities

As of March 31, 2025, and March 31, 2024, we had lease liabilities of US$226,711 and US$44,413 respectively. The increase in our lease liabilities was mainly due to the renewal of existing tenancy agreement for office premises during the year ended March 31, 2025.

Liquidity and Capital Resources

Our principal sources of funds have historically been our equity capital, cash generated from our operations and financial support from the bank borrowings. Our primary liquidity requirements are to finance our working capital needs, fund our capital expenditures, and support the growth of our operations. Going forward, we expect these sources to continue to be our principal sources of liquidity, and we may use a portion of the proceeds from the initial public offering to finance a portion of our liquidity requirements.

As of March 31, 2025, we had cash and bank balances of US$187,779. Net cash provided by operating activities for the year ended March 31, 2025 amounted to US$416,300 and a net income for the year ended March 31, 2025 amounted to US$1,100,330. Our working capital requirements and operating cashflows are influenced by the size of our operations, the contract sum of our mandates, the progress of execution on our work, the issuance date of the reports which is determined by our customers, and the complexity of the projects, the timing for collecting accounts receivable and repayment of accrued charges and other payables. The disproportionate fluctuations in the account receivables impact the Company’s liquidity and capital resources, which lead to the mismatch between cashflow and operation expenditures. The Company may need to rely more on external financing, such as lines of credits to maintain the operational and strategic flexibility.

As of March 31, 2025, we had outstanding bank borrowings of US$405,540 and amount due to bank of US$7,662, all of them will be repayable on demand and according to respective payment schedule.

As of March 31, 2025, we have cash requirements for leases and other liabilities. For lease-related information, see Note 7 our consolidated financial statements included elsewhere in this prospectus. For borrowings-related information, see Note 10 of our consolidated financial statements.

As of March 31, 2025, we have the following obligations:

●	Short-term: Other liabilities of US$842,795 are comprised of various payables, including accrued charges and other payables , contract liabilities, bank borrowings and amount due to bank, operating lease liabilities, and tax payables, of which expected to be settled based on contractual terms.

We believe that our current cash balance, cash generated from our operations, and the estimated net proceeds from this Offering will be sufficient to meet our working capital needs for the next 12 months from the date the audited financial statements are issued. If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we accelerate our growth, then additional financing may be required. No assurance can be given, however, that additional financing, if required, would be available at all or on favorable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

Cash Flows

The following table sets forth a summary of our cash flows information for the years ended:

	Year ended March 31,
	2025	2024
	US$	US$
Net cash provided by operating activities	416,300	589,450
Net cash used in investing activity	(341,112)	(576,809)
Net cash used in financing activities	(106,860)	(96,325)
Foreign currency translation adjustment	1,235	939
Net change in cash and cash equivalents	(30,437)	(82,745)
Cash and cash equivalents at the beginning of the year	218,216	300,961
Cash and cash equivalents at the end of the year	187,779	218,216

Operating Activities

Our operating cash inflows are primarily derived from our revenue from the professional valuation services and business advisory services, whereas our operating cash outflows mainly include staff costs, directors remuneration, professional fees, as well as other working capital needs.

Cash provided by operating activities amounted to US$416,300 for the year ended March 31, 2025, mainly derived from (i) net income of US$1,100,330 for the year ended March 31, 2025; (ii) the increase in accounts receivable, net by US$461,151; (iii) the increase in prepayments and other current asset, net by US$11,446; (iv) the decrease in accrued charges and other payables by US$313,985; (v) the decrease in due to related parties by US$23,098 and (vi) the increase in tax payable by US$128,060.

Cash provided by operating activities amounted to US$589,450 for the year ended March 31, 2024, mainly derived from (i) net income of US$520,409 for the year ended March 31, 2024; (ii) the decrease in accrued charges and other payables by US$252,847; (iii) the decrease in contract liabilities, net by US$74,124; (iv) the decrease in accounts receivable, net by US$201,691; and (v) decrease in tax payable by US$48,513.

Investing Activity

Net cash used in investing activities amounted to US$341,112 for the year ended March 31, 2025, primarily due to advances to directors.

Net cash used in investing activities amounted to US$576,809 for the year ended March 31, 2024, primarily due to advances to directors.

Financing Activities

Net cash used in financing activities for continuing operations amounted to US$106,860 for the year ended March 31, 2025, derived from the repayment of bank borrowings and proceeds from bank.

Net cash used in financing activities for continuing operations amounted to US$96,325 for the year ended March 31, 2024, derived from the repayment of bank borrowings.

Material Cash Requirements

Our cash requirements consist primarily of day-to-day operating expenses, capital expenditures and contractual obligations with respect to banking facilities and other operating leases. We lease all our office facilities. We expect to make future payments on existing leases from cash generated from operations. We have limited credit available from our major vendors and are obligated to settle the purchase invoices and repay the contractual bank loans in a punctual manner, which further constrains our cash liquidity.

We believe that we have sufficient working capital for our requirements for at least the next 12 months from the date of this prospectus, absent unforeseen circumstances, taking into account the financial resources presently available to us, including cash and cash equivalents on hand, cash flows from our operations and the estimated net proceeds from this Offering.

Capital Expenditures

For the year ended March 31, 2025 and March 31, 2024, we did not incur any capital expenditure. We do not have any other material commitments to capital expenditures as of the date of this prospectus.

We plan to fund our future capital expenditures with our existing cash balance and proceeds from this Offering. We will continue to make capital expenditures to meet the expected growth of our business, including for office equipment and leasehold improvements.

Trend Information

Other than as disclosed in “Risk Factors — Risks Related to Our Business and Industry” in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition for the years ended March 31, 2025 and 2024.

Seasonality

The nature of our business is not affected by seasonal variations.

Off-Balance Sheet Arrangements

As of March 31, 2025 and 2024, we did not entered into any material off-balance sheet transactions or arrangements.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

OUR CORPORATE STRUCTURE AND HISTORY

Corporate Structure

Our Company is a holding company with no material operations of its own. We conduct our operations through our wholly-owned Operating Subsidiary. This is an offering of the Class A Ordinary Shares of our Company, a Cayman Islands exempted company with limited liability, instead of the shares in our primary subsidiaries.

Because our Company is incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections titled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

Our Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 7, 2025, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, Ravia Global Appraisal Advisory Limited.

Ravia Global Appraisal Advisory Limited was incorporated in Hong Kong on November 19, 2014.

Ravia Holdings Limited was incorporated on May 30, 2025 under the laws of the British Virgin Islands, as an intermediate holding company.

On June 26, 2025, Ravia Holdings Limited acquired 5,000 shares and 5,000 shares, being the entire issued share capital, of Ravia Global Appraisal Advisory Limited from each of Mr. Chun Fai NG and Dr. Wai Kin Alan LEE for consideration of HK$1 and HK$1, respectively. Subsequently, Ravia Global Appraisal Advisory Limited became an indirect wholly-owned subsidiary of our Company.

On July 11, 2025, Goodfriends Holdings Limited entered into Sale and Purchase Agreements with Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively (collectively, the “Sale and Purchase Agreements”). Pursuant to the Sales and Purchase Agreements, Goodfriends Holdings Limited agreed to sell, and Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited agreed to acquire, 4.99%, 4.98%, 4.95%, 4.92%, 4.91% and 4.90% of the issued Class A equity interests in Pyrostone Holdings Limited, at the consideration of US$87,325, US$87,150, US$86,625, US$86,100, US$85,925 and US$85,750, respectively. On the same date, Goodfriends Holdings Limited executed the instrument of transfers whereby Goodfriends Holdings Limited have transferred 1,272,450, 1,269,900, 1,262,250, 1,254,600, 1,252,050 and 1,249,500 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively. Subsequent to the transfers, Pyrostone Holdings Limited is owned as to (i) 17,939,250 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Goodfriends Holdings Limited; and (ii) 1,272,450, 1,269,900, 1,262,250, 1,254,600, 1,252,050 and 1,249,500 Class A Ordinary Shares by Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively.

The chart below illustrates our corporate structure and identifies our subsidiaries prior to and after our Group’s initial public offering:

(1)	As of the date of this prospectus, there are six (6) shareholders on record that have shareholdings of less than 5%

INDUSTRY OVERVIEW

The information presented in this section has been derived from an industry report commissioned by us and prepared by GOVEN Intelligence Holdings Limited, an independent research firm, regarding our industry and our market position in Hong Kong (“GIH”). We refer to this report as the “GIH report.” We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

THE PROFESSIONAL SERVICES INDUSTRY IN HONG KONG

Professional services refers to knowledge and expert based advisory support services offered by individuals or organizations to clients to help them manage or improve a specific area of their businesses. The Group provides integrated professional services to public and private companies and individual investors mainly in Hong Kong, which services are broadly categorized into two segments, i.e. professional valuation services, and business advisory services. Although there are professional service firms in Hong Kong which provide an array of professional services, the scope of services provided by any one company varies from firm to firm. For example, there are both local and international firms that provide integrated services in the real estate sector such as real estate agency in buy and sell, property management, leasing administration and valuation on real estate. However, there is no consolidated industry for integrated professional services as such.

The Asia Pacific professional services market grew from approximately US$1.03 trillion in 2020 to approximately US$1.25 trillion in 2024, achieving a compound annual growth rate (CAGR) of 5.03%. The market is projected to expand at a faster CAGR of 6.56% from 2024 to 2030, reaching an estimated value of approximately US$1.84 trillion by 2030. This growth is driven by several key factors, including the robust economic growth experienced by many Asian economies, which increases demand for professional services to support business operations, strategic guidance, and digital transformation efforts across industries. Additionally, the expansion of financial services, accounting, and legal services in countries like China, India, and Indonesia fuels demand for regulatory compliance, operational optimization, and strategic consulting services.

Asia Pacific Professional Services Market, 2020-2030E, US$ Trillion

Source: GIH

Within the region, China dominated the 2024 market with approximately 37% share, while Hong Kong accounted for 2%. Hong Kong’s professional services sector is forecast to grow at a CAGR of 7.02% between 2024 and 2030, outpacing the regional average and signaling strong future momentum. This is supported by Hong Kong’s strategic geographic location as a gateway to mainland China and the broader Asia-Pacific region, its open trade and investment climate, and its well-established professional services infrastructure spanning accounting, legal, and advisory sectors, among others. Importantly, Hong Kong benefits from a deep pool of highly educated, skilled, and multilingual professionals, supported by world-class universities and government initiatives to attract and nurture top talent. This strong human capital base enables the city to provide sophisticated and competitive professional services, further driving its sector’s growth.

VALUATION SERVICES INDUSTRY IN HONG KONG

Valuation is the process of estimating the value of an asset or the extent of a liability on a given date. Valuations are needed for different reasons such as investment analysis, capital budgeting, merger and acquisition transactions, financial reporting, insurance, taxable events to determine the proper tax liability, litigation and the disclosure of information to the public by companies listed on the HKSE under the requirements of the Main Board Listing Rules and GEM Listing Rules.

Valuation companies in Hong Kong generally offer a wide range of valuation services, which can be categorized into business and intangible assets valuation, financial instruments valuation, real estate valuation, work of art valuation, industrial valuation, purchase price allocation, etc.

Business and intangible assets valuation refers to evaluating market value of business and intangible assets, which include, among others, business contracts, exploration and mining rights, customer relationships, franchises, technology, trademarks, patents and copyrights, domain names and publication rights.

Financial instruments valuation refers to assessing the fair value of a financial instrument, such as accumulators, convertible bonds, convertible preference shares, forward/future contracts, share options, swap contracts, etc., at the valuation date and any subsequent period end date by utilizing various valuation models such as Black-Scholes-Merton Option Pricing Model1, Binomial Option Pricing Model2 and Monte Carlo Simulation Method3.

Work of art valuation refers to valuing the fair market values of antiques, work of art and collectables for various purposes such as insurance, private and corporate collection, probate, inheritance tax and heritage advisory.

Industrial valuation refers to assessing fair value of diverse scope of fixed assets ranging from simple stand-alone equipment to complex manufacturing processes and industrial facility installations.

Purchase price allocation refers to assigning fair values to various assets and liabilities in an enterprise, either following a merger or an acquisition under the financial reporting standards such as, among others, the International Financial Reporting Standards and the Hong Kong Financial Reporting Standards.

Real estate valuation refers to determining the market value of properties held for various purposes including IPOs, accounting references, mergers and acquisitions, real estate investment trusts (REITs), feasibility studies, insurance and due diligence investigations. Valuation on properties in Hong Kong is generally conducted by qualified surveyors, on an individual or corporate level, being registered under The Royal Institution of Chartered Surveyors (Hong Kong Branch) or The Hong Kong Institute of Surveyors (General Practice). According to the HKIS, there were 182 fellow corporate members and 2,050 corporate members as of June 14, 2025 under general practice category in Hong Kong.

In general, valuation companies in Hong Kong perform valuation service for clients which include companies listed on the HKSE, private companies and individuals in Hong Kong. Based on publicly available information on the HKSE’s website, at least 6 and 11 of them have been engaged by companies listed on the HKSE to perform real estate valuation for IPOs for the two years ended December 31, 2023 and 2024, respectively.

REGULATORY REQUIREMENTS FOR VALUATION COMPANIES IN HONG KONG

With an aim to provide sufficient information to the investors and/or shareholders of companies listed on the HKSE, companies listed on the HKSE are required to incorporate different types of valuation reports and technical reports in the listing documents or circulars under various circumstances in accordance with the Main Board Listing Rules and GEM Listing Rules, details of relevant requirements are set out below. Save as disclosed below, there is no other mandatory qualification or experience requirement for provision of valuation and technical advisory services in Hong Kong.

[1]	A mathematical formula used to calculate the theoretical value of an option using the five key determinants, the stock price, strike price, volatility, time to expiration, and risk free interest rate.
[2]	A flexible and intuitive approach to price option based on the simplification that over a single period of a very short duration, the underlying asset can only move from its original price to an upper and lower level with defined probability.
[3]	A class of computational algorithms that relies on repeated random sampling to compute their results.

Business valuation services

Business valuation reports are normally required to be included in the listed issuers’ circulars and listing documents under the following circumstances:

(i)	in the case of a Relevant Notifiable Transaction[4] involving an acquisition or realization of an interest in an infrastructure project or an infrastructure or project company, the company listed on the HKSE is required to incorporate into the circular or listing documents a business valuation report on the business of the company being acquired or disposed of and/or a traffic study report on the infrastructure project or an infrastructure or project company; and

(ii)	in the case where the consideration of the subject assets of the Relevant Notifiable Transactions is determined with reference to the valuation of the subject assets.

Financial instruments valuation reports

Under Hong Kong Financial Reporting Standards (HKFRS), certain financial assets and liabilities, and derivatives are required to be measured at fair value at grant date and/or at each financial reporting date and/or at transfer date. Companies listed on the HKSE normally engage financial instruments valuer to conduct valuation on the fair value of the subject financial instruments on a given date. Financial instruments valuation reports are normally required to be produced for the companies listed on the HKSE in accordance with the requirements under the relevant HKFRS and Hong Kong Accounting Standards (HKAS) that are set out as follows:

HKFRS 2	Share-based payment
HKFRS 7	Financial instruments: Disclosures
HKFRS 9	Financial instruments
HKAS 32	Financial instruments: Presentation
HKAS 39	Financial instruments: Recognition and Measurement

Real estate valuation services

Property valuation reports are normally required to be included in the listed issuers’ circulars and listing documents under the following circumstances:

(i)	in the case of an IPO, valuations of and information on interests that form part of the applicant’s (or, for debt securities, the guarantor’s) property activities except for those with a carrying amount below 1% of the applicant’s total assets and the total carrying amount of property interests not valued must not exceed 10% of the applicant’s total assets; and that do not form part of the applicant’s (or, for debt securities, the guarantor’s) property activities if the carrying amount of a property interest is or is above 15% of the applicant’s total assets;

(ii)	in the case of an acquisition or disposal of any property interest, or of a company whose assets consist solely or mainly of property, where any of the percentage ratios of the transaction is or is above 25%, then a valuation of and information on the property should be included in the circular issued to shareholders in connection with the acquisition or disposal; and

(iii)	interest or of a company whose assets consist solely or mainly of property (including a company listed on the HKSE) from or to a connected person, a valuation of and information on the property must be included in any circular issued to shareholders in connection with the acquisition or disposal.

All property valuation reports must be prepared by an independent qualified valuer and contain all material details of the basis of valuation which must follow the HKIS Valuation Standards on Properties published from time to time by the HKIS or the IVS published from time to time by the International Valuation Standards Council and comply with the relevant requirements under the Main Board Listing Rules and GEM Listing Rules.

[4]	A transaction that falls into one of the classifications set out in Chapter 14 of the Main Board Listing Rules and Chapter 19 of the GEM Listing Rules of the HKSE, namely a major transaction, very substantial disposal, very substantial acquisition, reverse takeover and an extreme transaction.

A property valuer is a qualified valuer only if:

(i)	for the purposes of valuation of properties situated in Hong Kong, the valuer is a Chartered Surveyor of The Royal Institution of Chartered Surveyors (Hong Kong Branch) or Corporate Member of The Hong Kong Institute of Surveyors and carries on the business in Hong Kong of valuing properties and is authorized to do so by the rules of the relevant professional institution of which he/she is a member; or

(ii)	for the purposes of valuation of properties situated outside Hong Kong, the valuer has the appropriate professional qualifications and experience of valuing properties in the same location and category to carry out the valuation.

MANAGEMENT CONSULTING INDUSTRY IN HONG KONG

As one of the world’s leading financial markets, many internationally renowned consulting firms establish their presence in Hong Kong, and being arguably the largest international market in the Greater China Region also consolidates Hong Kong’s status as one of the premier management consulting markets worldwide. Furthermore, pursuant to The Mainland and Hong Kong Closer Economic Partnership Arrangement (CEPA) Agreement5, Hong Kong service suppliers may establish wholly-owned management consulting operations with a minimum registered capital of RMB30,000 in the PRC. Allowance of the entering into the PRC market has paved way for further growth prospect to the Hong Kong management consulting industry. As of May 31, 2025, 62 management consulting companies have obtained Hong Kong service suppliers certificates.

According to the research conducted by Hong Kong Trade Development Council, as of December 20226, there are 10,601 consulting companies in Hong Kong. These companies provide a wide range of services and can be broadly classified into six general sectors:

1.	General management — including corporate and business strategy, business process reengineering and change management;

2.	Financial management — including analysis of capital investment proposal, development of accounting and budgetary control system and business valuations;

3.	Marketing management — including formulation of marketing strategy and customer service and pricing policies;

4.	Production management — including logistic study, supply chain, material requirement planning, manufacturing resource planning and just-in-time production;

5.	Human resources management — including actuarial, salary survey, job evaluation and pay scale assessment, performance management and training; and

6.	Information technology management — strategic study and systems development (excluding technical or programming aspects in hardware and software development).

In addition, amongst the consulting firms in Hong Kong the majority of them are local, small to medium-sized general management consulting firms, which are generally established by former consultants of international consulting firms or former senior executives of multinational corporations.

Environmental, social and corporate governance (ESG) issues are one of the trending areas of interest in global business. In order to raise ESG awareness, all listed companies on the HKSE are required to publish annual ESG reports. In the view of the growing importance of ESG, businesses are seeking ESG-related management consulting services. Hong Kong’s management consulting firms are well placed to provide a wide range of services, including report and review writing, employees training, performance assessment and audits.

[5]	A free trade agreement concluded by Mainland China and Hong Kong covering four areas, namely trade in goods, trade in services, investment and economic and technical cooperation.
[6]	According to The Quarterly Report of Employment & Vacancies Statistics, Census & Statistics Department of Hong Kong, such industry data is only available up to December 2022.

The Asia Pacific environmental consulting services market grew from US$9.23 billion in 2020 to US$10.97 billion in 2024, achieving a compound annual growth rate (CAGR) of 4.33%. The market is projected to expand at a faster CAGR of 6.01% from 2024 to 2030, reaching an estimated value of US$15.58 billion by 2030. This growth is driven by several key factors, including increasing environmental regulations promoted by governments across the region, which compel industries to comply with stricter standards and seek expert consulting services. Rapid industrialization and urbanization in Asia Pacific are creating significant demand for environmental impact assessments, pollution control, and sustainable urban development solutions. Moreover, rising awareness of climate change and sustainability issues is encouraging businesses and governments to invest in green technologies and environmental protection initiatives. The energy and utilities sector, particularly in countries like China and Australia, is a major driver due to its focus on decarbonization and cleaner energy transitions. These combined factors position Asia Pacific as a fast-growing and dynamic market for environmental consulting services.

Asia Pacific Environmental Consulting Services Market, 2020-2030E, US$ Billion

Source: GIH

Within the Asia Pacific region, Japan dominated the 2024 environmental consulting services market with a 35% share, while China followed closely at 29%. Hong Kong accounted for 1% of the market, with its sector projected to grow at a CAGR of 6.22% between 2024 and 2030.

HONG KONG STOCK MARKET

The HKSE is one of the leading stock exchanges in the world. According to the data of stock exchanges by domestic market capitalization available on the World Federation of Exchanges’ website, Hong Kong ranked the seventh largest market of the world’s leading stock exchanges in terms of domestic equity market capitalization as at April 30, 2025 with a total market capitalization of approximately US$5,008.91 billion. It was also the third largest stock market in Asia falling behind Shanghai and Japan as at April 30, 2025.

The total market capitalization of listed companies on the Main Board and GEM in Hong Kong stood at approximately HK$25,072 billion as at December 31, 2014. After stabilizing near HK$24,684 - 24,761 billion during 2015-2016, it surged 36% to HK$33,999 billion by 2017, driven by landmark technology listings and expanded investment channels. This expansion peaked at HK$47,523 billion in 2020 amid global pandemic stimulus. A multi-year contraction followed, accelerated by regulatory reforms targeting China’s technology sector and property market defaults. Coupled with aggressive monetary tightening, this drove market capitalization down to HK$31,039 billion by 2023. A partial recovery to HK$35,320 billion emerged in 2024 as inflation eased and regional confidence strengthened, attracting renewed foreign investment to growth-oriented equities.

The following chart illustrates the total market capitalization of companies listed on the Main Board and GEM as at the respective year end date on December 31 from 2014 to 2024:

Total market capitalization of companies listed on the Main Board and GEM

Source: HKSE, GIH

Following the launching of the Shanghai-Hong Kong Stock Connect in November 2014, which provides mutual trading access between the Shanghai and Hong Kong stock markets, and the launching of the Shenzhen-Hong Kong Stock Connect in December 2016, which provides mutual trading access between Shenzhen and Hong Kong stock markets, investors can trade eligible shares listed on the other market subject to daily and aggregate quotas.

There were a total of 2,308 companies and 323 companies listed on the Main Board and GEM respectively in 2024, increased from 1,548 companies and 204 companies in 2014 respectively. The following charts illustrate the number of listed companies and newly listed companies in Hong Kong as at the respective year end date from December 31, 2014 to December 31, 2024.

Number of listed companies in Hong Kong

Source: SFC, HKSE, GIH

Based upon the above charts, the increase in the number of listed and newly listed companies on the Main Board and GEM has created considerable opportunities for valuation services business and corporate services and consultancy business.

KEY INDUSTRY TRENDS

Increasing Specialization in Valuation Disciplines

Valuation firms in Hong Kong are sharpening their focus on specialized valuation fields to address the complex requirements of clients and regulators. This includes deep expertise in areas such as financial instruments, intangible assets, purchase price allocation for M&A, and sector-specific real estate valuation. Firms are investing in technical talent and advanced methodologies to deliver credible valuations for IPOs, financial reporting, litigation, and regulatory compliance.

Integration of Digital Tools and Advanced Analytics

Valuation firms are increasingly leveraging digital platforms, big data, and advanced analytics to enhance the accuracy, efficiency, and transparency of their services. The adoption of sophisticated valuation models, scenario analysis, and automated reporting tools is becoming standard, enabling firms to meet evolving client expectations and regulatory demands in a fast-paced market.

Growing Demand for ESG Assurance and Independent Verification

With ESG disclosures now mandatory for all Hong Kong-listed companies, there is surging demand for independent assurance and verification of ESG data and performance. Consulting firms are expanding their offerings to include ESG audits, impact assessments, and third-party verification services, supporting clients in meeting both regulatory requirements and investor expectations for credible sustainability reporting.

Expanding Cross-Border Opportunities with Mainland China

Hong Kong’s unique position as a bridge to Mainland China is generating significant cross-border business opportunities for valuation and ESG consulting firms. With increasing capital flows, corporate activities, and regulatory requirements between Hong Kong and the Mainland, clients are seeking advisors who understand the legal, financial, and reporting standards of both markets. This trend is driving demand for firms that can provide seamless, credible valuation and ESG consulting services for transactions, listings, and compliance needs involving cross-border assets and operations.

MARKET DRIVERS AND OPPORTUNITIES

Increasing Interest from Mainland Chinese Companies in Hong Kong Stock Market

Hong Kong continues to attract growing interest from mainland Chinese companies seeking to list on its equity market, driven by its strategic role as a gateway to international capital. In 2024, Hong Kong hosted 68 IPOs, the HKSE has introduced key listing reforms such as Chapter 18A of the Main Board Listing Rules, which facilitates the listing of pre-revenue biotech companies, and Chapter 19C of the Main Board Listing Rules, which streamlines the secondary listing process for mainland companies. These initiatives, combined with supportive policies from the mainland Chinese government aimed at encouraging mainland enterprises to list in Hong Kong, have strengthened the city’s appeal as a preferred offshore listing venue. Additionally, geopolitical tensions and regulatory uncertainties in other markets, particularly the US, have accelerated the shift of Chinese companies back to Hong Kong. The growing pipeline of mainland companies listing in Hong Kong significantly drives market activity and reinforces Hong Kong’s position as a leading international financial center.

Continuous Demand from Listed Companies

Listed companies in Hong Kong consistently drive strong demand for valuation and advisory services, supported by a large and growing market of over 2,600 listed entities as of early 2025, including more than 2,300 on the Main Board. These companies require regular valuations to comply with financial reporting standards, regulatory requirements, and to support corporate actions such as mergers, acquisitions, and capital raising. As regulatory scrutiny and accounting complexities increase, listed companies increasingly rely on expert valuation services to ensure accuracy and transparency, making this a stable and expanding market for firms with deep expertise and industry knowledge.

ECL Compliance Fuels Advisory Demand

The implementation of the IFRS 9 Expected Credit Loss (ECL) framework, mandatory since January 1, 2018, has become a critical market driver for professional valuation and corporate consultancy services. ECL requires financial institutions and corporates to estimate and recognize credit losses on financial assets using forward-looking models, incorporating complex judgments on macroeconomic forecasts, scenario weighting, and credit risk parameters. This has significantly increased audit scrutiny and regulatory expectations, compelling companies to engage expert advisory for robust model development, validation, and documentation to ensure compliance. As ECL evolves to integrate with broader risk management frameworks such as stress testing and ESG reporting, demand for specialized consultancy and valuation services is expected to grow further.

Greater Importance of Third Party ESG Consultancy Services

To promote thorough analysis and disclosure of material ESG risks, the HKSE has mandated that IPO applicants and listed companies publish annual ESG reports since 2016, with updates in 2021 that align with the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations. These revisions guide companies in meeting international disclosure standards. ESG consultants are increasingly engaged to help ensure compliance with these evolving regulations, enabling firms to develop effective reporting strategies. According to the Hong Kong Trade Development Council, ESG considerations are becoming crucial for attracting investors, clients, and talent while enhancing corporate reputation and competitiveness. However, companies face challenges, such as the lack of standardized guidelines for measuring ESG factors and insufficient internal expertise. Third-party ESG consultancies, who provide the one-stop solutions for the structure, content and design of ESG reports/ESG Reporting, and improvement of third-party ESG rating scores, play a vital role in addressing these issues by offering frameworks that allow companies to monitor real-time information for better decision-making, reduce risks, and enhance performance, which is expected to gain greater importance.

ENTRY BARRIERS

Regulatory Hurdles and Compliance Requirements

The regulatory environment is complex and continuously evolving, encompassing international standards such as the International Valuation Standards (IVS), IFRS, and local financial reporting requirements. Compliance necessitates the use of rigorous valuation techniques, comprehensive documentation, and strong internal controls to maintain transparency, accuracy, and independence in financial reporting. Non-compliance can lead to severe penalties, damage to reputation, and legal repercussions. Additionally, heightened scrutiny from regulators and auditors requires firms to regularly update their processes and invest in ongoing staff training, demanding significant resources and expertise. These regulatory challenges create substantial barriers for new entrants, limiting their ability to compete effectively.

Industry Experience and Expertise

Deep domain knowledge, specialized skills, and a proven track record are essential attributes that new entrants find challenging to replicate quickly. Extensive industry experience builds credibility and trust with clients, which is particularly vital in sectors demanding precise valuation and strategic advisory services. Expertise in complex valuation methodologies, regulatory compliance, and industry-specific nuances further establishes a natural barrier to entry, restricting competition to those possessing substantial professional qualifications and practical know-how. These factors serve as key differentiators that reinforce the competitive advantage of established firms.

Talent Acquisition Challenges

The professional services industry faces significant entry barriers due to the high demand for specialized talent with advanced qualifications and multidisciplinary expertise. Recruiting and retaining professionals such as Chartered Financial Analysts, Certified Practising Accountants, Chartered Valuation Surveyors, and ESG specialists requires substantial investment in training, certification, and career development. The scarcity of such highly skilled individuals limits the ability of new entrants to compete effectively, as delivering complex valuation, advisory, and consultancy services demands deep industry knowledge and regulatory understanding. Consequently, talent availability and expertise represent a key barrier to entry.

Reputable Brand Standing

Established firms benefit from long-standing relationships with listed companies, auditors, financial institutions, and regulatory bodies, which are built on proven track records of rigorous analysis, technical expertise, and consistent service quality. Clients in this sector prioritize reliability and credibility due to the high stakes involved in valuation outcomes affecting financial reporting, mergers and acquisitions, and regulatory compliance. Developing a reputable brand requires years of demonstrated competence, industry recognition, and successful client engagements, making it difficult for new entrants to gain market acceptance quickly.

BUSINESS

Overview

Our Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 7, 2025 as a holding company. We operate in Hong Kong through our indirect wholly-owned Operating Subsidiary, Ravia Global Appraisal Advisory Limited. Our Operating Subsidiary provides (i) professional valuation services; and (ii) business advisory services to companies listed on HKSE as well as private entities. We believe that with our Operating Subsidiary’s experience in this industry, we play a pivotal role in the financial ecosystem, assisting listed companies and private entities to achieve transparency, regulatory compliance and informed strategic decision-making.

Our Operating Subsidiary’s professional valuation service offerings cover (i) tangible and intangible asset; (ii) real estate; (iii) business; (iv) financial instrument; and (v) long service payment valuation services. Our Operating Subsidiary’s business advisory service offerings cover (i) ESG; (ii) internal control review; (iii) market research; and (iv) secondary review services.

The following table sets forth the breakdown of our revenue by service category for the fiscal years ended March 31, 2025 and 2024:

	For the fiscal years ended March 31
	2025		2024
	Revenue US$	% of Total Revenue	Revenue US$	% of Total Revenue
Professional valuation services	1,839,614	73.2	2,017,434	90.6
Business advisory services	672,533	26.8	210,516	9.4
Total	2,512,147	100.0	2,227,950	100.0

Professional valuation services

Tangible and intangible assets valuation

Valuation of tangible and intangible assets are an integral part of the financial advisory and corporate decision-making landscape. These services involve determining the worth of an asset’s tangible and intangible components using robust analytical methodologies.

Our asset valuation services cover a spectrum of asset types, including tangible assets such as machinery and equipment and intangible assets such as intellectual property, customer relationships and brand value. Tangible asset valuations are crucial for financing and collateral evaluations while intangible asset valuations are essential for mergers and acquisitions transactions, joint ventures and balance sheet integrity.

Real estate valuation

Our real estate valuation services lie at the heart of the real estate and financial markets. We offer indispensable insights for a multitude of stakeholders from property owners and investors to lenders and regulatory bodies. We deliver independent, transparent and evidence-based reports on the market value of various types of properties, ensuring that our customers have a clear understanding of asset worth when making strategic decisions.

We provide valuation services across a spectrum of property types including residential, commercial, industrial and retail properties. We pride ourselves in possessing deep industry-specific knowledge and advanced qualifications. This expertise allows us to interpret market trends, regional nuances and economic indicators accurately, ensuring that our valuation reflects market conditions. By combining quantitative analyzes and qualitative insights, we provide customers with a reliable basis for financing, acquisitions and disposals, asset management, financial reporting and legal proceedings.

Business valuation

We believe that our business valuation services play a fundamental role in today’s financial landscape, offering critical insights to support a wide array of strategic, regulatory and transactional decisions. We aim to establish an independent, well-researched estimate of a company’s worth, providing vital information for mergers and acquisitions, public offerings, capital raising, dispute resolution and financial reporting activities.

Business valuation involves synthesizing qualitive assessments and quantitative analyzes to measure a company’s economic value at a given point in time. We analyze historical financial performance, evaluate growth prospects, compare market data and adjust for potential risks.

Financial instrument valuation

Our financial instrument valuation services are a specialized subset of valuation practices focused on determining the fair value of complex financial instruments. These instruments include derivatives, employee share options, corporate bonds, notes, credit defaults and other structured financial products. We combine robust quantitative models with financial market data to deliver valuations that collaborates financial reporting, risk management, pricing strategies and regulatory compliance.

Long service payment valuation

Long service payment valuation services are specialized actuarial and financial assessments designed to help employers accurately estimate their obligations, ensuring compliance with relevant regulations and financial reporting standards. In Hong Kong, long service payment is a statutory benefit under the Employment Ordinance (Chapter 57 of the Laws of hong Kong) provided to employees who have worked continuously for the same employer for at least five years and whose employment is terminated under the circumstances set out in the Employment Ordinance. Our services assist in helping our customers estimate future liabilities and comply with financial reporting standards.

Business advisory services

ESG

Our ESG advisory services help organizations integrate environmental, social and governance factors into their core strategies to drive sustainability, mitigate risks and unlock new values. In today’s market, regulators such as the HKSE are putting increasing emphasis on ESG to demand more transparent and responsible corporate practices to keep abreast of global practices. ESG advisory services have gradually evolved from a niche offering into a strategic business imperative.

By assisting our customers to conduct materiality assessments and benchmarking against global standards such as those outlined in the HKSE ESG Guide, the Global Reporting Initiative (GRI)1 and the Task Force on Climate-related Financial Disclosures (TCFD)2, we help customers set clear, measurable targets and integrate ESG considerations into business planning.

Robust ESG reporting can be onerous if companies utilize internal resources to fulfill regulatory requirements. We assist customers in gathering, analyzing and reporting ESG-related data and preparing comprehensive ESG reports.

[1]	GRI is an independent, international organization headquartered in Amsterdam, the Netherlands that helps businesses and other organizations take responsibility for their impacts, by providing them with the global common language to communicate those impacts.
[2]	TCFD was established by the Financial Stability Board (FSB) to provide information to investors about what companies are doing to mitigate the risks of climate change, as well as be transparent about the way in which they are governed.

Internal control review

Our internal control review services are critical in ensuring our customers’ internal controls are not only designed effectively but also operating efficiently to mitigate risks, support compliance, and enhance overall business performance. We perform a systematic assessment of our customers’ control framework and examine their policies, procedures and measures in place to safeguard assets, ensure the accuracy of financial reporting and compliance with applicable laws and regulations.

Our assessments cover a wide range of areas from corporate governance and risk management to operational efficiency. This involves on-site interviews, process walkthroughs and detailed testing of controls to determine their effectiveness and to identify any control gaps. By identifying vulnerabilities in internal processes, our internal control reviews help customers prioritize risks for ongoing risk mitigation strategies as well as regulatory and audit requirements. Beyond identifying weaknesses, we offer strategic advice on remedial measures through benchmarking against industry best practices, recommending process enhancements and assisting with implementation of new control systems.

Market research

In a highly scrutinized public environment, listed companies require rigorous, data-driven insights to navigate dynamic market conditions and stakeholder expectations.

We gather and analyze market data mainly through industry reports and public records. We believe that the insights we provide help our customers understand consumer behavior, market dynamics, competitive landscapes and macroeconomic trends that directly impact their performance. Our market research services extend to assessing investor sentiment, evaluating capital market trends and contribute to robust corporate reporting.

Secondary review

We provide an independent, rigorous secondary assessment of valuation reports that have been produced by our customers or other valuers. We believe that we act as a crucial layer of quality control, giving companies, auditors and investors additional confidence in accuracy, objectivity and compliance of the primary valuation.

We focus on examining the methodology, assumptions and results of an existing valuation. We validate the original valuation works done to ensure that (i) the valuation methods used align with industry standards; (ii) the key assumptions regarding market conditions, growth projections and discount rates are reasonable and consistent with current market realities; and (iii) the derived values are documented transparently, with sensitivity analyzes and scenario testing to capture potential risks.

For listed companies, compliance with financial reporting and regulatory frameworks such as the International Financial Reporting Standards (IFRS) or the Hong Kong Financial Reporting Standards (HKFRS) is paramount. We are confident that our secondary reviews help our customers identify an potential discrepancies or biases in the primary valuation report and ensure that valuation practices meet the requisite standards demanded by auditors and regulatory bodies such as the HKSE.

Salient terms of our service agreements

We enter into service agreements with our customers on a project basis and salient terms of our professional valuation and business advisory service agreements are similar. The table below sets forth the salient terms of our service agreements:

Scope of services

We generally set out the scope of services that we will perform at different stages which generally include (i) preparation works such as having discussions with our customers to understand the status of our customers; (ii) information collection and data analysis and methodologies used; and (iii) report compilation.

Timetable	We generally set out the tasks to be conducted and an estimated timeline for producing the deliverables.
Payment terms

We agree on a fixed fee with our customers based on the scope of services to be performed and adopt a progress billing timetable generally covering an initial payment upon engagement, an intermediate payment upon delivery first drafts of reports and workings, and a final payment upon issuing a final report.

Termination	If our customer terminates or suspends our services after we issue our draft report, written notification is required within seven (7) working days from the draft report issuance date of our draft report, failing which we are entitled to issue the final report and claim full service fee under the engagement. Any previous professional fee charged upon engagement will not be refunded.

Operational workflow

The operational workflow of our professional valuation and business advisory services can be broadly categorized into three main stages: (i) planning; (ii) execution; and (iii) reporting.

The diagram below illustrates the general operational workflow of our operations:

Planning

● Receiving quotation invitation from customer

● Reviewing scope of work and service agreement by senior management

● Executing service agreement

● Issuing invoice for first milestone payment

● Understanding the customer to plan for execution

Execution

● Assigning project personnel based on the agreed scope of work

● Collecting information and conducting market research

● Conducting due diligence

● Preparing valuation model, business advisory proposal and report

● Reviewing report and ongoing discussions with customer

● Issuing invoice by milestones

Reporting	● Delivering first draft report to customer ● Responding to enquiries from customer, regulatory bodies and other professional parties ● Issuing final report ● Issuing final invoice

Pricing strategy

We charge our customers an agreed-upon advisory fee, which is determined on a case-by-case basis with reference to, among others, the scope and complexity of services to be provided, intensity of project timeline, the estimated time and amount of work required by the professionals assigned to the project. Our service fee is generally payable in installments upon the occurrence of the milestone events defined in the service agreements, namely, (i) upon engagement; (ii) upon delivery of draft reports and/or other deliverables; and (iii) upon delivery of final reports and/or other deliverables.

Marketing

In general, our projects originate from the networks of our senior management, referrals from existing customers or other business partners and direct approaches by customers. We also maintain a corporate website which provides an introduction of our company, showcases our service offerings, customer network and project capabilities.

Customers

Our major customers are companies listed on the Main Board and GEM of the HKSE and they are from a variety of industries including but not limited to finance, education, natural resources, pharmaceutical, food and beverage, automotive, construction, and technology sectors.

We have a growing and diverse base of customer network and we do not depend on any single customer. For the fiscal years ended March 31, 2025 and 2024, our top five customers only accounted for approximately 19.2% and 16.0% of our total revenue, respectively. We believe that customers retain us because of our recognized expertise and capabilities in providing professional valuation and business advisory services, as well as our reputation for satisfying customers’ needs.

Suppliers

We operate with a compact team of industry talents. As of March 31, 2025, we employed a total of ten (10) employees (excluding our management members) including associate directors and analysts. With a compact team and few layers of management, we believe that our internal communication is direct and we are able to pivot quickly when adapting to new trends and challenges. In addition, we believe that this structure allows us to provide more dedicated attention to our customers, thereby creating a strong sense of responsibility and engagement, strengthening relationships and increasing customer satisfaction. Our compact team also allows us to reduce unnecessary overhead expenses and increase our profitability while still allowing for specialized expertise.

Nonetheless, a compact team limits our ability to manage highly specialized and complex valuation projects without stretching our human resources. We therefore outsource part or all of our works to other professional valuation and business advisory service providers to fill our human resources gaps and cater customers’ needs during periods of heightened activity such as regulatory audit seasons, merger and acquisition transactions and market upheavals. Customers may also demand us to complete a project within a short timeframe, and we may need additional human resources from some service providers to satisfy unexpected customer demands. We maintain an amicable working relationship with our suppliers and we select them based on (i) their reputation within the industry; (ii) their past relationship with us; (iii) pricing; and (iv) the expertise required for our projects. We do not enter into long-term agreements with our suppliers and we engage them on a project basis depending on the needs of our customers. Our five largest suppliers for the fiscal years ended March 31, 2025 and 2024 only accounted for approximately 25.4% and 7.7% of our total cost of revenue, respectively. As such, we believe we are able to replace our suppliers should any of our largest suppliers be unable to provide services to us.

Market drivers

According to GIH, the following market drivers will continue to present business opportunities for professional valuation and business advisory service providers like our Group.

Increasing Interest from Mainland Chinese Companies in Hong Kong Stock Market

Hong Kong continues to attract growing interest from mainland Chinese companies seeking to list on its equity market, driven by its strategic role as a gateway to international capital. In 2024, Hong Kong hosted 68 IPOs, the HKSE has introduced key listing reforms such as Chapter 18A of the Main Board Listing Rules, which facilitates the listing of pre-revenue biotech companies, and Chapter 19C of the Main Board Listing Rules, which streamlines the secondary listing process for mainland companies. These initiatives, combined with supportive policies from the mainland Chinese government aimed at encouraging mainland enterprises to list in Hong Kong, have strengthened the city’s appeal as a preferred offshore listing venue. Additionally, geopolitical tensions and regulatory uncertainties in other markets, particularly the US, have accelerated the shift of Chinese companies back to Hong Kong. The growing pipeline of mainland companies listing in Hong Kong significantly drives market activity and reinforces Hong Kong’s position as a leading international financial center.

Continuous Demand from Listed Companies

Listed companies in Hong Kong consistently drive strong demand for valuation and advisory services, supported by a large and growing market of over 2,600 listed entities as of early 2025, including more than 2,300 on the Main Board. These companies require regular valuations to comply with financial reporting standards, regulatory requirements, and to support corporate actions such as mergers, acquisitions, and capital raising. As regulatory scrutiny and accounting complexities increase, listed companies increasingly rely on expert valuation services to ensure accuracy and transparency, making this a stable and expanding market for firms with deep expertise and industry knowledge.

ECL Compliance Fuels Advisory Demand

The implementation of the IFRS 9 Expected Credit Loss (ECL) framework, mandatory since January 1, 2018, has become a critical market driver for professional valuation and corporate consultancy services. ECL requires financial institutions and corporates to estimate and recognize credit losses on financial assets using forward-looking models, incorporating complex judgments on macroeconomic forecasts, scenario weighting, and credit risk parameters. This has significantly increased audit scrutiny and regulatory expectations, compelling companies to engage expert advisory for robust model development, validation, and documentation to ensure compliance. As ECL evolves to integrate with broader risk management frameworks such as stress testing and ESG reporting, demand for specialized consultancy and valuation services is expected to grow further.

Greater Importance of Third Party ESG Consultancy Services

To promote thorough analysis and disclosure of material ESG risks, the HKSE has mandated that IPO applicants and listed companies publish annual ESG reports since 2016, with updates in 2021 that align with the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations. These revisions guide companies in meeting international disclosure standards. ESG consultants are increasingly engaged to help ensure compliance with these evolving regulations, enabling firms to develop effective reporting strategies. According to the Hong Kong Trade Development Council, ESG considerations are becoming crucial for attracting investors, clients, and talent while enhancing corporate reputation and competitiveness. However, companies face challenges, such as the lack of standardized guidelines for measuring ESG factors and insufficient internal expertise. Third-party ESG consultancies, who provide the one-stop solutions for the structure, content and design of ESG reports/ESG Reporting, and improvement of third-party ESG rating scores, play a vital role in addressing these issues by offering frameworks that allow companies to monitor real-time information for better decision-making, reduce risks, and enhance performance, which is expected to gain greater importance.

Competition

According to GIH, the ability to overcome the following entry barriers is a key determining factor for market players to remain competitive.

Regulatory Hurdles and Compliance Requirements

The regulatory environment is complex and continuously evolving, encompassing international standards such as the International Valuation Standards (IVS), IFRS, and local financial reporting requirements. Compliance necessitates the use of rigorous valuation techniques, comprehensive documentation, and strong internal controls to maintain transparency, accuracy, and independence in financial reporting. Non-compliance can lead to severe penalties, damage to reputation, and legal repercussions. Additionally, heightened scrutiny from regulators and auditors requires firms to regularly update their processes and invest in ongoing staff training, demanding significant resources and expertise. These regulatory challenges create substantial barriers for new entrants, limiting their ability to compete effectively.

Industry Experience and Expertise

Deep domain knowledge, specialized skills, and a proven track record are essential attributes that new entrants find challenging to replicate quickly. Extensive industry experience builds credibility and trust with clients, which is particularly vital in sectors demanding precise valuation and strategic advisory services. Expertise in complex valuation methodologies, regulatory compliance, and industry-specific nuances further establishes a natural barrier to entry, restricting competition to those possessing substantial professional qualifications and practical know-how. These factors serve as key differentiators that reinforce the competitive advantage of established firms.

Talent Acquisition Challenges

The professional services industry faces significant entry barriers due to the high demand for specialized talent with advanced qualifications and multidisciplinary expertise. Recruiting and retaining professionals such as Chartered Financial Analysts, Certified Practising Accountants, Chartered Valuation Surveyors, and ESG specialists requires substantial investment in training, certification, and career development. The scarcity of such highly skilled individuals limits the ability of new entrants to compete effectively, as delivering complex valuation, advisory, and consultancy services demands deep industry knowledge and regulatory understanding. Consequently, talent availability and expertise represent a key barrier to entry.

Reputable Brand Standing

Established firms benefit from long-standing relationships with listed companies, auditors, financial institutions, and regulatory bodies, which are built on proven track records of rigorous analysis, technical expertise, and consistent service quality. Clients in this sector prioritize reliability and credibility due to the high stakes involved in valuation outcomes affecting financial reporting, mergers and acquisitions, and regulatory compliance. Developing a reputable brand requires years of demonstrated competence, industry recognition, and successful client engagements, making it difficult for new entrants to gain market acceptance quickly.

We face intense competition regularly. Some of our competitors may have certain advantages, including but not limited to having long operating history, better financing capabilities and well-developed technical expertise. These advantages may put them at a competitive edge as they may have abundant resources in (i) navigating the complex regulatory environment; (ii) acquiring talents who have deep domain knowledge, specialized skills, advanced qualifications, multidisciplinary expertise and a proven track record in serving customers; and (iii) adopting comprehensive marketing strategies targeting a broad customer base.

New participants with such advantages may wish to enter the industry provided that they have the appropriate skills, local experience, necessary know-how and capital. They are also in a better position to compete with us on pricing. As such, any significant increase in competition may result in lower operating margins and loss of market share, which may adversely affect our profitability and operating results.

In light of the competition we face, our growth strategies target at (i) enhancing our team of industry talents and expand our operating scale; (ii) expanding our service offerings; and (iii) enhancing our brand in the industry. We believe such strategies, if implemented effectively, will put ourselves in a better position to compete with our competitors.

Seasonality

Although we may occasionally experience human resources gaps during periods of heightened activity such as regulatory audit seasons, we do not generally experience any material seasonality in our business due to our strong and diverse customer base.

Our competitive strengths

We believe that the following competitive strengths differentiate us from our competitors:

We have a strong and diversified customer base

We believe that a strong and diversified customer base is indispensable to our continuous success. Our major customers are companies listed on the Main Board and GEM of the HKSE and they are from a variety of industries including but not limited to finance, education, natural resources, pharmaceutical, food and beverage, automotive, construction, and technology sectors. Since our establishment in 2014, we have served a substantial number of companies listed on the HKSE. We believe our diversified customer base insulates us from unpredictable downturns caused by industry specific micro-economic factors. It also reduces our reliance on a particular group of customers. For the fiscal years ended March 31, 2025 and 2024, our top five customers only accounted for approximately 19.2% and 16.0% of our total revenue, respectively.

We possess industry specific and domain knowledge with strong customer advisory and relationship management

We tailor our analyzes to the unique drivers and market conditions of the industries of our customers. This specialized insight translates into more precise valuations and strategic business solutions that resonate with our customers’ needs. Beyond delivering robust valuation and business advisory reports that fulfills our customers’ compliance requirements, we excel as their strategic partners. We believe we deliver more than just numerical estimates and we foster confidence among our customers. We communicate our findings to support our customers through their transactions. We believe that this relationship-driven approach builds long-term engagements with our customers and reinforces our role as their indispensable advisers in key financial decisions.

We have an experienced management team supported by industry talents

We demonstrate a distinct competitive edge by leveraging seasoned leadership of our experienced management team to drive precision, efficiency and trust. Our management is led by Mr. Chun Fai NG, our Chairman and Chief Executive Officer and Dr. Wai Kin Alan LEE, our Director. We believe that our management team, supported by industry talents, brings a wealth of market insight and long-term strategic thinking, ensuring our valuation and business advisory methodologies and service offerings stay ahead of evolving market trends and regulatory changes. Our management team’s strategic insight helps set robust visions that guide innovation and process improvements. With their years of industry experience, we believe that this leads to higher accuracy and consistency in our valuation and business advisory reports, which is essential for critical transactional decisions and regulatory compliance.

Our growth strategies

Enhance our team of industry talents and expand our operating scale

We believe that our ability to recruit, develop, promote and retain talent is the key to our continued success and enables us to capture market share. The valuation and business advisory landscape is constantly evolving driven by regulatory changes, market advancements and technological disruptions. We intend to enhance our team of industry talents to increase our project execution capacity and expand our operating scale to cope with the ever-changing market conditions. We believe continuous investment in human capital leads to process improvements that boost operational efficiency. Our sustainable growth is only possible because of the ability of our people and the impact and value we made to our customers when they are facing their challenges and opportunities. We are committed to investing in our people and supporting them with tools and resources necessary to grow.

Expand our service offerings

We believe expanding our service offerings is an effective growth lever. For the fiscal years ended March 31, 2025 and 2024, our business advisory services represented 26.8% and 9.4% of our total revenue. Our business advisory services such as ESG services and market research services are gradually playing a more crucial role in our strategic growth. In today’s market, regulators such as the HKSE is putting increasing emphasis on ESG and other corporate governance requirements to demand more transparent and responsible corporate practices to keep abreast with global practices. We intend to expand our service offerings beyond our professional valuation services to meet a broader spectrum of customer needs, create cross-selling opportunities and ultimately building a more resilient revenue stream. As regulations become more stringent, we believe that offering business advisory services which are ancillary to our professional valuation services can help our customers navigate changing market conditions.

Enhance our brand in the professional valuation and business advisory services industry

We believe brand building is a multifaceted process that goes beyond logos and taglines. It is about cultivating a strong, recognizable identity that echoes our expertise, integrity and commitment to excellence. Over the years, we have successfully demonstrated our ability to build our brand and reputation among companies listed on the HKSE. Riding on such success and a strong reputation, we intend to further promote our brand and gain customer confidence across different industries. We plan to position our management team as thought leaders through articles, webinars and industry conference presentations. We believe our brand becomes synonymous with industry authority and credibility when we consistently shares expert insights and innovative methodologies. We will further improve our brand image by sharing market insights, valuation trends and case studies to demonstrate our deep technical expertise and showcase that we are at the forefront of industry developments. We believe this proactive approach to sharing knowledge enhances our reputation over time. With our enhanced brand image, we believe we will be able to capture new business prospects and expand our sources of revenue.

Employees

As of March 31, 2025, 2024 and 2023, we employed a total of ten (10), eleven (11) and thirteen (13) employees (excluding our management members), respectively, located in Hong Kong. The following table sets forth a breakdown of our employees by title:

March 31, 2025

Title	Number of Employees
Associate Director	3
Assistant Manager	1
Senior Analyst	1
Analyst	2
Operation Manager	1
Sales and Marketing Executive	1
Office Assistant	1
Total	10

March 31, 2024

Title	Number of Employees
Associate Director	3
Art Director	1
Assistant Manager	1
Senior Manager	1
Senior Analyst	1
Operation Manager	1
Valuation Manager	1
Valuer	1
Sales and Marketing Executive	1
Total	11

March 31, 2023

Title	Number of Employees
Associate Director	3
Art Director	1
Senior Analyst	1
Analyst	2
Valuation Manger	2
Operation Manager	1
ESG Analyst Assistant	1
Marketing Officer	1
Sales and Marketing Executive	1
Total	13

It is essential to recruit and retain experienced talents for our business development and growth. Our human capital resources objectives include identifying, recruiting, retaining and incentivizing our existing and new employees.

We assess the available human resources on a continuous basis to determine whether additional personnel are required to cope with our business operations and developments. Our employees’ remuneration packages generally include salary and benefits in compliance with applicable laws and regulations of Hong Kong. The salaries of our employees are generally determined by the employee’s seniority, position, qualification, working experience and performance. Bonuses may be paid from time to time under our discretion to incentivize our staff. We regularly assess our employees’ performance and remuneration package to attract and retain our employees. We believe we maintain good relationships with our employees. During the fiscal years ended March 31, 2025 and 2024, we had not experienced any significant difficulties in recruiting employees and had not experienced any material labor dispute.

Properties

As of the date of this prospectus, we entered into the following lease for our office:

Location	Term	Usage
17/F, 83 Wan Chai Road, Wan Chai, Hong Kong	November 16, 2024 to November 15, 2028	Office

Intellectual property

As of the date of this prospectus, we have not registered any patent or trademark. We have registered our domain name and website. You can find our website at https://www.raviagroup.com/. Information contained on our website does not constitute part of this prospectus.

Insurance

We consider our insurance policies to be adequate and in line with the industry standard. As of the date of this prospectus, we have maintained employees’ compensation and office insurance for our employees that include work injury under the regulatory requirements in Hong Kong. As of the date of this prospectus, we had not made any material claims on insurance.

Legal proceedings

During the fiscal years ended March 31, 2025 and 2024 and as of the date of this prospectus, we have not been involved in any litigation, claim, administrative action or arbitration which in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATIONS

This section sets forth a summary of the material laws and regulations applicable to our business operations in Hong Kong.

Real estate valuation services

Established in 1984, The Hong Kong Institute of Surveyors (HKIS) is the only surveying professional body incorporated by ordinance in Hong Kong. It was established under The Hong Kong Institute of Surveyors Ordinance (Chapter 1148 of the Laws of Hong Kong) (“HKISO”). Pursuant to section 4 of the HKISO, the objects of the HKIS are, subject to the HKISO:

(a)	to secure the advancement and facilitate the acquisition of that knowledge and expertise which constitutes the profession of a surveyor, including, but not limited to, the arts, sciences and practice of:

(i)	determining the value of all descriptions of landed and house property and of all kinds of rights and interests therein;

(ii)	managing and developing estates and all other matters concerned with or incidental to the management of landed property;

(iii)	researching, examining, reporting upon and securing the optimal use of land and its associated resources to meet social, economic and other needs;

(iv)	surveying the structure and condition of buildings and their services and advising on their maintenance, alteration, improvement, re-construction and demolition;

(v)	measuring and delineating the physical feature of the earth;

(vi)	managing, developing and surveying mineral and other property rights;

(vii)	researching, examining, reporting upon and determining the economic acquisition and use of resources of the construction industry, and the financial appraisal and measurement of construction work;

(viii)	selling (whether by auction or otherwise), buying or letting, and promoting or encouraging the sale, buying or letting, as an agent, of real or personal property or any interest therein; and

(ix)	project management;

(b)	to promote, support and protect the character, status and interests of surveyors in Hong Kong;

(c)	to maintain and promote the usefulness of the profession of surveyors for the public advantage; and

(d)	to do all such other things as are incidental or conducive to the attainment of the above objects as the General Council of the HKIS may consider appropriate.

Our major customers are companies listed on the Main Board and GEM of the HKSE. With an aim to provide sufficient information to the investors and/or shareholders of companies listed on the HKSE, companies listed on the HKSE are required to incorporate different types of valuation reports and technical reports in the listing documents or circulars under various circumstances in accordance with the Main Board Listing Rules and GEM Listing Rules.

Where we are providing real estate valuation services for our listed issuer customers, we may from time to time be required to include property valuation reports in the listed issuers’ circulars and listing documents. The Main Board Listing Rules and GEM Listing Rules require that all property valuation reports must be prepared by an independent qualified valuer and contain all material details of the basis of valuation which must follow the HKIS Valuation Standards on Properties published from time to time by the HKIS or the IVS published from time to time by the International Valuation Standards Council and comply with the relevant requirements under the Main Board Listing Rules and GEM Listing Rules.

A property valuer is a qualified valuer only if:

(i)	for the purposes of valuation of properties situated in Hong Kong, the valuer is a Chartered Surveyor of The Royal Institution of Chartered Surveyors (Hong Kong Branch) or Corporate Member of The Hong Kong Institute of Surveyors and carries on the business in Hong Kong of valuing properties and is authorized to do so by the rules of the relevant professional institution of which he/she is a member; or

(ii)	for the purposes of valuation of properties situated outside Hong Kong, the valuer has the appropriate professional qualifications and experience of valuing properties in the same location and category to carry out the valuation.

During the course of providing real estate valuation services, we ensure that we are in compliance with the above requirements under the Main Board Listing Rules and GEM Listing Rules.

See section titled “Industry Overview – Regulatory requirements for valuation companies in Hong Kong” for more details on the requirements for valuation companies providing valuation services for companies listed on the HKSE.

Business registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (“BRO”) requires that every person carrying on any business shall make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made or is deemed to be made under the BRO as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

Supply of services

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) (“SOSO”) which aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a)	where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)	where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the SOSO. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the SOSO, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

Laws and regulations relating to employment

Pursuant to the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“EO”), which came into full effect in Hong Kong on September 27, 1968, all employees covered by the EO are entitled to basic protection under the EO including but not limited to payment of wages, restrictions on wages deductions and the granting of statutory holidays.

Pursuant to the EO, employers are required to assume the liability of long service payment if an employee who has been working for the employer for not less than five years under a continuous contract is dismissed, dies, resigns on ground of ill health or on or after 65 years old, or upon expiry of a fixed-term employment contract. For eligible employees who have retired, resigned or be dismissed before May 1, 2025, long service payments are calculated based on two-third of the salary of last month (or average monthly salary over last twelve months) and the reckonable years of service subject to a maximum amount of HK$390,000 (US$50,000). For eligible employees who have retired, resigned or be dismissed on or after 1 May 2025, long service payments are divided into two portions (i.e. pre-transition portion and post-transition portion). The pre-transition portion is calculated based on two-third of the salary for April 2025 (or average monthly salary for the twelve months ending April 30, 2025) and the reckonable years of service up to April 30, 2025. The post-transition portion is calculated based on two-third of the salary of last month (or average monthly salary over last twelve months) and the reckonable years of service counting from May 1, 2025 to the last day of employment. The total of the two portions is subject to a maximum amount of HK$390,000 (US$50,000).

Pursuant to the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”), which came into full effect in Hong Kong on December 1, 2000, every employer of an employee covered by the MPFSO must take all practicable steps to ensure that the employee becomes a member of a registered Mandatory Provident Fund (“MPF”) scheme. An employer who, without reasonable excuse, fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer who is employing a relevant employee must, for each contribution period, from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO.

Pursuant to the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”), which came into full effect in Hong Kong on December 1, 1953, all applicable employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries at work in respect of all of their employees. An employer failing to do so may be liable to a fine and imprisonment.

Pursuant to the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”), which came into full effect in Hong Kong on May 1, 2011, an employee covered by the MWO is entitled to be paid wages no less than the statutory minimum wage rate during the wage period. With effect from February 18, 2025, the statutory minimum hourly wage rate is HK$42.1 (approximately US$5.3). Failure to comply with the MWO constitutes an offence under the EO.

Regulations on personal data

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”), as amended, supplemented or otherwise modified from time to time places a statutory duty on data users to comply with the requirements of the six data protection principles contained in Schedule 1 to this ordinance. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a data protection principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six data protection principles are:

●	Principle 1 — purpose and manner of collection of personal data;

●	Principle 2 — accuracy and duration of retention of personal data;

●	Principle 3 — use of personal data;

●	Principle 4 — security of personal data;

●	Principle 5 — information to be generally available; and

●	Principle 6 — access to personal data.

The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed of whether it is obligatory or voluntary for him/her to supply the data and the purpose for which the data is to be used;

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; and

●	the right to request access to and to request correction of his/her personal data.

Non-compliance with a data protection principle may lead to a complaint to the Privacy Commissioner for Personal Data. A claim for compensation may also be made by a data subject who suffers damage by reason of a contravention of a requirement under the PDPO.

We are aware that in the conduct of our ordinary course of business, we may have to collect personal information and data of our customers and/or their customers and users. We take reasonable and appropriate measures to protect this information and data from being accessed by unauthorized third parties. We adopt internal data privacy measures to minimize the risk in processing and handling such data, and comply with applicable laws and regulations.

We may receive personal information from users and may disclose such information to our service providers, designers, marketplaces, cloud infrastructure and analytics in order to facilitate the provision of services requested by our customers. These parties function as our agents and acts in accordance with our instruction pursuant to written contracts signed between us. We expect our service providers to adopt the same privacy protection standard as is required by our privacy policy and will ensure contractual protection in future collaborations. We may be required to disclose personal information for law enforcement authorities, court orders or subpoenas, including for the purpose of meeting national security or law enforcement requirements and we or other third parties may be compelled to do so when such demand arrives.

More importantly, it is our internal control policy that we generally do not store any personal information and/or data of our customers and their customers or users in our system unless the storage is on an as-needed basis. The personal information or data obtained by us would be erased instantly once the services are provided.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of the date of this prospectus:

Name	Age	Position
Chun Fai, NG	41	Director, Chairman of the Board and Chief Executive Officer
Wai Kin Alan, LEE	47	Director
Yue Hong, PO	39	Chief Financial Officer
Chi Hei, TSOI	38	Independent Director Nominee(1)
Hong Kin Daniel, KUAN	35	Independent Director Nominee(1)
Hiu San, TSANG	43	Independent Director Nominee(1)

(1)	The nominee of independent director will become effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Chun Fai, NG is our Chairman, Chief Executive Officer and a Director. He is responsible for the general corporate strategy, development and implementation of our vision and goals and the overall management of our operations and business expansion. He has over 15 years of experience in business and financial valuation service, business consulting and mergers and acquisitions advisory services in Hong Kong, the PRC, Asia Pacific, European and American regions. From 2014 to 2019, he led Access Partner Consultancy & Appraisals Limited as a director where he developed and implemented the company’s strategic visions and goals. He was responsible for overseeing the valuation process, client relationship management, team management, quality control, business development, industry research and ESG compliance services. From 2012 to 2014, he worked for PricewaterhouseCoopers Hong Kong and his last position was an assistant manager in which he conducted valuations of businesses for mergers and acquisitions transactions and debt and equity financings and pre-initial public offering consultation services to potential companies. From 2008 to 2012, he worked for BMI Appraisals Limited and his last position was manager in which he performed valuations of businesses, intangible assets and financial instruments. He obtained a bachelor’s degree in business administration (Hons) in Finance in 2006 from the City University of Hong Kong and a master’s degree in Economics from the University of Hong Kong in 2018. He obtained the Financial Risk Manager (FRM®) certification in 2012. He has become a Chartered Financial Analyst (CFA®) since 2012, a Member of Royal Institution of Chartered Surveyors since 2017, a Member of Australasian Institute of Mining and Metallurgy (AusIMM) since 2020 and an EFFAS (European Federation of Financial Analysts Societies) Certified ESG Analyst® since 2022.

Wai Kin Alan, LEE is a Director and our principal valuer. He is responsible for formulating strategic advice and overseeing our business development and operation. He has over 20 years of experience in property valuation for properties located in Hong Kong, Macau, the PRC, the Asia Pacific Region and various European and American countries. From 2011 to 2017, he was an associate director and subsequently a director at Roma Appraisals Limited where he led a full line of services including valuation, feasibility studies, Government lease modification, rating appeal, litigation valuation and a range of other property consultant services. From 2009 to 2010, he was a senior valuation manager at BMI Appraisals Limited where he conducted property valuations, plant and machinery valuations and business valuations. From 2006 to 2008, he was an assistant valuer at the Rating and Valuation Department of Hong Kong where he headed a team of technical officers and conducted valuations of advertising signs for rating and Government rent purposes and conducted valuations for stamp duty purposes. From 2004 to 2006, he was an assistant valuer at the General Valuation Department and subsequently a valuer at the China Valuation Department in the Hong Kong office of Knight Frank, an independent property consultancy headquartered in London. He obtained a bachelor’s degree in commerce (property) in 2005 and a master’s degree in finance in 2009 from Curtin University of Technology in Australia. He obtained a doctor’s degree in philosophy (business administration) in 2013 from Tarlac State University in the Philippines. He possess a number of professional qualifications and has become an Associate of Australian Property Institute since 2007, a Certified Practicing Valuer (Property) (Australia) since 2007, a Certified Practicing Valuer (Business) (Australia) since 2010, a Member of The Hong Kong Institute of Surveyors since 2008, a Registered Professional Surveyor (General Practice) (Hong Kong) since 2008 and a Registered Business Valuer (Hong Kong) since 2012.

Yue Hong, PO is our Chief Financial Officer. He has over 10 years of experience in auditing, accounting, business and financial valuation service, business consulting and mergers and acquisitions advisory services in Hong Kong and the PRC and significant experience in working with leading teams for projects in the valuation and accounting sectors. He has re-joined our Group as a Chief Financial Officer since 2025. From 2018 to 2021, he was an assistant manager of our Operating Subsidiary where he was responsible for conducting valuations for businesses and financial instruments in mergers and acquisitions transactions, initial public offerings and debt and equity financing for listed and private companies in various industries, including mining, consumer products, technologies, banking and financial services, property developments, telecommunications, wine industry and multimedia across different countries and regions including the PRC, Hong Kong, Australia, Russia, South Korea and Germany. He was also responsible for preparing internal control reviews and delivering actionable insights to drive fiscal efficiency for listed companies. From 2014 to 2018, he was an audit senior at Vision & Co. CPA Limited where he was responsible for auditing companies in various industries including professional services, brokerage, logistics and consumer products and providing pre-initial public offering consultation services for potential companies. From 2012 to 2013, he was a staff accountant of C K Yau & Partners CPA Limited where he was responsible for auditing companies in various industries. He obtained a bachelor’s degree in commerce (accountancy) in 2009 from Hong Kong Shue Yan University and a master of arts in sports studies in 2011 from The Chinese University of Hong Kong. He is a fellow member of the Hong Kong Institute of Certified Public Accountants (HKICPA).

Chi Hei, TSOI is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. He is currently the financial controller of Masonglory Limited (NASDAQ: MSGY), the chief accounting officer of Ming Shing Group Holdings Limited (NASDQ: PHOE), the financial controller and company secretary of Noble Engineering Group Holdings Limited (HKSE: 8445), and an independent non-executive director of Phoenix Asia Holdings Limited (NASDAQ: PHOE). From 2014 to 2018, he was an audit manager at KPMG China. From 2012 to 2014, he was a senior accountant at SHINEWING (HK) CPA Limited. He is a fellow member (practicing) of the Hong Kong Institute of Certified Public Accountants (HKICPA) and the Accounting and Financial Reporting Council. He obtained a bachelor of business administration in accountancy from the Hong Kong Polytechnic University in 2010.

Hong Kin Daniel, KUAN is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. He has since 2014 been admitted as a barrister-at-law in Hong Kong and is currently practicing at K.M. Chong’s Chambers. He has engaged in both civil and criminal matters with particular experience on land and conveyancing disputes, adverse possession, Chinese customary law, defamation, company matters, money laundering and drug trafficking cases. He is currently an independent non-executive director of Global Uin Intelligence Holdings Ltd (HKSE: 8496)(formerly known as Global Dining Holdings Limited).

Hiu San, TSANG is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. He is the co-founder of Maxzee Holdings Limited (an e-commerce and logistics company operating under the brands Maxzee and Maxzeego). He is also the founder of UrbanPass Technology Investment Limited (a mobility technology company operating under the brands Aircity, MTC and HKI.zone) and Tech Future Investment Holding Limited (an on-demand delivery and logistics company operating under the brand Goody). From 2016 to 2021, he was the deputy head of the finance department of Easy Mobile Logistics (Hong Kong) Limited (a logistics company operating under the brand Lalamove) and director of Lalamove India Private Limited. From 2014 to 2016, he was the chief financial officer of Goldway Education Group Limited (HKSE GEM: 8160). From March 2014 to July 2014, he was the financial controller of ICO Limited (HKSE: 1460). From 2013 to 2014, he was the financial controller of Roma Group Limited (HKSE GEM: 8072). He is a member of the Hong Kong Institute of Certified Public Accountants (HKICPA). He obtained a bachelor of business administration in management science from the City University of Hong Kong in 2006.

Family Relationships

As of the date of this prospectus, there are no family relationships among our directors and executive officers.

Corporate Governance Practices

Foreign Private Issuer

After the consummation of this Offering, we will qualify as a “foreign private issuer” under the SEC rules and Nasdaq rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Class A Ordinary Shares.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), except that we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), including having committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the Nasdaq rules:

●	Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement that our board of directors be composed of independent directors.

●	Exemption from the requirement that our audit committee have a minimum of three members.

●	Exemption from the requirement that we hold annual shareholders’ meetings.

●	Exemption from the requirement that our board of directors have a remuneration committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirement that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Companies Act applicable to us at the same time. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

In connection with this Offering, we have adopted a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Board of Directors

Our Board of Directors will consist of five (5) directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his or her interest at a meeting of our directors. Subject to the Nasdaq Listing Rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors have a service contract with us that provides for benefits upon termination of service.

We recognize the importance and benefit of having a board of directors composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members with respect to attributes such as gender, ethnicity and other factors. In support of this goal, we will consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions; and consider the level of representation of women on our board of directors along with other markers of diversity.

Committees of the Board of Directors

A company of which more than 50% of the voting power held by a single entity is considered a “controlled company” under the Nasdaq rules. A controlled company is not required to comply with the Nasdaq corporate governance rules requiring a board of directors to have a majority of independent directors to have independent audit, compensation, and nominating and corporate governance committees. Following the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq rules. We do not currently intend to rely on the “controlled company” exemption under the Nasdaq listing rules. If we in the future elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the Offering.

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. We expect to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Chi Hei TSOI, Mr. Hong Kin Daniel KUAN, and Mr. Hiu San TSANG. Mr. Chi Hei TSOI will be the chairperson of our audit committee. We have determined that each of our audit committee members satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Chi Hei TSOI as a person who has the following attributes: understanding of GAAP and financial statements, ability to assess the application of GAAP for accounting estimates, accruals and reserves, experience with financial statements, understanding of internal controls and knowledge of audit committee functions that qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related-party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Mr. Hong Kin Daniel KUAN, Mr. Chi Hei TSOI, and Mr. Hiu San TSANG. Mr. Hong Kin Daniel KUAN will be the chairman of our compensation committee. We have determined that each of our compensation committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officers may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officers and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

●	selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Hiu San TSANG, Mr. Chi Hei TSOI, and Mr. Hong Kin Daniel KUAN. Mr. Hiu San TSANG will be the chairman of our nominating and corporate governance committee. We have determined that each of our nominating and corporate governance committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company. These include, among others (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, our directors also owe a duty to act with skill, care and diligence. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles, as amended from time to time. Our Company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

As set out above, our directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles, as amended from time to time or alternatively by shareholder approval at general meetings.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares (including Class A Ordinary Shares) in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of our shareholders, unless the director is appointed on such express terms that he or she shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. A director will cease to be a director automatically if, among other things, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally, (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing to our company, or (iv)is removed from office pursuant to our articles of association.

Our officers are selected by and serve at the discretion of our board of directors.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specific time period. We may terminate employment for cause for certain acts of executive officers, such as commission of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. We may also terminate an executive officer’s employment without cause upon a three-month advance written notice. An executive officer may resign anytime with a three-month advance written notice.

Each executive officer has agreed to hold, during his or her employment and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being a director or officer of our company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board.

Compensation of Directors and Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our executive officers on an individual, rather than an aggregate, basis. For the years ended March 31, 2025 and 2024, we paid an aggregate compensation of HK$880,000 (approximately US$112,922) and HK$1,908,500 (approximately US$243,910) respectively, to our executive officers and directors. We have not set aside any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have also not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Incentive Plans

We have not adopted any equity compensation plans. In addition, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, Directors, Director nominees and 5% or greater beneficial owners of our Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, Directors, Director nominees or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this Offering. In addition, the following table assumes that the underwriter’s over-allotment option has not been exercised.

Holders of our Class A Ordinary Shares are entitled to one (1) vote per share and holders of our Class B Ordinary Shares are entitled to twenty (20) votes per share. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

Name of Beneficial	Class A Ordinary Shares Beneficially Owned Prior to This Offering(2)		Class B Ordinary Shares Beneficially Owned Prior to This Offering(2)		Class A Ordinary Shares Beneficially Owned After This Offering(3)		Class B Ordinary Shares Beneficially Owned After This Offering(3)
Owners(1)	Number	%	Number	%	Number	%	Number	%
Directors and Executive Officers:
Chun Fai, NG(1)	17,939,250	70.35	2,500,000	100	17,939,250	66.44	2,500,000	100
Wai Kin Alan, LEE(1)	17,939,250	70.35	2,500,000	100	17,939,250	66.44	2,500,000	100
Yue Hong, PO	—	—	—	—	—	—	—	—
Chi Hei, TSOI	—	—	—	—	—	—	—	—
Hong Kin Daniel, KUAN	—	—	—	—	—	—	—	—
Hiu San, TSANG	—	—	—	—	—	—	—	—
All directors and executive officers as a group	17,939,250	70.35	2,500,000	100	17,939,250	66.44	2,500,000	100

5% shareholders:
Goodfriends Holdings Limited(1)	17,939,250	70.35	2,500,000	100	17,939,250	66.44	2,500,000	100

(1)	Goodfriends Holdings Limited is wholly owned and beneficially owned by Mr. Chun Fai NG, our Chairman and Chief Executive Officer, and Dr. Wai Kin Alan LEE, a Director, as to 50% and 50%, respectively. Mr. Chun Fai NG and Dr. Wai Kin Alan LEE are directors of Goodfriends Holdings Limited. Therefore, Mr. Chun Fai NG and Dr. Wai Kin Alan LEE have the voting and dispositive control over the shares held by Goodfriends Holdings Limited. The business address of Goodfriends Holdings Limited is 17/F, 83 Wan Chai Road, Wan Chai, Hong Kong.

RELATED PARTY TRANSACTIONS

The following is a summary of transactions for the three years ended March 31, 2025 and as of the date of this prospectus to which we have been a party and in which any members of our Board of Directors, any executive officers, or controlling shareholders had, has or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “Management”.

The following is a list of related parties which our Company has transactions with:

Name of related party	Relationship with our Company
Dr. Wai Kin Alan LEE	Director of the Company
Mr. Chun Fai NG	Director of the Company
Mr. Chun Yeung NG	Mr. Chun Fai NG’s brother
First One Appraisals Limited	Company controlled by the mother of Mr. Chun Fai NG

As of the date of this prospectus, March 31, 2025, 2024 and 2023, the related party balances consisted of the following:

			As of March 31,
Name	Nature	As of the date of this prospectus	2025	2024	2023

Dr. Wai Kin Alan Lee	Advance to a director / (Advance from a director)	$-	-	529,184	(38,012)
Mr. Chun Fai Ng	Advance to a director	$-	-	247,954	237,824
First One Appraisals Limited	Advance from a related party	$-	-	23,001	35,243

The balance represented the advances from the directors. Amounts due from director related parties are for operation purpose. All amounts were unsecured, interest-free and repayable on demand.

In the ordinary course of business, during the years ended March 31, 2025, 2024 and 2023 and up to the date of this prospectus, our Company has involved with transactions, either at cost or current market price and on the normal commercial terms among related parties. The following table provides the transactions with these parties for the years as presented (for the portion of such period that they were considered related):

			Years Ended March 31,
Name	Nature	Up to the date of this prospectus	2025	2024	2023

Dr. Wai Kin Alan LEE	Director’s remuneration	$27,183	$44,142	$88,247	$79,858
Mr. Chun Fai NG	Director’s remuneration	$27,823	$68,780	$155,663	$155,379
Mr. Chun Yeung NG	Staff costs	$-	$45,400	$41,615	$21,566
First One Appraisals Limited	Consultancy fee	$-	$-	$141,521	$117,846

Policies and Procedures for Related Party Transactions

Our Board of Directors will establish an audit committee in connection with the consummation of this Offering, which will be tasked with review and approval of all related party transactions.

DESCRIPTION OF SHARE CAPITAL AND MEMORANDUM AND ARTICLES OF ASSOCIATION

Our Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and our Company’s affairs are governed by our Memorandum and Articles, as amended from time to time, the Companies Act and the common law of the Cayman Islands.

The share capital of our Company consists of Ordinary Shares. As of the date hereof, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each, comprising of (i) 450,000,000 Class A Ordinary Shares of par value of US$0.0001 each, and (ii) 50,000,000 Class B Ordinary Shares of par value US$0.0001 each. As of the date of this prospectus, 25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares were issued and outstanding. We will issue 1,500,000 Class A Ordinary Shares in this Offering.

The following are summaries of material provisions of our Memorandum and Articles and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Our Memorandum and Articles

Objects of our Company. Under our Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Upon the completion of this Offering, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each, comprising of (i) 450,000,000 Class A Ordinary Shares of par value of US$0.0001 each, and (ii) 50,000,000 Class B Ordinary Shares of par value US$0.0001 each. All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form.

Conversion. Class B Ordinary Shares cannot be converted into Class A Ordinary Shares under any circumstances and Class A Ordinary Shares cannot be converted into Class B Ordinary Shares under any circumstances.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors out of our funds which are lawfully available for that purpose. In addition, our Shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of our Company.

Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder.

Voting at any meeting of shareholders is by a poll. A poll shall be taken in such manner as the chairman of the meeting directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Any ordinary resolution is a resolution passed by a simple majority of the votes by the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a written resolution signed by the required majority of shareholders according to the Memorandum and Articles. Any special resolution is a resolution of a general meeting or a resolution of a meeting of the holders of any class of Ordinary Shares in a class meeting duly constituted in accordance with the Memorandum and Articles in each case passed by a majority of not less than two-thirds of the votes by the shareholders as being entitled to do so vote in person or by proxy at that meeting. The expression includes a unanimous written resolution signed by all of the shareholders entitled to vote at such meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of our Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by Cayman Islands law or by the Memorandum and Articles or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in our Company have been paid.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles provide that we may (but are not obliged to, unless required by the Nasdaq Listing Rules), in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors, in accordance with the Memorandum and Articles. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Advance notice of at least five clear days is required for the convening of our annual general meeting (if any) and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one holder of Ordinary Shares holding not less than an aggregate of one-third of the outstanding Ordinary Shares carrying the right to vote at such general meeting.

A majority of our directors may call general meetings and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a request of one or more shareholders holding as at the date of deposit of the request in aggregate not less than ten percent of the rights to vote at such general meeting. The requisition must state the objects of the meeting and must be signed by or on behalf of each requisitioner and delivered in accordance with the notice provisions of our Memorandum and Articles. If our directors do not within 21 clear days from the receipt of the requisition duly proceed to convene a general meeting, the requisitioners, or any of them may themselves convene a general meeting, but any meeting so convened must be called no later than three months after the expiration of the said 21 clear day period.

Winding Up; Liquidation. If we are wound up the shareholders may, subject to the Memorandum and Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of the assets of our Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of the allotment, our directors may from time to time make calls upon our shareholders in respect of any moneys unpaid on their shares in a notice served to such shareholders at least 14 clear days in advance specifying the time and place for payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the terms of the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors: (i) issue shares that are to be redeemed or liable to be redeemed, at the option of us or the shareholders holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares; (ii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of us on the terms and in the manner which the directors determine at the time of such variation; and (iii) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if our Company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Transfer of Ordinary Shares.

Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where the shares are fully paid, by or on behalf of that shareholder; and where the shares are partly paid, by or on behalf of that shareholder and the transferee.

Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien.

Our board of directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	the shares transferred are fully paid up and free of any lien in favor of our Company;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq and on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year.

Variations of Rights of Shares. If at any time our share capital is divided into different classes of shares, unless the terms on which a class of shares was issued state otherwise, the rights attached to any such class may only be varied with: (a) the consent in writing of the holders of two-thirds of the issued shares of that class or (b) with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with them.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our Memorandum and Articles to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Issuance of Additional Shares. Our Memorandum and Articles authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional Ordinary Shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. Our Company is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares, but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Nomination and Removal of Directors and Filling Vacancies on Board. At any time or from time to time, the Board shall have the power to appoint any person as a Director either to fill a casual vacancy on the Board or as an additional Director to the existing Board subject to any maximum number of Directors, if any, as may be determined by the members in general meeting.

An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the Director, if any; but no such term shall be implied in the absence of express provision.

A Director is not required to hold any shares in our Company by way of qualification nor is there any specified upper or lower age limit for Directors either for accession to or retirement from the Board.

A Director may be removed by an ordinary resolution of our company before the expiration of his term of office (if any).

The office of a Director shall be vacated if he:

(i)	is prohibited by the law of the Cayman Islands from acting as a director; or

(ii)	is made bankrupt or makes an arrangement or composition with his creditors generally; or

(iii)	resigns his office by notice to our Company; or

(iv)	only holds office as a director for a fixed term and such term expires; or

(v)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(vi)	is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(vii)	is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(viii)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

From time to time the Board may appoint one or more of its body to be managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the company for such period and upon such terms as the Board may determine, and the Board may revoke or terminate any of such appointments. The Board may also delegate any of its powers to committees consisting of such Director(s) or other person(s) as the Board thinks fit, so long as the majority of those persons are Directors, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the Board.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our Directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the Company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The Company is committed to processing personal data in accordance with the DPA. In its use of personal data, the Company will be characterized under the DPA as a “data controller”, while certain of the Company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the Company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by accessing their website here: ombudsman.ky.

Differences in Corporate Law

The Companies Act is modeled, to a large extent, after the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits merger and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest person of that class acting in respect of his or her interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition that may facilitate the “squeeze out” of dissentient minority shareholders upon a takeover offer. When a takeover offer is made and accepted by holders of not less than 90.0% of the shares within four months after the making of the offer, the offeror may, within a two-month period commencing on the expiration of such four month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles provide that our Shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under Cayman Islands law, the fiduciary duties owed by a director and officer include (a) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole, (b) a duty to exercise their powers for the purposes for which they were conferred and not for a collateral purpose, (c) a duty to avoid improperly fettering the exercise of future discretion, (d) a duty to avoid any conflict of interest between the director’s duty to the company and the director’s personal interests, and (e) a duty to exercise independent judgment. In addition to the above, directors also owe a duty of care which is not fiduciary in nature. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are carried out by that director in relation to the company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Memorandum and Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling extraordinary general meetings.

The Companies Act does not provide shareholders with any rights to requisition a general meeting, or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles allow our Shareholders holding in aggregate not less than ten percent of the rights to vote at that general meeting to requisition an extraordinary general meeting of our Shareholders, in which case our Board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles do not provide our Shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our Memorandum and Articles do not provide for cumulative voting. As a result, our Shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, directors may be removed with or without cause, by an ordinary resolution of our Shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months; or (v) is removed from office pursuant to any other provisions of our Memorandum and Articles.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands, by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Memorandum and Articles, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with them.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our Memorandum and Articles may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 27,000,000 Class A Ordinary Shares (or 27,225,000 Class A Ordinary Shares if the underwriter exercises its over-allotment option in full) and 2,500,000 Class B Ordinary Shares outstanding. All of the Class A Ordinary Shares sold in this Offering will be freely transferable by persons other than our “affiliates”, as that term is defined in Rule 144 promulgated under the Securities Act, without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Class A Ordinary Shares, and while we plan to apply to list our Class A Ordinary Shares on Nasdaq, we cannot assure you that a regular trading market for our Class A Ordinary Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Class A Ordinary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A Ordinary Shares. Further, since a large number of our Class A Ordinary Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Class A Ordinary Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

We, together with each and any of our successors, have agreed not to, for a period of six (6) months after the closing of this Offering, directly or indirectly offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this Offering, any of our Class A Ordinary Shares or securities that are substantially similar to our Class A Ordinary Shares, including but not limited to any options or warrants to purchase our Class A Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Class A Ordinary Shares or any such substantially similar securities (other than upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriters.

Furthermore, each of our directors and executive officers and shareholders holding 5% or more of the issued and outstanding Class A Ordinary Shares has also entered into a similar lock-up agreement for a period of six (6) months after the closing of this Offering, subject to certain exceptions, with respect to our Class A Ordinary Shares and securities that are substantially similar to our Class A Ordinary Shares. Pursuant to such lock-up agreements, each of our directors and executive officers has agreed, subject to limited exceptions set forth below, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares, that transfers, in whole or in part, any of the economic consequences of ownership of our Class A Ordinary Shares or such other securities for a period of six (6) months after the closing of this Offering, without the prior written consent of the underwriter.

Other than this Offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Class A Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of our Class A Ordinary Shares from time to time. Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares outstanding prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our Class A Ordinary Shares prior to the completion of this Offering may sell such shares upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder, or (2) the expiration of a one-year holding period.

At the expiration of the six-month holding period, assuming we have been subject to the Exchange Act reporting requirements for at least 90 days and have filed all reports required thereunder, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of Shares acquired prior to the completion of this Offering, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell upon expiration of the Lock-Up Agreements described above, within any three-month period, a number of Shares acquired prior to the completion of this Offering in the amount does not exceed the greater of the following:

●	1% of the then outstanding Shares of the same class, which will equal approximately 270,000 Class A Ordinary Shares or 25,000 Class B Ordinary Shares immediately after this Offering, assuming the over-allotment option is not exercised, and 272,250 Class A Ordinary Shares or 25,000 Class B Ordinary Shares, assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our Shares on Nasdaq, where we have applied to list our Shares, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of Shares acquired prior to the completion of this Offering without restriction. A person who was one of our affiliates at any time during the three months preceding a sale, upon expiration of the Lock-up Agreements described above, would remain subject to the volume restrictions described above.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following are material Cayman Islands tax, Hong Kong tax and U.S. federal income tax considerations relevant to an investment in our Class A Ordinary Shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding Hong Kong, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Class A Ordinary Shares in their particular circumstances.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares so long as the instrument of transfer is not executed in, brought to, or produced before a court of the Cayman Islands.

Hong Kong Taxation

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as our Ordinary Shares. Generally, gains arising from disposal of the Class A Ordinary Shares which are held more than two years are considered capital in nature. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profit tax. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of Ordinary Shares realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in Hong Kong. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses. In addition, Hong Kong does not impose withholding tax on gains derived from the sale of stock in Hong Kong companies and does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the Class A Ordinary Shares exists between Hong Kong and the United States.

Stamp duty

Hong Kong stamp duty is generally payable on the transfer of “Hong Kong stocks”. The term “stocks” refers to shares in companies incorporated in Hong Kong, as widely defined under the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong), or SDO, and includes shares. However, our Class A Ordinary Shares are not considered “Hong Kong stocks” under the SDO since the transfer of the Class A Ordinary Shares are not required to be registered in Hong Kong given that the books for the transfer of Class A Ordinary Shares are located in the United States. The transfer of Ordinary Shares is therefore not subject to stamp duty in Hong Kong. If Hong Kong stamp duty applies, both the purchaser and the seller are liable for the stamp duty charged on each of the sold note and bought note at the ad valorem rate of 0.1% on the higher of the consideration stated on the contract notes or the fair market value of the shares transferred. In addition, a fixed duty, currently of HK$5.00, is payable on an instrument of transfer.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Ordinary Shares whose death occurs on or after February 11, 2006.

Certain Mainland China Tax Laws and Regulations Consideration

The Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (“Double Tax Avoidance Arrangement”)

The National People’s Congress of the PRC enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in Mainland China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. According to the Notice of the State Administration of Taxation (“SAT”) on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Mainland China enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the Mainland China resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the Mainland China resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Mainland China tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

Our Company is an exempted company incorporated in the Cayman Islands as a holding company with all our operations conducted and all revenue generated by our Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither our Company, nor our subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Enterprise Income Tax Law

The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises in Mainland China, except where tax incentives are granted to special industries and projects. Under the Enterprise Income Tax Law, an enterprise established outside PRC with “de facto management bodies” within Mainland China is considered a “resident enterprise” for Mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 and the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions promulgated by the SAT on January 29, 2014 set out the standards used to classify certain Chinese invested enterprises controlled by Mainland China enterprises or Mainland China enterprise groups and established outside of China as “resident enterprises”, which also clarified that dividends and other income paid by such Mainland China “resident enterprises” will be considered Mainland China source income and subject to Mainland China withholding tax, currently at a rate of 10%, when paid to non-Mainland China enterprise shareholders. This notice also subjects such Mainland China “resident enterprises” to various reporting requirements with the Mainland China tax authorities. Under the Implementing Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

On October 17, 2017, the SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the SAT, on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a Mainland China establishment, the relevant gain is to be regarded as effectively connected with the Mainland China establishment and therefore included in its enterprise income tax filing, and would consequently be subject to enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a Mainland China establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

Our Company is an exempted company incorporated in the Cayman Islands as a holding company with all our operations conducted and all revenue generated by our Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither our Company, nor our subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares. This summary applies only to U.S. Holders that hold our Class A Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Class A Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	the Company’s officers or directors;

●	holders who are not U.S. Holders;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Class A Ordinary Shares through such entities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

Persons considering an investment in our Class A Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Class A Ordinary Shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of Dividends and Other Distributions on Our Class A Ordinary Shares

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our Class A Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Class A Ordinary Shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A Ordinary Shares would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares. Dividends received on our Class A Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Class A Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Class A Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Class A Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares. Any capital gain or loss will be long term if the Class A Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the Class A Ordinary Shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Class A Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Class A Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Class A Ordinary Shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Class A Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Class A Ordinary Shares over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Class A Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Class A Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Class A Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We will enter into an underwriting agreement with Pacific Century Securities, LLC to act as the representative of the underwriters named below (the “Representative”). Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our Class A Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Class A Ordinary Shares
Pacific Century Securities, LLC	1,500,000
Total	1,500,000

The underwriters are offering the shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below unless and until such time as it elects to exercise such option.

Over-Allotment Option

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this Offering, permits the underwriters to purchase a maximum of 225,000 Class A Ordinary Shares (representing 15% of the number of Class A Ordinary Shares sold in this Offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase Class A Ordinary Shares covered by the option at the public offering price per Class A Ordinary Share that appears on the cover page of this prospectus, less the underwriting discount.

Underwriting Discounts and Expenses

The underwriters will offer the Class A Ordinary Shares to the public at the initial public offering price set forth on the cover page of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of US$[ ] per Class A Ordinary Share, assuming an initial public offering price of US$4.00 per Class A Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus. After this Offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the Representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The Class A Ordinary Shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The underwriting discount is equal to 7.0% of the public offering price on each Class A Ordinary Share being offered. This amount does not include the non-accountable expense allowance of 1% of the gross proceeds of this Offering, payable to the underwriters and any reimbursable accountable expenses.

The table below shows the initial public offering price per Class A Ordinary Share, underwriting discounts to be paid by us, and the proceeds before expenses to us.

		Per Class A Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Initial public offering price	$
Underwriting discounts(1)
Proceeds, before expenses, to us	$

(1)	Assumed at an initial offering price per Class A Ordinary Share of US$4.00 which is set forth on the cover page of this prospectus. Represents an underwriting discount equal to 7.0% per Class A Ordinary Share. The fees do not include the expense reimbursement provisions described below or the 1% non-accountable expense allowance.

We have agreed to reimburse the underwriters for all of their reasonable, out-of-pocket expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check on our Company’s principals) incurred by them up to an aggregate of $250,000. We agreed to pay an advance of $130,000 to the underwriters (the “Advance”), which will be applied against the out-of-pocket accountable expenses that will be reimbursed by us in connection with this Offering. Any portion of the Advance will be returned to us in the event it is not actually incurred in accordance with FINRA Rule 5110(g)(4).

We have also agreed to pay the Representative a non-accountable expense allowance in an amount equal to 1.0% of the gross proceeds of this Offering.

We estimate that expenses payable by us in connection with this Offering, other than the underwriting discounts referred to above and underwriter expense reimbursement, will be approximately US$870,295.

Right of First Refusal

We have agreed to provide the Representative a right of first refusal (“ROFR”) for 12 months from the date of closing of this Offering, which ROFR will allow the Representative to provide investment banking services to us on an exclusive basis and on terms that are the same or more favorable to us as compared to terms offered by other underwriters/placement agents. For these purposes, the investment banking service includes, without limitation, (a) acting as leading manager for any underwritten public offering; and (b) acting as exclusive placement agent, initial purchaser in connection with any private offering of our securities. The ROFR is exercisable by the Representative in its sole discretion. In compliance with FINRA Rule 5110(g)(5)(B), the Representative’s ROFR will no longer be effective if we terminate the Representative’s engagement for “cause” (as defined in the engagement agreement between us and the Representative).

Lock-up Agreements

Each of our officers, directors, and shareholders owning 5% or more of our securities, including warrants, options, convertible securities, and Class A Ordinary Shares, have agreed, in favor of the underwriters, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise to transfer or dispose of, directly or indirectly, any securities, or other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares for a period of six (6) months from the date of this prospectus without the prior written consent of the Representative.

Each of our Company and any successors of our Company will agree, for a period of six (6) months from the closing of this Offering, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company; or (b) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company.

Pricing of the Offering

Prior to this Offering, there has been no public market for the Class A Ordinary Shares of our Company. The initial public offering price will be determined by negotiations between us, and the underwriters. The principal factors to be considered in determining the initial public offering price include, but not limited to:

●	the information set forth in this prospectus and otherwise available to the underwriters;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change due to market conditions and other factors. Neither the underwriters, nor we can assure investors that an active trading market will develop for our Class A Ordinary Shares or that the shares will trade in the public market at or above the initial public offering price.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Listing

We plan to apply to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “PYST”. We make no representation that such application will be approved or that our Class A Ordinary Shares will trade on such market either now or at any time in the future; notwithstanding the foregoing, we will not close this Offering unless such Class A Ordinary Shares will be so listed at completion of this Offering.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of the Public Offering Prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors. The Class A Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations.

No Prior Public Market

Prior to this Offering, there has been no public market for our securities and the public offering price for our Class A Ordinary Shares will be determined through negotiations between us, and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. The offering price for our Class A Ordinary Shares in this Offering has been arbitrarily determined by our Company in its negotiations with the underwriters and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our Company.

Price Stabilization, Short Positions, and Penalty Bids

In connection with the Offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying Class A Ordinary Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the Class A Ordinary Shares while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of Class A Ordinary Shares in excess of the number of Class A Ordinary Shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Class A Ordinary Shares over-allotted by the underwriters is not greater than the number of Class A Ordinary Shares that it may purchase in the over-allotment option. In a naked short position, the number of Class A Ordinary Shares involved is greater than the number of Class A Ordinary Shares in the over-allotment option. The underwriters may close out any covered short position by either exercising an over-allotment option and/or purchasing Class A Ordinary Shares in the open market.

●	Syndicates covering transactions involve purchases of Class A Ordinary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Class A Ordinary Shares to close out the short position, the underwriters will consider, among other things, the price of Class A Ordinary Shares available for purchase in the open market as compared to the price at which they may purchase through the over-allotment option. If the underwriters sell more Class A Ordinary Shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the Offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the Class A Ordinary Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the Class A Ordinary Shares or preventing or retarding a decline in the market price of the Class A Ordinary Shares. As a result, the price of the Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Ordinary Shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Selling Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Class A Ordinary Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

No action may be taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A Ordinary Shares, or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Class A Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A Ordinary Shares may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

In addition to the public offering of the Class A Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Class A Ordinary Shares in certain countries and regions.

Canada. The ordinary shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

British Virgin Islands. This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the British Virgin Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to any member of the public in the British Virgin Islands.

Cayman Islands. This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ordinary shares to the public in that Relevant Member State at any time,

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

●	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

●	in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ordinary shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of ordinary shares to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The ordinary shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan. Ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Taiwan. The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

United Kingdom. An offer of the ordinary shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the ordinary shares must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Class A Ordinary Shares in this Offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$953
The Nasdaq Capital Market listing fee	75,000
FINRA filing fee	5,000
Printing and engraving expenses	18,000
Legal fees and expenses	505,342
Accounting fees and expenses	240,000
Miscellaneous	26,000
Total	$870,295

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered in this Offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our Cayman Islands counsel. Certain legal matters as to Hong Kong law will be passed upon for us by David Fong & Co., our Hong Kong counsel. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Loeb & Loeb LLP. The underwriters are being represented by Dorsey & Whitney LLP with respect to certain legal matters as to United States federal securities law.

EXPERTS

The consolidated financial statements of our Company as of March 31, 2025 and 2024, and for the years then ended, have been audited by SRCO Professional Corporation Chartered Professional Accountants, located at Richmond Hill, Canada, Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such consolidated financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

Our Company incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers, many of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this Offering or any purchase or sale of securities in connection with this Offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands in certain circumstances without any re-examination or re-litigation of matters adjudicated upon, provided such judgement: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; (v) was not obtained by fraud; and (vi) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Also, our principal executive offices and substantially all of our assets are located in Hong Kong. In addition, most of our directors and officers are nationals or residents of Hong Kong and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the United States to enforce liabilities under United States federal securities laws, depending on the nature of the action.

David Fong & Co., our counsel with respect to Hong Kong law, have advised us that judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the Class A Ordinary Shares to be sold in this Offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statement and its exhibits and schedules thereto for further information with respect to us and the Class A Ordinary Shares. For further information about us and the Class A Ordinary Shares that we propose to sell in this Offering, we refer you to the registration statement and the exhibits, schedules, financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents.

Our SEC filings, including the Registration Statement on Form F-1, are also available to you on the SEC’s website at http://www.sec.gov.

As a result of this Offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, as applicable to foreign private issuers, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, without charge, at https://www.raviagroup.com/. You may access our annual reports on Form 20-F and other reports filed with the SEC, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Class A Ordinary Shares.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pyrostone Holdings Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Pyrostone Holdings Limited and its subsidiaries (collectively referred to as the “Group”) as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ SRCO Professional Corporation
We have served as the Group’s auditor since 2025.	CHARTERED PROFESSIONAL ACCOUNTANTS
Richmond Hill, Canada	Authorized to practice public accounting by the
August 28, 2025	Chartered Professional Accountants of Ontario

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars (“US$”), unless otherwise stated)

	As of March 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$187,779	$218,216
Accounts receivable, net (Note 4)	851,107	411,284
Due from related parties (Note 14)	-	777,138
Prepayments, and other current assets (Note 5)	12,899	23,753
Total current assets	1,051,785	1,430,391

Non-current assets:
Property, Plant and Equipment, net (Note 6)	367,464	385,571
Operating lease right-of-use assets, net (Note 7)	226,711	44,413
Deposit (Note 5)	22,459	-
Deferred tax assets, net (Note 12)	6,761	-
Total non-current assets	623,395	429,984

TOTAL ASSETS	$1,675,180	$1,860,375

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued charges and other payables (Note 8)	$8,138	$320,756
Contract liabilities (Note 9)	176,289	220,370
Bank borrowings (Note 10)	405,540	517,184
Amount due to bank	7,662	-
Operating lease liabilities, current portion (Note 7)	57,839	44,413
Due to a related party (Note 14)	-	23,001
Tax payables (Note 12)	187,327	58,704
Total current liabilities	842,795	1,184,428

Non-current liabilities:
Operating lease liabilities, net of current portion (Note 7)	168,872	-
Provision for long service payments (Note 13)	13,186	7,932
Deferred tax liabilities, net (Note 12)	-	398
Total non-current liabilities	182,058	8,330

TOTAL LIABILITIES	1,024,853	1,192,758

Shareholders’ equity:
Class A Ordinary shares, 450,000,000 shares authorized, par value US$0.0001 each, 25,500,000 Class A ordinary shares issued and outstanding as of March 31, 2025 and 2024* (Note 11)	2,550	2,550
Class B Ordinary shares, 50,000,000 shares authorized, par value US$0.0001 each, 2,500,000 Class B ordinary shares issued and outstanding as of March 31, 2025 and 2024* (Note 11)	250	250

Accumulated other comprehensive loss	(302)	(4,213)
Retained earnings	647,829	669,030
Total shareholders’ equity	650,327	667,617

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,675,180	$1,860,375

Commitments and contingencies (Note 15)
Subsequent Events (Note 17)

*	Retrospectively restated for effect of share reorganization (Note 1)

See accompanying notes to the consolidated financial statements.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Expressed in United States Dollars (“US$”), unless otherwise stated)

	Years Ended March 31,
	2025	2024
Revenues (Note 2)	$2,512,147	$2,227,950

Operating expenses:
Cost of revenue	(597,838)	(745,961)
General and administrative expenses	(582,541)	(930,486)
(Allowance for) / Reversal of expected credit losses	(24,495)	28,957
Total operating expenses	(1,204,874)	(1,647,490)

Income from operations	1,307,273	580,460

Other (expense) income:
Interest expense	(15,842)	(20,088)
Other income, net	124	31,712
Total other (expense) income, net	(15,718)	11,624

Income before income taxes	1,291,555	592,084

Income tax expense (Note 12)	(191,225)	(71,675)
Net income	$1,100,330	$520,409

Other comprehensive income:
Foreign currency translation adjustment	3,911	366
Comprehensive income	$1,104,241	$520,775

Earnings per share – Basic and Diluted*	$0.039	$0.018
Weighted average shares outstanding – Basic and Diluted*	28,000,000	28,000,000

*	The share amounts and per share data are presented on a retroactive basis, due to the completion of group reorganization (see Note 1).

See accompanying notes to the consolidated financial statements.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024
(Expressed in United States Dollars (“US$”), unless otherwise stated)

	Class A ordinary shares		Class B ordinary shares		Accumulated other		Total
	No. of shares	Amount	No. of shares	Amount	comprehensive loss	Retained earnings	shareholders’ equity
Balance as of April 1, 2023	25,500,000	$2,550	2,500,000	$250	$(4,579)	$148,621	$146,842
Net income for the year	—	—	—	—	—	520,409	520,409
Foreign currency translation adjustment	—	—	—	—	366	—	366
Balance as of March 31, 2024	25,500,000	2,550	2,500,000	250	(4,213)	669,030	667,617
Net income for the year	—	—	—	—	—	1,100,330	1,100,330
Foreign currency translation adjustment	—	—	—	—	3,911	—	3,911
Dividend declared (Note 11)	—	—	—	—	—	(1,121,531)	(1,121,531)
Balance as of March 31, 2025	25,500,000	$2,550	2,500,000	$250	$(302)	$647,829	$650,327

*	Retrospectively restated for effect of share reorganization (Note 1)

See accompanying notes to the consolidated financial statements.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in United States Dollars (“US$”), unless otherwise stated)

	Years Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$1,100,330	$520,409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (Notes 6 and 7)	83,706	92,306
Allowance for / (Reversal of) expected credit losses	24,495	(28,957)
Deferred income taxes (Note 12)	(7,149)	16,623
Change in operating assets and liabilities:
Accounts receivable	(461,151)	201,691
Prepayments and other assets	(11,446)	46
Tax payable	128,060	48,513
Accrued charges and other payables	(313,985)	(252,847)
Contract liabilities	(45,308)	74,124
Operating lease liabilities	(63,353)	(72,036)
Due to related party	(23,098)	(12,352)
Provision for long service payments	5,199	1,930
Net cash provided by operating activities	$416,300	$589,450

Net cash used in investing activity
Advance to directors	$(341,112)	$(576,809)

Cash flows from financing activities:
Repayment of borrowings	(114,509)	(96,325)
Proceeds from bank	7,649	—
Net cash used in financing activities	$(106,860)	$(96,325)

Foreign currency translation adjustment	1,235	939

Net change in cash and cash equivalents	(30,437)	(82,745)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	$218,216	$300,961

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$187,779	$218,216

Supplemental disclosure of cash flow information:
Interest paid	$(27,866)	$(26,000)
Interest income	1,581	3,154
Income taxes paid	(70,314)	(6,540)
Non-cash transaction:
Addition right-of-use assets and lease liabilities from lease modification	$245,084	$—
Advances to directors settled as dividends (Note 11)	1,121,531	—

See accompanying notes to the consolidated financial statements.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024
(Expressed in United States Dollars (“US$”), unless otherwise stated)

1. Organization and Business Description

Organization and Nature of Operations

Pyrostone Holdings Limited (“the Company”) was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on May 7, 2025. It is a holding company with no business operation.

The Company conducts its primary operations through its indirectly wholly-owned subsidiary, Ravia Global Appraisal Advisory Limited (“Ravia Global”), which is incorporated and domiciled in Hong Kong SAR; Ravia Global principally engages in provision of appraisal advisory and business advisory services in Hong Kong. It is the wholly-owned subsidiary of Ravia Holdings Limited (“Ravia Holdings”), which was incorporated and is domiciled in British Virgin Islands (collectively, the “Company”).

The accompanying consolidated financial statements reflect the activities of the Company and the following entities:

Parent and subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities
Pyrostone Holdings Limited	May 7, 2025	Cayman Islands	Parent	Investment holding
Ravia Holdings	May 30, 2025	British Virgin Islands	100%	Investment holding
Ravia Global	November 19, 2014	Hong Kong	100%	Provision of appraisal advisory services

Reorganization and Share Issuance

The Company, Pyrostone Holdings Limited, an exempted company with limited liability incorporated under the law of the Cayman Islands on May 7, 2025. The authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares, divided into 450,000,000 Class A Ordinary Shares with a par value of US$0.0001 and 50,000,000 Class B Ordinary Shares with a par value of US$0.0001. The sole shareholder of the Company, Goodfriends Holdings Limited, held 25,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares of the Company.

Ravia Holdings was incorporated on May 30, 2025 under the laws of the British Virgin Islands, as an intermediate holding company. The sole shareholder of Ravia Holdings, Pyrostone Holdings Limited, holds 100 ordinary shares.

On June 26, 2025, Ravia Holdings acquired 5,000 and 5,000 shares, being the entire issued share capital, of Ravia Global from Wai Kin Alan Lee and Chun Fai Ng at the consideration of HK$1 and HK$1. Subsequent to the transfer, Ravia Global became an indirect wholly-owned subsidiary of the Company.

On July 11, 2025, Goodfriends Holdings Limited entered into Sale and Purchase Agreements with Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively (collectively, the “Sale and Purchase Agreements”). Pursuant to the Sales and Purchase Agreements, Goodfriends Holdings Limited agreed to sell, and Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited agreed to acquire, 4.99%, 4.98%, 4.95%, 4.92%, 4.91% and 4.90% of the issued Class A equity interests in Pyrostone Holdings Limited, at the consideration of US$87,325, US$87,150, US$86,625, US$86,100, US$85,925 and US$85,750, respectively. On the same date, Goodfriends Holdings Limited executed the instrument of transfers whereby Goodfriends Holdings Limited have transferred 1,272,450, 1,269,900, 1,262,250, 1,254,600, 1,252,050 and 1,249,500 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively. Subsequent to the transfers, Pyrostone Holdings Limited is owned as to (i) 17,939,250 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Goodfriends Holdings Limited; and (ii) 1,272,450, 1,269,900, 1,262,250, 1,254,600, 1,252,050 and 1,249,500 Class A Ordinary Shares by Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024
(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

Basis of Presentation

The accompanying consolidated financial statements are prepared in the United States Dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

The Company and its subsidiaries resulting from Reorganization have always been under the common control of the same controlling shareholder before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities consolidated from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Significant estimates required to be made by management, include, but are not limited to, the expected credit loss provision, the determination of the useful lives of property, plant and equipment, impairment of long-lived assets, allowance for deferred tax assets, discount rated used in calculation in right-of-use assets, net, operating lease liabilities and contingencies. Actual results could differ from those estimates. The Company evaluates these estimates on an ongoing basis and revises estimates as circumstances change. The Company bases its estimates on historical experience, anticipated results, trends, and other various assumptions that it believes are reasonable.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Foreign Currency Translation and Transaction

The reporting currency of the Company is US$ and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries are operating in Hong Kong maintain their books and record in their local currency, Hong Kong dollars (“HK$”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830, Foreign Currency Matters (“ASC 830”), using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income (loss) within the Consolidated statements of shareholders’ equity.

Translations of amounts in the consolidated balance sheets, consolidated statements of operations and comprehensive income, and consolidated statements of cash flows from HK$ into US$ as of and for the years ended March 31, 2025 and 2024. The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	2025	2024
Year-end spot rate	US$1 = HK$7.7799	US$1 = HK$7.8259
Average rate	US$1 = HK$7.7930	US$1 = HK$7.8246

The above currency exchange rates derived from Hong Kong Monetary Authority as published at the abovementioned date.

No representation is made that the HK$ amounts could have been, or could be, converted, realized, or settled into US$ at such rate or at any other rate.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, due from related parties, deposit, bank borrowings, accrued charges and other payables and due to a related party, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 —	Quoted prices in active markets for identical assets and liabilities.

Level 2 —	Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, due from related parties, deposit, bank borrowings, accrued charges and other payables and due to a related party approximated their fair values as of March 31, 2025 and 2024 due to their short-term nature.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. They consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable, net

Accounts receivable from appraisal advisory services is recognized and carried at original invoiced amount net of expected losses. Payment is typically received within 90 days after invoicing.

The Company established the provision at differing rates and are based upon the age of the trade receivable, the Company’s historical collection experience in each customer and management’s best estimate of specific losses on individual exposures, where appropriate. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on analysis of customers’ credit and ongoing relationship, management makes conclusions about whether any balances outstated credit losses after management has determined that the likelihood of collection is not probable. As of March 31, 2025 and 2024, there were US$149,901 and US$124,627 allowances for expected losses recognized related to accounts receivable, respectively.

Prepayments

Prepayments represent advance payments made to the service providers for future services. Prepayments are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realizability of the prepayments becomes doubtful. As of March 31, 2025 and 2024, no allowance of impairment was recorded as the Company considers all of the prepayments recoverable.

Property, Plant and Equipment

Property, Plant and Equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on a straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful life
Motor vehicle	5 years
Computer	5 years
Building	25-50 years
Land	Freehold

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any resulting gain or loss is recognized in the results of operations.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Impairment of Long-lived Assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets, such as property, plant and equipment and operating lease right-of-use assets owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. No impairment losses were recognized for the years ended March 31, 2025 and 2024.

Lease

The Company applies the provisions of ASC Topic 842, Leases, which requires lessees to recognize lease assets and lease liabilities on the Consolidated balance sheet. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

Operating lease Right-of-use Assets

The Company’s right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases, which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company recognizes revenue from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”).

ASC Topic 606 provided the following overview of how revenue is recognized from the Company’s contracts with customers: The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with the customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price. – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract. – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the Company satisfies a performance obligation. – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

The Company generates revenue primarily through the provision of appraisal advisory services, including professional valuation services and business advisory services. The Company’s contracts with customers typically include a single performance obligation and a fixed transaction price. The Company’s entitlement to consideration is predicated on the occurrence of an event, such as the delivery of a report to the client.

The primary sources of the Company’s revenues are as follows:

(a) Professional valuation services

Professional valuation services include business valuation, asset valuations, and property valuations. These services are typically delivered to customers as separate engagements. Each engagement is accounted for as a single performance obligation that is satisfied at a point in time, specifically, when the final valuation report is delivered to and accepted by the customer. Revenue is recognized at that point, as control of the service has transferred.

(b) Business advisory services

Business advisory services include environment, social, and governance (“ESG”) advisory, internal control reviews, market research, valuation reviews, and other related advisory services. Similar to valuation services, these engagements are accounted for as single performance obligations and are typically satisfied at a point in time. Revenue is recognized upon the delivery and acceptance of the final deliverable, which represents the transfer of control of the service to the customer.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Principal vs Agent Considerations

When another party is involved in providing services to the customer, the Company will apply the principal versus agent guidance in ASC Topic 606 to determine if the Company is acting as the principal or an agent to the transaction. This evaluation determined that the Company has primary responsibility for fulfilling the contract, exclusive right to select service providers and has the control of establishing the transaction price. Based on the Company’s evaluation of the control model, it determined that all the Company’s major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

Disaggregation of Revenue

The table below represents the disaggregation of revenue by service type categories as follows:

		Year Ended March 31,
	Point of recognition	2025	2024
		US$	US$
Appraisal Advisory Services
Professional valuation services	Point in time	$1,839,614	$2,017,434
Business advisory services	Point in time	672,533	210,516

Total		$2,512,147	$2,227,950

Contract Liabilities

The Company recognizes advance payments from its clients for services that have not yet been performed or earned as contract liabilities. When consideration is received, or such consideration is unconditionally due from a customer prior to transferring consulting services to the customer under the terms of a contract, a contract liability is recorded. Contract liabilities are recognized as revenue after performance obligations have been satisfied and all revenue recognition.

The Company had short-term contract liabilities from contracts with customers of US$176,289 and US$220,370 at March 31, 2025 and 2024, respectively.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Cost of Revenues

The Company’s cost of revenues is primarily comprised of staff costs, consultancy service fee and out-of-pocket and other third-party subcontractor fee. These costs are expensed as incurred.

Government Subsidies

Government subsidies primarily relate to one-off entitlement granted by the Hong Kong government pursuant to the Green Employment Scheme and Technology Voucher Programme. The Company recognizes government subsidies as other income when they are received because they are not subject to any past or future conditions. Government subsidies received by cash and recognized as other income totaled US$nil and US$30,170 for the years ended March 31, 2025 and 2024, respectively.

Employee Benefit Plan

Employees of the Company located in Hong Kong participate in a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Employees are required to contribute monthly to mandatory provident fund schemes provided by approved private organizations, according to their salaries and the period of employment.

For defined benefit plans, the Company recognizes the funded status of the plan in the consolidated balance sheets and records changes in the funded status through other comprehensive income in the period in which they occur.

Net periodic pension cost includes service cost, interest cost, expected return on plan assets, amortization of prior service cost, and actuarial gains or losses. Service cost is presented in operating expenses, while other components are included in other income (expense).

Assumptions used in the measurement of pension obligations include discount rates, expected return on plan assets, and rate of compensation increases. These assumptions are reviewed annually and updated as appropriate. Changes in estimates are accounted for prospectively in accordance with ASC 250.

The Company is required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. Total expenses for the plan were US$22,098 and US$23,415 for the years ended March 31, 2025 and 2024, respectively.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company believes there were no uncertain tax positions at March 31, 2025 and 2024, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. The Company is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of March 31, 2025 and 2024, there were no dilutive shares.

Comprehensive Income

ASC Topic 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying consolidated statements of shareholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

Related parties

The Company follows the ASC Topic 850-10, Related Party (“ASC 850”) for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850, the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of ASC Topic 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which consolidated statements of operations and comprehensive income are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which consolidated statements of operations and comprehensive income are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows the ASC Topic 450-20, Contingencies, to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Recently Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to improve the disclosures regarding a public entity’s reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. The Company is required to adopt the guidance in the fourth quarter of fiscal 2025, though early adoption is permitted. The Company adopted the new standard during the current year and conclude that there is no material impact.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

2. Summary of Significant Accounting Policies (cont.)

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The amendments allow investors to better assess, in their capital allocation decisions, how an entity’s worldwide operations and related tax risks and tax planning and operational opportunities affect its income tax rate and prospects for future cash flows. The other amendments in this Update improve the effectiveness and comparability of disclosures by (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. We are evaluating the effect this guidance will have on our tax disclosures.

3. Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”), Chun Fai Ng (chief executive officer of the Company), for making decisions, allocating resources and assessing performance. The CODM reviews financial information on a consolidated basis and uses the consolidated net income, as reported on the consolidated statements of operations and comprehensive income, to assess performance of the Company and to allocate resources as part of the annual reporting process and to assess the performance of the Company’s single reportable segment, primarily by monitoring actual results versus the plan.

The significant expenses reviewed by the CODM are consolidated operating expenses, as presented in the consolidated statements of operations and comprehensive income. Consolidated operating expenses include general and administrative expenses and reversal of / (allowance for) expected credit losses. General and administrative expenses include depreciation and amortization expense, which are disclosed in Note 6, “Property, Plant and Equipment, net” and Note 7, “Lease”. Other segment items consist of interest expense and other income, net, as presented in the consolidated statements of operations and comprehensive income.

Other segment items for the years ended March 31, 2025 and March 31, 2024, totaled expenses US$15,842 and income US$11,624, respectively, and consisted of:

-	Interest expense of US$15,842 and US$20,088, respectively

-	Other income, net of US$124 and US$31,712, respectively, primarily related to government subsidies and bank interest income.-

The CODM does not utilize consolidated balance sheet information when evaluating performance or allocating resources.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. For the years ended March 31, 2025 and March 31, 2024, all of the Company’s revenue and assets are locally generated in Hong Kong, except for one land and building US$125,816 and US$127,454, respectively which is located in Japan as disclosed in Note 6, “Property, Plant and Equipment, net”. Therefore, no geographical segments are presented. The single segment represents the Company’s core business as professional services to its customers in Hong Kong.

The following table presents revenue by sector for the years ended March 31, 2025 and 2024, respectively:

	Year Ended March 31,
	2025	2024
Revenue
Professional valuation services	$1,839,614	2,017,434
Business advisory services	672,533	210,516
Total revenue	$2,512,147	2,227,950

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

4. Accounts Receivable, net

The accounts receivable balance primarily includes balances from customers of appraisal advisory services. The allowance for credit losses is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance for credit losses based primarily on current trends and estimates. The Company generally conducts its business with creditworthy third parties. The Company provided for a percentage of trade receivable balance based on collection history and current economic trends that the Company expects will impact the level of credit losses over the life of the receivables. Accounts receivables are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and adjusted as needed. Once a receivable is deemed to be uncollectable, such balance is charged against the provision.

	As of March 31,
	2025	2024
Accounts receivable at cost	$1,001,008	$535,911
Less: allowance for expected credit losses	(149,901)	(124,627)
Accounts receivable, net	$851,107	$411,284

Activities in the allowance for expected credit losses consisted of the following:

	As of March 31,
	2025	2024
Balance at beginning of the year	$124,627	$239,450
Provision for allowance for expected credit losses	120,693	186,768
Recovery of allowance for expected credit losses	(96,198)	(215,725)
Written off	—	(86,619)
Exchange difference	779	753
Balance at end of the year	$149,901	$124,627

As of March 31, 2025 and 2024, net accounts receivable amounted to US$43,792 and US$15,614 were past due for more than 90 days, respectively.

5. Prepayments and Other Current Assets

Prepayments and other current assets consisted of the following at:

	As of March 31,
	2025	2024
Deposits	$22,459	$22,327
Prepayments	12,899	1,426
	35,358	23,753
Less: amount classified as non-current assets	(22,459)	—
Amount classified as current assets (Note a)	$12,899	$23,753

Note:

(a)	Prepayments and deposits expected to be utilized or recovered within 12 months after the balance sheet date are classified as current.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

6. Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following:

	As of March 31,
	2025	2024
At cost:
Motor vehicle	$38,561	$38,334
Computer	7,725	7,679
Land	11,421	11,354
Building	376,662	374,448
	434,369	431,815
Less: accumulated depreciation	(66,905)	(46,244)
Property, plant and equipment, net	$367,464	$385,571

Depreciation expenses on Property, Plant and Equipment for the years ended March 31, 2025 and 2024 were US$20,353 and US$20,270, respectively, and is included in general and administrative expenses.

7. Leases

Operating leases as lessee

As of March 31, 2025 and 2024, the Company had property operating leases recorded on its consolidated balance sheets. The Company does not have options to extend or cancel the existing lease agreements for its existing facilities prior to their respective expiration dates. The Company’s lease arrangements may contain both lease and non-lease components. The Company has separately accounted for lease and non-lease components based on their nature. Payments under the Company’s lease arrangement are fixed.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

7. Leases (cont.)

	March 31, 2025	March 31, 2024
Weighted average remaining lease term (in years)	3.58	0.58
Weighted average discount rate (%)	6.79%	7.05%

During the year ended March 31, 2025, there was addition of operating lease right-of-use assets and lease liabilities US$245,084 from lease modification to the existing lease contract. During the year ended March 31, 2024, there was no addition of operating lease right-of-use assets.

The operating lease expense was US$63,353 and US$72,036 for the years ended March 31, 2025 and 2024, respectively, and is included in the general and administrative expenses. Cash paid for operating leases was US$75,377 and US$77,948 for the years ended March 31, 2025 and 2024, respectively.

Maturities of lease liabilities were as follows:

For the year ending March 31,
2026	$71,455
2027	71,455
2028	71,455
2029	41,682
Total lease payments	$256,047
Less: imputed interest	(29,336)
Operating lease obligation, net	$226,711

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

8. Accrued charges and other payables

Accrued charges and other payables consisted of the following:

	As of March 31,
	2025	2024

Accrued charges	$7,367	$9,657
Subcontractor fee payables	771	311,099
Total	$8,138	$320,756

9. Contract Liabilities

The movement in contract liabilities was as follows:

	As of March 31,
	2025	2024
Balance at beginning of the year	$220,370	$145,811
Increase in contract liabilities as a result of billings in advance of performance obligation under contracts	162,134	212,227
Decrease in contract liabilities as a result of recognizing revenue during the year which was included in the contract liabilities at the beginning of the year	(207,442)	(138,103)
Exchange difference	1,227	435
Balance at end of the year	$176,289	$220,370

10. Bank Borrowings

			As of March 31,
	Interest rate (per annum)		2025	2024
The Hongkong and Shanghai Banking Corporation Limited (“HSBC”) – Guarantee loan 1	3.125%/ 3.625%	(1)	$252,995	$330,354
HSBC – Guarantee loan 2	3.125%/ 3.625%	(2)	70,955	88,293
HSBC – Guarantee loan 3	3.125%/ 3.625%	(3)	81,590	98,537
			$405,540	$517,184

(1)	On July 2, 2020, the Company obtained a 100% government guaranteed loan from a financial institution in Hong Kong, with the principal amount of HK$4,000,000 (equivalently to US$514,145 as at March 31, 2025) and bears an annual interest rate of Prime Rate (“PR”) minus 2.25%. The loan is secured by guarantee issued by The Hong Kong Mortgage Corporation Limited under the Hong Kong SME Financing Guarantee Scheme, launched by the Hong Kong Government. Additionally, the loan is secured by joint and several guarantee from Dr. Wai Kin Alan Lee and Mr. Chun Fai Ng, the directors of the Company. On December 29, 2020, the Company and HSBC extended the existing loan and will mature in June 2028 with the same terms.

(2)

On November 25, 2020, the Company obtained a 100% government guaranteed loan from a financial institution in Hong Kong, with the principal amount of HK$1,000,000 (equivalently to US$128,536 as at March 31, 2025) and bears an annual interest rate of Prime Rate (“PR”) minus 2.25%. The loan is secured by guarantee issued by The Hong Kong Mortgage Corporation Limited under the Hong Kong SME Financing Guarantee Scheme, launched by the Hong Kong Government. Additionally, the loan is secured by joint and several guarantee from Dr. Wai Kin Alan Lee and Mr. Chun Fai Ng, the directors of the Company. On May 5, 2021, the Company and HSBC extended the existing loan and will mature in November 2028 with the same terms.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

10. Bank Borrowings (cont.)

(3)	On June 7, 2021, the Company obtained a 100% government guaranteed loan from a financial institution in Hong Kong, with the principal amount of HK$1,000,000 (equivalently to US$128,536 as at March 31, 2025). This loan bears an annual interest rate of Prime Rate (“PR”) minus 2.25% and will mature in June 2029. The loan is secured by guarantee issued by The Hong Kong Mortgage Corporation Limited under the Hong Kong SME Financing Guarantee Scheme, launched by the Hong Kong Government. Additionally, the loan is secured by joint and several guarantee from Mr. Wai Kin Alan Lee and Mr. Chun Fai Ng, the directors of the Company.

There is no material covenant stated for all the borrowings. All the borrowings contain a repayment on demand clause which the bank may at any time without prior notice modify, cancel or suspend the facility and to be immediately due and payable. Therefore, all outstanding loan balances are classified as current liabilities.

Maturities of the principal and interest payments of bank borrowings based on scheduled repayments were as follows:

For the year ending March 31,	2025	2024
2025	$—	$123,480
2026	123,015	123,480
2027	123,015	123,480
2028	123,015	123,480
2029	54,644	54,931
2030	5,132	5,162
Total bank and other borrowings repayments	428,821	554,013
Less: imputed interest	(23,281)	(36,829)
Total bank and other borrowings recognized in the consolidated balance sheet	$405,540	$517,184

11. Shareholders’ Equity

Ordinary shares

As discussed in the Note 1 to the Consolidated financial statements regarding reorganization, the ordinary shares issuance and outstanding are summarized below, which are presented on a retroactive basis.

a. Ordinary shares

Date	Events	Number of shares	Par value
May 7, 2025	Class A Ordinary Shares issued upon incorporation	450,000,000	US$	0.0001
May 7, 2025	Class B Ordinary Shares issued upon incorporation	50,000,000	US$	0.0001

	Total Class A and Class B Ordinary Shares authorized after reorganization	500,000,000	US$	0.0001

b. Class A Ordinary Shares

Date	Events	Number of shares	Par value		Amount
May 7, 2025	Re-designate shares into Class A Ordinary Shares	25,500,000	US$	0.0001	2,550
May 7, 2025	Class A Ordinary Shares issued and outstanding after reorganization	25,500,000	US$	0.0001	2,550

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

11. Shareholders’ Equity (cont.)

c. Class B Ordinary Shares

Date	Events	Number of shares	Par value		Amount
May 7, 2025	Re-designate shares into Class B Ordinary Shares	2,500,000	US$	0.0001	250
May 7, 2025	Class B Ordinary Shares issued and outstanding after reorganization	2,500,000	US$	0.0001	250

Dividends

The holders of our Class A and B Ordinary Shares are entitled to such dividends as may be declared by our board of directors out of our funds which are lawfully available for that purpose. In addition, our Shareholders may declare dividends by ordinary resolution, but not dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company.

Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, (i) on a show of hands every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of our Company, have one vote for each Class A Ordinary Share and 20 votes for each Class B Ordinary Share in each case of which the person is the holder; and (ii) on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Class A Ordinary Share and 20 votes for each Class B Ordinary Share of which the person represented by proxy is the holder.

Voting at any meeting of shareholders is by show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded. A poll may be demanded by the chairperson of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to the total shares that are present in person or by proxy.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is demanded by the chairman of the meeting or any one or more shareholders who together hold not less than 10 percent of the votes attaching to the total shares that are present in person or by proxy.

Any ordinary resolution is a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a unanimous written resolution.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

11. Shareholders’ Equity (cont.)

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the amended and restated memorandum and articles of association or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

Cash dividend

On March 31, 2025, Ravia Global declared an interim dividend of HK$874 per share (equivalent to US$112 per share) with respect to the 10,000 issued shares of Ravia Global or HK$8,740,087 (equivalent to US$1,121,531) to the shareholders of the Company. The dividend payable was applied against the amounts due from the directors and principal shareholders as of March 31, 2025 (2024: nil).

12. Income Taxes

The provision for the income tax expense consisted of the following:

	Years Ended March 31,
	2025	2024

Current income tax	$198,374	$55,052
Deferred income tax	(7,149)	16,623

Income tax expense	$191,225	$71,675

Cayman Islands and British Virgin Islands

The Company is incorporated in Cayman Islands and Ravia Holdings Limited is incorporated in the British Virgin Islands and are not subject to tax on income or capital gains under current Cayman Islands law and British Virgin Islands law, respectively. In addition, upon payments of dividends by these entities to their shareholders, no withholding tax will be imposed.

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to US$256,641 (HK$2,000,000), and 16.5% on any part of assessable profits over US$256,641 (HK$2,000,000).

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

12. Income Taxes (cont.)

The reconciliation of income tax rate to the effective income tax rate based on income before income tax expense for the years ended March 31, 2025 and 2024, are as follows:

	Years Ended March 31,
	2025	2024
Income before income taxes	$1,291,555	$592,084
Hong Kong Profits Tax rate	16.5%	16.5%
Income taxes computed at statutory rate	213,107	97,694
Reconciling items:
Tax effect of income that is not taxable*	(261)	(5,520)
Tax effect of expenses that are not deductible**	59	1,507
Temporary difference	(314)	(536)
Statutory tax deduction#	(193)	(383)
Effect of two-tier tax rate	(21,173)	(21,087)
Income tax expense	$191,225	$71,675

*	Income that is not taxable mainly consisted of the government subsidies and bank interest income, which is non-taxable under Hong Kong income tax law.
**	Expenses that are not deductible mainly consisted of stamp duty, which is non-deductible under Hong Kong income tax law.
#	It represents a reduction granted by the Hong Kong SAR Government of 100% of the tax payable subject to a maximum reduction of HK$1,500 and HK$3,000 for each business during the years ended March 31, 2025 and 2024, respectively.

The tax effects of the temporary differences that give rise to the deferred tax assets and liabilities as of March 31, 2025 and 2024, are as follows:

	As of March 31,
	2025	2024
Deferred tax assets (liabilities):
Property, plant and equipment, net	$(20,149)	$(22,271)
Provision for allowance of credit losses	24,734	20,564
Provision for long service payments	2,176	1,309
Total deferred tax assets (liabilities), net	$6,761	$(398)

Tax payable consist of the following as of March 31, 2025 and 2024:

	March 31, 2025	March 31, 2024
Tax payable	$187,327	$58,704

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

12. Income Taxes (cont.)

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income taxes for the years ended March 31, 2025 and 2024. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from March 31, 2025.

13. Employee Benefits Plans

Employment Ordinance of the Laws of Hong Kong requires employers to assure the liability of severance payment if an employee who has been working for the employer for not less than 24 months under a continuous contract is, due to redundancy, dismissed, laid off, or upon expiry of a fixed-term employment contract. The ordinance also requires employers to assure the liability of long service payment if an employee who has been working for the employer for not less than 5 years under a continuous contract is dismissed, dies, resigns on ground of ill health or on or after 65 years old, or upon expiry of a fixed-term employment contract. There were 12 and 13 employees as of March 31, 2025 and 2024, respectively.

The following table sets forth a summary of net periodic benefit cost for the years ended March 31, 2025 and 2024:

	Year Ended March 31,
	2025	2024
Interest cost	$341	$222
Current service cost	4,051	3,014
Gain on settlement	-	-
Recognized net actuarial (gains) losses	806	(1,307)
Net periodic benefit cost	$5,198	$1,929

	2025	2024
Actuarial assumptions used to determine net cost:
Discount rate	2.92-3.64%	3.51 - 4.30%
Expected return on assets	3.80%	4.15%
Rate of increase in salary	4.14%	4.14%

There is no undiscounted future benefit payments under the plans for the next ten years.

The following tables provide a reconciliation of the changes in the benefit obligations during the years ended March 31, 2025 and 2024, and a summary of the funded status as of March 31, 2025 and 2024:

	Year Ended March 31,
	2025	2024
Change in Benefit Obligations, (net)
Balance at beginning of year	$7,932	$5,984
Current service cost	4,051	3,014
Interest cost	341	222
Gain on settlement	-	-
Actuarial (gain) loss	806	(1,307)
Exchange difference	56	19
Balance at end of year	$13,186	$7,932

	2025	2024
Gross long service payment obligation	$13,186	$7,932
Add: Attributed contributions	-	-
Total net unfunded amount recognized in consolidated balance sheets	$13,186	$7,932

Net unfunded amounts recognized in consolidated balance sheets consist of:
Current liabilities included in accrued expenses and other current liabilities	$-	$-
Long-term liabilities included in other long-term liabilities, net of current portion	13,186	7,932
Total net unfunded amount recognized in consolidated balance sheets	$13,186	$7,932

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

14. Related Party Balance and Transactions

The following is a list of related parties which the Company has transactions with:

Name of related party	Relationship with the Company
Dr. Wai Kin Alan Lee	Director of the Company
Mr. Chun Fai Ng	Director of the Company
Mr. Chun Yeung Ng	Immediate family member of Mr. Chun Fai Ng
First One Appraisals Limited	Company controlled by the immediate family member of Mr. Chun Fai Ng

Related party balances consisted of the following:

		As of March 31,
Name	Nature	2025	2024	2023

Dr. Wai Kin Alan Lee	Advance to a director / (Advance from a director)	$-	$529,184	$(38,012)
Mr. Chun Fai Ng	Advance to a director	-	247,954	237,824
First One Appraisals Limited	Advance from a related party	-	23,001	35,243

Amounts due from directors were non-trade and amount due to a related party primarily consist of consultancy fee expenses charged by related party. All amounts were unsecured, interest-free and repayable on demand.

During the year ended March 31, 2025, the amount due to a related party was fully settled by cash. On March 31, 2025, Ravia Global declared an interim dividend which was US$1,121,531 payable to the directors. The dividend payable was applied against the amounts due from the directors as of March 31, 2025

In the ordinary course of business, during the years ended March 31, 2025 and 2024, the Company has involved with transactions among related parties. The following table provides the transactions with these parties for the years as presented (for the portion of such period that they were considered related):

		Years Ended March 31,
Name	Nature	2025	2024	2023

Dr. Wai Kin Alan Lee	Director’s remuneration	$44,142	$88,247	$79,858

Mr. Chun Fai Ng	Director’s remuneration	$68,780	$155,663	$155,379

Mr. Chun Yeung Ng	Staff costs	$45,400	$41,615	$21,566

First One Appraisals Limited	Consultancy fee	$-	$141,521	$117,846

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

15. Commitments and Contingencies

Commitments

As at March 31, 2025 and 2024, the Company did not have any significant capital and other commitments.

Legal Contingencies

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

16. Financial Instruments Risks

Interest rate risk

The following table details the interest rate profile of the Company’s borrowings of March 31, 2025 and 2024:

	2025	2024
Floating rate borrowings:
Bank borrowings	405,540	517,184

Fluctuations in market interest rates may negatively affect our financial condition and results of operations. We are exposed to floating interest rate risk on cash deposits and floating rate bank borrowings. The Company has not used any derivative financial instruments to manage the interest risk exposure. Changes in interest rates related to the Company’s bank balances is considered minimal as the bank balances are only current accounts and saving accounts.

The Company currently does not have any hedging policy in relation to interest rate risk. The directors monitor the Company’s exposures on an ongoing basis and will consider hedging the interest rate should the need arise.

The sensitivity analysis indicates the instantaneous change in the Company’s profit after tax that would arise assuming that the change in interest rates had occurred at the end of the reporting period and had been applied to re-measure those financial instruments held by the Company which expose the Company to fair value interest rate risk at the end of the reporting period. In respect of the exposure to cash flow interest rate risk arising from those floating rate bank borrowings held by the Company at the end of the reporting period, the impact on the Company’s profit after tax is estimated as an annualized impact on interest expense or income of such a change in interest rates.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

16. Financial Instruments Risks (cont.)

At March 31, 2025 and 2024, it is estimated that a general increase/decrease of 100 basis points in interest rates, with all other variables held constant, would have decreased/increased the Company’s profit after tax by US$3,386 and US$4,318 respectively.

Concentration and Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and other current assets. The Company believes that there is no significant credit risk associated with cash and cash equivalents, which were held by reputable financial institutions in the jurisdictions where the Company and its subsidiaries are located. The Deposit Protection Scheme introduced by the Hong Kong Government insured each depositor at one bank for a maximum amount of US$102,829 (HK$800,000) and US$63,890 (HK$500,000) as of March 31, 2025 and 2024, respectively. Otherwise, the balances of US$70,697 and US$90,970 are not covered by insurance as of March 31, 2025 and 2024, respectively.

For the years ended March 31, 2025 and 2024, all of the Company’s assets were located in Hong Kong except for one land and building US$125,816 and US$127,454, respectively which is located in Japan, and all of the Company’s revenue were derived from its operation in Hong Kong. The Company did not have a concentration of its revenue and accounts receivable with specific customers.

For the year ended March 31, 2025 and 2024, there was no customer accounted for over 10% of the Company’s total revenue.

For the year ended March 31, 2025 and 2024, there was no subcontractor accounted for over 10% of the Company’s total cost of revenue.

As of March 31, 2025, there were no customers which accounted for over 10% of our total accounts receivable, net. As of March 31, 2024, there was one customer which accounted for 13.0% of our total accounts receivable, net.

The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable is short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security from such clients. The Company periodically evaluates the creditworthiness of the existing clients in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

Foreign currency risk

Foreign currency risk is the risk that the holding of foreign currency balances will affect the Company’s financial position as a result of a change in foreign currency exchange rates.

The reporting currency of the Company is U.S. Dollar. The majority of the revenues and costs are denominated in HK$ and a significant portion of the assets and liabilities are denominated in Hong Kong Dollars. There was no significant exposure to foreign exchange rate fluctuations. and the Company has not maintained any hedging policy against foreign currency risk. However, the directors monitor the related foreign currency exposure closely and will consider hedging significant foreign currency exposures should the need arise. As HK$ is currently pegged to US$, the Company’s exposure to foreign exchange fluctuations is minimal.

Moreover, the Company’s monetary assets and liabilities are mainly denominated in HK$. Hence, in the opinion of the directors of the Company, the currency risk of US$ is considered insignificant.

PYROSTONE HOLDINGS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2025 AND 2024

(Expressed in United States Dollars (“US$”), unless otherwise stated)

16. Financial Instruments Risks (cont.)

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 30 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

17. Subsequent Events

On June 30, 2025, the Company completed the sale of its Japan property to its directors, Dr. Wai Kin Alan Lee and Mr. Chun Fai Ng. The carrying value of the property as of March 31, 2025, was US$125,816. The sale is not indicative of conditions existing at the reporting date and therefore does not require adjustment to the consolidated financial statements. The proceeds from the sale will be used for operational funding.

Except as disclosed above, there are no other material subsequent events that require recognition or disclosure in these consolidated financial statements.

1,500,000

Class A Ordinary Shares

PROSPECTUS

      , 2025

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Through and including [    ], 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against wilful default, fraud or the consequences of committing a crime. Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding Ordinary Shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On July 11, 2025, Goodfriends Holdings Limited entered into Sale and Purchase Agreements with Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively (collectively, the “Sale and Purchase Agreements”). Pursuant to the Sales and Purchase Agreements, Goodfriends Holdings Limited agreed to sell, and Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited agreed to acquire, 4.99%, 4.98%, 4.95%, 4.92%, 4.91% and 4.90% of the issued Class A equity interests in Pyrostone Holdings Limited, at the consideration of US$87,325, US$87,150, US$86,625, US$86,100, US$85,925 and US$85,750, respectively. On the same date, Goodfriends Holdings Limited executed the instrument of transfers whereby Goodfriends Holdings Limited have transferred 1,272,450, 1,269,900, 1,262,250, 1,254,600, 1,252,050 and 1,249,500 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively. Subsequent to the transfers, Pyrostone Holdings Limited is owned as to (i) 17,939,250 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Goodfriends Holdings Limited; and (ii) 1,272,450, 1,269,900, 1,262,250, 1,254,600, 1,252,050 and 1,249,500 Class A Ordinary Shares by Swordstar Universe Limited, Solar Glory Development Limited, Summit Investment (BVI) Limited, Crestview Global Equity Limited, Neptune Infinite Limited and VantagePoint Capital Group Limited, respectively.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits.

(a)	Exhibits.

The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement**
3.1	Memorandum and Articles of Association of the Company*
4.1	Specimen Certificate for Class A Ordinary Shares*
5.1	Opinion of Ogier as to the validity of the Ordinary Shares and certain Cayman Islands tax matters*
8.1	Opinion of David Fong & Co., as to certain Hong Kong tax matters (included in Exhibit 99.1)*
8.2	Opinion of Ogier as to Cayman Islands tax matters (included in Exhibit 5.1)*
10.1	Employment Agreement between the Registrant and Chun Fai NG, the Registrant’s Chairman and Chief Executive Officer*
10.2	Employment Agreement between the Registrant and Wai Kin Alan LEE, the Registrant’s Director*
10.3	Employment Agreement between the Registrant and Yue Hong PO, the Registrant’s Chief Financial Officer*
10.4	Form of Independent Director Agreement between the Registrant and its Independent Directors*
10.5	Lease of 17/F, 83 Wan Chai Road, Wan Chai, Hong Kong*
14.1	Code of Business Conduct and Ethics*
21.1	List of Subsidiaries*
23.1	Consent of SRCO Professional Corporation Chartered Professional Accountants*
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of David Fong & Co., Hong Kong counsel to the Registrant (included in Exhibit 99.1)*
23.4	Consent of GOVEN Intelligence Holdings Limited*
24.1	Power of Attorney (included on signature page to the registration statement)
99.1	Opinion of David Fong & Co., Hong Kong counsel to the Registrant, regarding certain Hong Kong legal and tax matters*
99.2	Charter of the Audit Committee*
99.3	Charter of the Compensation Committee*
99.4	Charter of the Nominating and Corporate Governance Committee*
99.5	Consent of Chi Hei TSOI, Independent Director Nominee*
99.6	Consent of Hong Kion Daniel KUAN, Independent Director Nominee*
99.7	Consent of Hiu San TSANG, Independent Director Nominee*
99.8	Executive Compensation Recovery Policy*
99.9	Insider Trading Policy*
107	Calculation of Registration Fee*

*	Filed herewith
**	To be filed by amendment

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration state

(b)	to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(c)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(d)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(e)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on October 2, 2025.

Pyrostone Holdings Limited

By:	/s/ Chun Fai NG
Name:	Chun Fai, NG
Title:	Chairman of the Board, Chief Executive Officer and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chun Fai NG his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Chun Fai NG	Chairman of the Board of Directors, Chief Executive Officer and Director	October 2, 2025
Chun Fai NG	(Principal executive officer)

/s/ Wai Kin Alan LEE	Director	October 2, 2025
Wai Kin Alan LEE

/s/ Yue Hong PO	Chief Financial Officer	October 2, 2025
Yue Hong PO	(Principal financial and accounting officer)

/s/ Chi Hei TSOI	Independent Director Nominee	October 2, 2025
Chi Hei TSOI

/s/ Hong Kin Daniel KUAN	Independent Director Nominee	October 2, 2025
Hong Kin Daniel KUAN

/s/ Hiu San TSANG	Independent Director Nominee	October 2, 2025
Hiu San TSANG

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Pyrostone Holdings Limited, has signed this registration statement in New York, on October 2, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.